                                                Filed Pursuant to Rule 424(b)(3)
                                               Registration File No.: 333-107369


                                                                    CONFIDENTIAL
PROSPECTUS

                               [GRAPHIC OMITTED]
                            Graham Packaging Company


                                 $100,000,000

                        GRAHAM PACKAGING COMPANY, L.P.
                              GPC CAPITAL CORP. I
     Offer to exchange all outstanding 8 3/4% Senior Subordinated Notes due 2008 for an equal amount of 8 3/4% Series B Senior Subordinated Notes due 2008, which have been registered under the Securities Act of 1933.

THE EXCHANGE OFFER

 o We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable in integral multiples of $1,000.

 o You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

 o The exchange offer expires at 12:00 a.m., New York City time, on January 16, 2004, unless extended. We do not currently intend to extend the expiration date.

 o The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

 o   We will not receive any proceeds from the exchange offer.

THE EXCHANGE NOTES

 o The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the placement of the outstanding notes.

 o The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

RESALES OF EXCHANGE NOTES

 o The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

     If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. By making such acknowledgment, you will not be deemed to admit that you are an "underwriter" under the Securities Act of 1933, as amended. Broker-dealers may use this prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed that we will make this prospectus available to such broker-dealer for use in connection with any such resale. A broker-dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See "Plan of Distribution."
     As of September 28, 2003, the issuers had $633.4 million of senior indebtedness outstanding, $105.2 million of unused borrowings available under their revolving credit facility and $225.0 million aggregate principal amount of indebtedness equal in right of payment to the notes, and Graham Packaging Holdings Company, our parent guarantor, had $169.0 million of senior indebtedness outstanding and no indebtedness equal in right of payment to the notes. The issuers and Graham Packaging Holdings Company have not issued, and do not have any current arrangements to issue, any indebtedness that is subordinated to the notes.
     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 13 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

               The date of this prospectus is December 17, 2003.

     No action is being taken in any jurisdiction outside of the United States to permit a public offering of the notes or possession or distribution of this prospectus in any other jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.


     All brand names and trademarks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     This summary highlights key information contained elsewhere in this prospectus, but it may not contain all of the information that is important to you. To better understand this offering, you should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements, which are included elsewhere in this prospectus.

                                  OUR COMPANY

     We are a worldwide leader in the design, manufacture and sale of customized blow molded plastic containers for the branded food and beverage, household and personal care and automotive lubricants markets and currently operate 56 manufacturing facilities throughout North America, Europe and South America. Our primary strategy is to operate in select markets in which we will benefit from the growing conversion to high performance plastic packaging from more commodity packaging. We target branded consumer product manufacturers for whom customized packaging design is a critical component in their efforts to differentiate their products to consumers. We initially pursue these conversion opportunities with one or two major consumer product companies that we expect will lead the conversion to plastic packaging in a particular category. We utilize our innovative design, engineering and technological capabilities to deliver highly customized, high performance products to our customers in these areas in order to distinguish and increase sales of their branded products. With leading positions in each of our core businesses, we believe we are well positioned to continue to benefit from the conversion trend to value added plastic packaging that is still emerging on a global basis and that offers us opportunities for attractive margins and returns on investment.

     We have an extensive blue-chip customer base that includes many of the world's largest branded consumer products companies. More than 40% of our manufacturing facilities are located on-site at our customers' plants, which we believe provides a competitive advantage in maintaining and expanding customer relationships. The majority of our sales are made pursuant to long-term customer contracts, which include resin pass-through provisions that provide for substantially all increases and decreases in the cost of resin to be passed on to customers, thus mitigating the effect of resin price movements on our profitability.

     For the year ended December 31, 2002 and the nine months ended September 28, 2003, our net sales were $906.7 million and $737.7 million, respectively; our net income was $7.6 million and $9.7 million, respectively; our covenant compliance EBITDA, as described in "--Management's Discussion and Analysis of Financial Condition and Results of Operations", was $198.2 million and $155.9 million, respectively; and our net interest expense was $81.8 million and $74.4 million, respectively. As of September 28, 2003, our total debt was $1,127.4 million.

OUR MARKETS

     The food and beverage, household and personal care and automotive lubricants markets represented 56.9%, 20.5% and 22.6%, respectively, of our net sales for the year ended December 31, 2002.

     FOOD AND BEVERAGE. We produce containers for shelf-stable, refrigerated and frozen juices, non-carbonated juice drinks, teas, isotonics, yogurt and nutritional drinks, toppings, sauces, jellies and jams. Our food and beverage customers include Arizona, Cadbury, Campbell Soup, Dannon (known as Danone in Europe), Heinz, Hershey, Minute Maid, Nestle, Ocean Spray Cranberries, PepsiCo, Quaker Oats, TreeTop, Tropicana, Unilever and Welch's. We believe, based on internal estimates, that we have the leading domestic market position in plastic containers for juice, frozen concentrate, pasta sauce and yogurt drinks and the leading position in Europe for plastic containers for yogurt drinks. Our food and beverage sales have grown at a compound annual growth rate of 22.3% from fiscal 1998 through fiscal 2002. We believe we are strategically positioned to benefit from the estimated 60% of the domestic hot-fill food and beverage market that has yet to convert to plastic and also to take advantage of evolving domestic and international conversion opportunities like snack foods and adult nutritional beverages.

     HOUSEHOLD AND PERSONAL CARE. We are a leading supplier of plastic containers for products such as liquid fabric care, dish care, hard-surface cleaners, hair care and body wash. Our household and personal care customers include Colgate-Palmolive, The Dial Corporation, Henkel, Johnson & Johnson, L'Oreal, Procter & Gamble, Reckitt Benckiser and Unilever.

     AUTOMOTIVE LUBRICANTS. We believe, based on internal estimates, that we are the number one supplier of one quart/one liter plastic motor oil containers in the United States, Canada and Brazil, supplying most of the motor oil producers in these countries, with an approximate 80% U.S. market share, based on 2002 unit sales. Our automotive customers include Ashland, Castrol, ChevronTexaco, ExxonMobil, Petrobras, Petro-Canada and Shell Oil Company. We have been producing automotive lubricants containers since the conversion to plastic began over 20 years ago and over the years have expanded our market share and maintained margins by partnering with our customers to improve product quality and reduce costs through design improvement, reduced container weight and manufacturing efficiencies.


OUR STRENGTHS

     STRATEGIC FOCUS ON THE RAPIDLY GROWING CUSTOM PLASTIC CONTAINER
INDUSTRY. Consumer preferences for plastic packaging, technological advancements and improved economics have accelerated the conversion to plastic containers from other materials. We believe our leading technology, product innovation, efficient manufacturing operations and strong customer relationships will enable us to capitalize on continuing global trends of conversions to plastic containers.

     LEADERSHIP POSITION IN CORE MARKETS. We enjoy leading positions in all of our core markets. Our leadership positions in our core markets have enabled us to utilize high-speed production systems and achieve significant economies of scale, thereby making us a low-cost manufacturer.

     SUPERIOR PRODUCT DESIGN AND DEVELOPMENT CAPABILITIES. We have demonstrated significant success in designing innovative plastic containers that require customized features. We believe that our innovative packaging increases demand for our customers' products, especially for our food and beverage customers, and stimulates consumer demand and drives further conversion to plastic packaging. We have received design awards for packages that we developed for Welch's, Tropicana, Hershey, Unilever and Nestle.

     SUCCESSFUL BUSINESS MODEL UTILIZING ON-SITE FACILITIES. More than 40% of our manufacturing facilities are located on-site at our customers' plants. On-site facilities enable us to foster long-term customer relationships, facilitate just-in-time inventory management and generate significant savings opportunities through process re-engineering, thereby eliminating costly shipping charges and reducing working capital needs.

     DIVERSIFIED BLUE-CHIP CUSTOMER BASE. We have an extensive blue-chip customer base that includes many of the world's largest branded consumer products companies.

     EXPERIENCED MANAGEMENT TEAM. Our management team is very experienced in the packaging industry and has a track record of growing our company, implementing new packaging technology, entering new markets and maintaining and expanding our blue-chip customer base.


OUR STRATEGY

     We intend to expand our leadership position in select value-added plastic packaging opportunities by maintaining our position at the forefront of the plastic conversion trend. We seek to achieve this objective by pursuing the following strategies:

     LEVERAGE OUR DESIGN AND DEVELOPMENT CAPABILITIES TO CAPITALIZE ON CONVERSIONS TO PLASTIC CONTAINERS.

     o Focus on innovative design features, and specialized performance and material requirements

     o Target product categories that demand value-added packaging and that will benefit from conversion to plastics

     o Work with leading consumer product companies to initiate a conversion that we expect will stimulate conversion throughout a product category

     MAINTAIN AND EXPAND POSITION WITH KEY CUSTOMERS.

     o    Deliver superior customer service

     o    Develop innovative and distinctive packaging designs

     o    Open new on-site facilities

     o    Continue to improve our low-cost manufacturing operations

     o    Expand globally alongside key customers

     TARGET CAPITAL INVESTMENT AND EXPAND OUR ON-SITE PLANT NETWORK.

     o Focus investment in selected high growth product categories based upon internal target return requirements

     o    Expand our on-site network globally with existing and new customers

     o Consider select investments, joint ventures and strategic acquisitions to complement growth objectives


RISKS RELATED TO THE EXCHANGE OFFER AND OUR BUSINESS

     Before you tender your outstanding notes in the exchange offer, you should be aware that there are various risks related to, among other things: transfer restrictions on the outstanding notes; restrictive covenants in our debt agreements; our substantial leverage; increases in resin prices or decreases in resin supply; foreign currency fluctuations; reliance on our largest customers; the declining domestic motor oil business; environmental liabilities; Blackstone's control of our company; our dependence on key personnel; making new acquisitions; labor relations; access to blow molding equipment; and the issuers' ability to repurchase the notes upon a change of control. For more information about these and other risks, please read "Risk Factors". You should carefully consider these risk factors together with all of the other information in this prospectus.

                               ----------------

     Our principal executive offices are located at 2401 Pleasant Valley Road, York, Pennsylvania 17402, telephone (717) 849-8500.

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

     On May 28, 2003, we completed the private offering of the outstanding notes. References to the "notes" in this prospectus are references to both the outstanding notes and the exchange notes. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes.

     We and our parent guarantor entered into a registration rights agreement with Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., the initial purchasers, in the private offering in which we and our parent guarantor agreed to deliver to you this prospectus as part of the exchange offer and we agreed to complete the exchange offer within 290 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

    o the exchange notes have been registered under the Securities Act; and

    o the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreement.


The Exchange Offer..........   We are offering to exchange up to $100,000,000
                               aggregate principal amount of our 8 3/4% Series B
                               Senior Subordinated Notes due 2008, which we refer to in this prospectus as the exchange notes, for up to $100,000,000 million aggregate principal amount of our 8 3/4% Senior
                               Subordinated Notes due 2008, which we refer to in this prospectus as the outstanding notes.
                               Outstanding notes may be exchanged only in integral multiples of $1,000.

Resale......................   Based on an interpretation by the staff of the
                               SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

                               Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

                               Any holder of outstanding notes who:

                               o  does not acquire exchange notes in the
                                  ordinary course of its business; or

                               o  tenders in the exchange offer with the
                                  intention to participate, or for the purpose of participating, in a distribution of exchange notes;

                               cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.


Expiration Date; Withdrawal
of Tender...................   The exchange offer will expire at 12:00 a.m.,
                               New York City time, on January 16, 2004, or such later date and time to which we extend it (the
                               "expiration date"). We do not currently intend to extend the expiration date. A tender of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.


Certain Conditions to the
Exchange Offer..............   The exchange offer is subject to customary
                               conditions, which we may waive. All conditions, other than those conditions subject to government approvals, will be satisfied or waived prior to the expiration of the exchange offer. Please read the section captioned "The Exchange Offer --
                               Certain Conditions to the Exchange Offer" of this prospectus for more information regarding the conditions to the exchange offer.


Procedures for Tendering
Outstanding Notes...........   If you wish to accept the exchange offer, you
                               must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer
                               Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.
                               By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                               o any exchange notes that you receive will be acquired in the ordinary course of your business;

                               o you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

                               o if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.


Special Procedures for
Beneficial Owners...........   If you are a beneficial owner of outstanding
                               notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.


Guaranteed Delivery
Procedures..................   If you wish to tender your outstanding notes and
                               your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer -- Guaranteed Delivery
                               Procedures."


Effect on Holders of
Outstanding Notes...........   As a result of the making of, and upon
                               acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold such outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

                               To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.


Consequences of Failure to
Exchange....................   All untendered outstanding notes will continue
                               to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.


Certain Income
Tax Considerations..........   The exchange of outstanding notes for exchange
                               notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See "Material United States Federal
                               Income Tax Consequences".


Use of Proceeds.............   We will not receive any cash proceeds from the
                               issuance of exchange notes pursuant to the exchange offer.


Exchange Agent..............   The Bank of New York is the exchange agent for
                               the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "The Exchange Offer -- Exchange
                               Agent" of this prospectus.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

     The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.


Issuers.....................   Graham Packaging Company, L.P. and GPC Capital
                               Corp. I. GPC Capital Corp. I, a wholly-owned subsidiary of Graham Packaging Company, L.P., has only nominal assets, does not currently conduct any operations and was formed solely to act as a co-issuer of the $225 million aggregate principal amount of senior subordinated notes due 2008 issued in 1998 and the new notes.


Securities Offered..........   $100 million aggregate principal amount of
                               8 3/4% Series B senior subordinated notes due
                               2008. The exchange notes will be identical in all respects to, and will trade as a single series with, the $150 million aggregate principal amount of the publicly registered 8 3/4% senior subordinated notes due 2008 which were issued
                               September 8, 1998.


Use of Proceeds.............   We will not receive any proceeds from any sale
                               of the exchange notes.


Maturity....................   January 15, 2008.


Interest Rate...............   8 3/4% per year (calculated using a 360-day
                               year).


Interest Payment Dates......   January 15 and July 15, beginning on July 15,
                               2003. Interest will accrue from May 28, 2003.


Guarantees..................   Graham Packaging Holdings Company has
                               guaranteed the outstanding notes on an unsecured senior subordinated basis. Graham Packaging
                               Holdings Company will, and certain of our existing and future subsidiaries may, guarantee the exchange notes on an unsecured senior subordinated basis. Upon the issue date of the exchange notes offered by this prospectus, Graham
                               Packaging Holdings Company will be the only guarantor. The guarantee will be subordinated in right of payment to Graham Packaging Holdings
                               Company's senior indebtedness. Additionally, since Graham Packaging Company, L.P. is the sole source of revenue for Graham Packaging Holdings
                               Company it is not likely that Graham Packaging
                               Holdings Company will be able to make payments in respect of the notes if Graham Packaging Company, L.P. is unable to satisfy its payment obligations. As a result, the Graham Packaging
                               Holdings Company guarantee is of limited value.


Ranking.....................   The outstanding notes are, and the exchange
                               notes will be, unsecured senior subordinated obligations of the issuers and will rank junior to the issuers' existing and future senior debt. The guarantees of the outstanding notes by the guarantors are, and the guarantees of the exchange notes will be, subordinated to the existing and future senior debt of the guarantors. The outstanding notes rank, and the exchange notes will rank, equal in right of payment to the issuers' $225.0 million aggregate principal amount of senior subordinated notes issued in February 1998. As of September 28, 2003, the issuers had $633.4 million of senior debt outstanding and $105.2 million of unused borrowings available under their new senior credit agreement, and their parent guarantor had $169.0 million of senior debt and no debt that was equal in right of payment to its guarantee of the notes.


Optional Redemption.........   The issuers may redeem some or all of the
                               outstanding notes and the exchange notes at any time at the redemption prices listed in the "Description of the Notes" section of this prospectus under the heading "Optional
                               Redemption", plus accrued and unpaid interest to the date of redemption.


Change of Control Offer.....   If the issuers or their parent company
                               experience a change in control, the issuers must offer to repurchase the outstanding notes and the exchange notes at 101% of their face amount plus accrued and unpaid interest to the repurchase date, if any.

                               The issuers might not be able to pay you the required price for notes you present to the issuers at the time of a change of control, because:

                               o the issuers might not have enough funds at that time; or

                               o the terms of the issuers' senior debt may prevent the issuers from paying.


Asset Sale Proceeds.........   If the issuers engage in asset sales, they
                               generally must either invest the net cash proceeds from those sales in their business within a specified period of time, repay senior debt or make an offer to purchase a principal amount of the outstanding notes and the exchange notes and other existing notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest.


Indenture Provisions........   The indenture governing the outstanding notes
                               and the exchange notes contains covenants that, among other things, will limit the issuers' and most or all of their subsidiaries' ability to:

                               o  incur additional debt;

                               o make restricted payments, including paying dividends or distributions on capital stock;

                               o  make certain investments or acquisitions;

                               o  create liens on their assets;

                               o  engage in transactions with affiliates;

                               o merge or consolidate or transfer substantially all of their assets; and

                               o  transfer and sell assets.

                               These covenants are subject to a number of important limitations and exceptions.

                             SUMMARY FINANCIAL DATA


     The following table sets forth summary historical consolidated financial data for Graham Packaging Holdings Company. You should read this information together with the financial statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."





                                                             YEAR ENDED DECEMBER 31,             NINE MONTHS ENDED
                                                       ----------------------------------- ------------------------------
                                                                                            SEPTEMBER 29,   SEPTEMBER 28,
                                                           2000        2001        2002          2002           2003
                                                       ----------- ----------- ----------- --------------- --------------
                                                                                 (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales (1) ........................................   $ 842.6     $ 923.1    $  906.7      $  695.0        $  737.7
Gross profit (1) .....................................     134.5       151.9       164.1         131.7           138.5
Selling, general and administrative expenses .........      56.2        58.2        63.8          45.8            48.3
Impairment charges (2) ...............................      21.1        38.0         5.1           4.3             0.6
Special charges and unusual items (3) ................       1.1         0.2          --            --              --
                                                         -------     -------    --------      --------        --------
Operating income .....................................      56.1        55.5        95.2          81.6            89.6
Interest expense, net (4) ............................     101.7        98.5        81.8          61.9            74.4
Other expense (income), net ..........................       0.2         0.2         0.1           0.2            (0.6)
Minority interest ....................................      (0.6)        0.5         1.7           1.1             1.1
Income tax provision (5) .............................       0.4         0.3         4.0           2.3             5.0
                                                         -------     -------    --------      --------        --------
Net (loss) income ....................................  $  (45.6)   $  (44.0)   $    7.6      $   16.1        $    9.7
                                                        ========    ========    ========      ========        ========


                                                        AS OF
                                                  SEPTEMBER 28, 2003
                                                 -------------------
     BALANCE SHEET DATA:
     Cash and cash equivalents ...............        $     7.3
     Total assets ............................            868.0
     Total debt ..............................          1,127.4
     Partners' capital (deficit) (6) .........          ( 436.0)


                                                            YEAR ENDED DECEMBER 31,            NINE MONTHS ENDED
                                                        -------------------------------- ------------------------------
                                                                                          SEPTEMBER 29,   SEPTEMBER 28,
                                                           2000       2001       2002          2002           2003
                                                        ---------- ---------- ---------- --------------- --------------
                                                                                 (IN MILLIONS)
OTHER FINANCIAL DATA:
Cash flows from (used in):
 Operating activities .................................  $   90.9   $  52.5    $ 92.4        $ 66.2         $ 33.4
 Investing activities .................................    (164.7)    (77.2)     (96.6)        (74.4)         (70.0)
 Financing activities .................................      78.4      24.3       1.3           7.7           35.8
Depreciation and amortization (7) .....................      66.2      71.7      75.8          56.6           52.6
Capital expenditures (excluding acquisitions) .........     163.4      74.3      92.4          70.3           70.1
Investments (including acquisitions) (8) ..............       0.1       0.2         --            --             --
Ratio of earnings to fixed charges (9) ................        --        --       1.1x          1.3x           1.2x

                            See accompanying notes.

----------
(1) Net sales increase or decrease based on fluctuations in resin prices. Consistent with industry practice and/or as permitted under agreements with our customers, substantially all resin price changes are passed through to customers by means of corresponding changes in product pricing. Therefore, our dollar gross profit has been substantially unaffected by fluctuations in resin prices. However, a sustained increase in resin prices, to the extent that those costs are not passed on to the end-customer, would make plastic containers less economical for our customers and could result in a slower pace of conversions to plastic containers.

(2) Includes impairment charges recorded on long-lived and other assets of $16.3 million, $28.9 million, $5.1 million, $4.3 million and $0.6 million for the years ended December 31, 2000, 2001 and 2002 and the nine months ended September 29, 2002 and September 28, 2003, respectively, and goodwill of $4.8 million and $9.1 million for the years ended December 31, 2000 and 2001, respectively.

(3)   Includes compensation costs related to our 1998 recapitalization.

(4) The nine months ended September 28, 2003 includes the effects of the refinancing of our prior senior credit agreement, which resulted in the write-off of debt issuance fees of $6.2 million.

(5) As a limited partnership, Graham Packaging Holdings Company is not subject to U.S. federal income taxes or most state income taxes. Instead, taxes are assessed to its partners based on their distributive share of its income. Our foreign operations are subject to tax in their local jurisdictions. Most of these entities have historically had net operating losses and recognized minimal tax expense.

(6) As a result of the 1998 recapitalization, as of September 28, 2003 Graham Packaging Holdings Company had negative net worth for accounting purposes. However, in the 1998 recapitalization, Blackstone and an institutional investor paid $208.3 million in cash for 85% of the partnership interests of Graham Packaging Holdings Company and the Graham family retained a 15% interest which, based on the amount paid by Blackstone and the institutional investor, had an implied value of $36.8 million. In addition, on each of September 29, 2000 and March 29, 2001, Graham Packaging Holdings Company's equity owners made equity contributions to it of $50.0 million.

(7) Depreciation and amortization excludes amortization of debt issuance fees, which is included in interest expense, net, and impairment charges.

(8) On March 30, 2001, we acquired an additional 1% interest in Masko Graham, bringing our total interest to 51%. The total purchase price for the 51% interest, excluding direct costs of the acquisition, net of liabilities assumed, was $1.3 million. Amounts shown under the caption "Investments (including acquisitions)" represent cash paid, net of cash acquired in the acquisitions. We accounted for this transaction under the purchase method of accounting. Results of operations are included since March 30, 2001.

(9) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, minority interest, income from equity investees and extraordinary items, plus fixed charges and amortization of capitalized interest less interest capitalized. Fixed charges include interest expense on all indebtedness, interest capitalized, amortization of debt issuance fees and one third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. Earnings were insufficient to cover fixed charges by $49.1 million and $44.2 million for the years ended December 31, 2000 and 2001, respectively.

                                  RISK FACTORS

     You should carefully consider the risks described below, together with the other information in this prospectus, before you make a decision to tender outstanding notes in the exchange offer. If any of the events described in the risk factors below actually occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the notes.


RISKS RELATED TO THE EXCHANGE OFFER

     IF YOU CHOOSE NOT TO EXCHANGE YOUR OUTSTANDING NOTES, THE PRESENT TRANSFER RESTRICTIONS WILL REMAIN IN FORCE AND THE MARKET PRICE OF YOUR OUTSTANDING NOTES COULD DECLINE.

     If you do not exchange your outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the prospectus distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Prospectus Summary -- Summary of Terms of the Exchange Offer" and "The Exchange Offer" for information about how to tender your outstanding notes.

     The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to reduction in liquidity.


RISKS RELATED TO OUR BUSINESS

     OUR DEBT AGREEMENTS CONTAIN RESTRICTIONS THAT MAY LIMIT OUR FLEXIBILITY IN OPERATING OUR BUSINESS.

     Our new senior credit agreement and our indentures contain a number of significant covenants that, among other things, restrict our ability to dispose of assets, repay other indebtedness, incur additional indebtedness, pay dividends, prepay subordinated indebtedness, incur liens, make capital expenditures, investments or acquisitions, engage in mergers or consolidations, engage in transactions with affiliates and otherwise restrict our activities. In addition, under our new senior credit agreement, we are required to satisfy specified financial ratios and tests. Our ability to comply with those provisions may be affected by events beyond our control, and we may not be able to meet those tests. The breach of any of these covenants could result in a default under our new senior credit agreement and the lenders could elect to declare all amounts borrowed under our new senior credit agreement, together with accrued interest, to be due and payable and could proceed against any collateral securing that indebtedness.

     OUR AVAILABLE CASH AND ACCESS TO ADDITIONAL CAPITAL MAY BE LIMITED BY OUR SUBSTANTIAL LEVERAGE.

     We are highly leveraged. As of September 28, 2003, Graham Packaging Holdings Company had consolidated indebtedness of $1,127.4 million and partners' deficit of $436.0 million and its annual net interest expense for 2002 was $81.8 million. As of September 28, 2003, $693.9 million of our total indebtedness was incurred under floating interest rates arrangements, $400.0 million of which was subject to interest rate swaps which fixed the interest rate. As a result, as of September 28, 2003, $293.9 million of our indebtedness was subject to floating interest rates. A 1% increase in interest rates would increase our annual interest payments on this debt by approximately $2.9 million. Availability under our new revolving credit facility as of September 28, 2003, was $105.2 million. We intend to fund our operating activities and capital expenditures in part through borrowings under our new revolving credit facility. Our new senior credit agreement and our indentures permit us to incur additional indebtedness, subject to certain limitations. All loans outstanding under our new revolving credit facility are scheduled to be repaid in February 2008 or, if earlier, the maturity of the term loan facility and our scheduled annual principal repayments for the term loan under the new senior credit agreement would be as follows:

     o    2003 -- $2.0 million
     o    2004 -- $4.0 million
     o    2005 -- $20.0 million
     o    2006 -- $45.0 million
     o    2007 -- $45.0 million
     o    2008 -- $200.0 million
     o    2009 -- $200.0 million
     o    2010 -- $54.0 million

     The term loan facility and revolving credit facility will become due on July 15, 2007 if the $225.0 million of the issuers' previously existing senior subordinated notes have not been refinanced by January 15, 2007. The term loan facility will become due on July 15, 2008 if the existing 103/4% senior discount notes of Graham Packaging Holdings Company have not been refinanced by January 15, 2008. In addition, if the outstanding notes and the exchange notes offered hereby are not refinanced prior to July 15, 2007 then the term loan facility will mature on that date.

     In addition to the $100.0 million of outstanding notes, the issuers have outstanding $225.0 million of notes that mature in 2008. Graham Packaging Holdings Company has outstanding $169.0 million of senior discount notes that mature in 2009, which had a fully accreted value of $169.0 million as of September 28, 2003.

     Our high degree of leverage could have important consequences to you, including, but not limited to, the following:

     o our ability to refinance existing indebtedness or to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future;

     o a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes, including capital expenditures necessary for maintenance of our facilities and for the growth of our business;

     o some of our borrowings are and will continue to be at variable rates of interest, which expose us to the risk of increased interest rates;

     o we may be substantially more leveraged than some of our competitors, which may place us at a competitive disadvantage; and

     o our substantial degree of leverage may hinder our ability to adjust rapidly to changing market conditions and could make us more vulnerable in the event of a downturn in general economic conditions or in our business.


     INCREASES IN RESIN PRICES AND REDUCTIONS IN RESIN SUPPLIES COULD SIGNIFICANTLY SLOW OUR GROWTH AND DISRUPT OUR OPERATIONS.

     We depend on large quantities of PET, high-density polyethylene, also known as HDPE, and other resins in manufacturing our products. One of our primary strategies is to grow our business by capitalizing on the conversion from glass, metal and paper containers to plastic containers. A sustained increase in resin prices, to the extent that those costs are not passed on to the end-consumer, would make plastic containers less economical for our customers and could result in a slower pace of conversions to plastic containers. Historically, we have passed through substantially all increases and decreases in the cost of resins to our customers through contractual provisions and standard industry practice; however, if we are not able to do so in the future and there are sustained increases in resin prices, our operating margins could be affected adversely. Furthermore, if we cannot obtain sufficient amounts of resin from any of our suppliers, or if there is a substantial increase in oil or natural gas prices, and as a result an increase in resin prices, we may have difficulty obtaining alternate sources quickly and economically, and our operations and profitability may be impaired.

     OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS RELATED TO FOREIGN CURRENCIES AND LOCAL LAWS IN SEVERAL COUNTRIES.

     We have significant operations outside the United States in the form of wholly-owned subsidiaries, cooperative joint ventures and other arrangements. Our 21 manufacturing facilities outside of the United States are located in Argentina (3), Belgium (1), Brazil (4), Canada (2), France (3), Hungary (1), Mexico (3), Poland (2), Spain (1) and Turkey (1). As a result, we are subject to risks associated with operating in foreign countries, including fluctuations in currency exchange rates (recently in Argentina in particular), imposition of limitations on conversion of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries, imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries, labor relations problems, hyperinflation in some foreign countries and imposition or increase of investment and other restrictions by foreign governments or the imposition of environmental or employment laws. We typically price our products in our foreign operations in local currencies. As a result, an increase in the value of the dollar relative to the local currencies of profitable foreign subsidiaries can have a negative effect on our profitability. Exchange rate fluctuations decreased comprehensive income by $10.4 million for each of the years ended December 31, 2000 and 2001, increased comprehensive income by $12.5 million for the year ended December 31, 2002 and increased comprehensive income by $13.6 million for the nine months ended September 28, 2003. The above-mentioned risks in Europe, North America and South America may hurt our ability to generate revenue in those regions in the future.

     WE WOULD LOSE A SIGNIFICANT SOURCE OF REVENUES AND PROFITS IF WE LOST ANY OF OUR LARGEST CUSTOMERS.

     PepsiCo, through its Gatorade, Tropicana, and Dole product lines, is our largest customer. These product lines collectively accounted for approximately 16.4% of our net sales for the year ended December 31, 2002 and approximately 14.9% of our net sales for the nine months ended September 28, 2003. For the nine months ended September 28, 2003, each of Dannon and The Dial Corporation also accounted for more than 10% of our total sales. If any of PepsiCo, Dannon or The Dial Corporation terminated its relationship with us it could have a material adverse effect upon our business, financial position or results of operations. We are not the sole supplier of plastic packaging to any of these companies. Additionally, in 2002 our top 20 customers comprised over 82% of our net sales. If any of our largest customers terminated its relationship with us, we would lose a significant source of revenues and profits. Additionally, the loss of one of our largest customers could result in our having excess capacity if we are unable to replace that customer. This could result in our having excess overhead and fixed costs. This could also result in our selling, general and administrative expenses and capital expenditures representing increased portions of our revenues.

     OUR CONTRACTS WITH CUSTOMERS GENERALLY DO NOT REQUIRE THEM TO PURCHASE ANY MINIMUM AMOUNTS OF PRODUCTS FROM US, SO CUSTOMERS MAY NOT PURCHASE AMOUNTS THAT MEET OUR EXPECTATIONS.

     The majority of our sales are made pursuant to long-term customer purchase orders and contracts. Our existing customers' purchase orders and contracts typically vary from two to ten years. Prices under these arrangements are tied to market standards and therefore vary with market conditions. The contracts, including those with PepsiCo, generally are requirements contracts which do not obligate the customer to purchase any given amount of product from us. Accordingly, despite the existence of supply contracts with our customers, although in the past our customers have not purchased amounts under supply contracts that in the aggregate are materially lower than what we have expected, we face the risk that in the future customers will not continue to purchase amounts that meet our expectations.

     OUR PROFITABILITY COULD DECLINE IF WE FAIL TO INCREASE OUR EFFICIENCY IN THE DECLINING DOMESTIC MOTOR OIL BUSINESS.

     We forecast that the domestic one quart motor oil business will decline between 2% to 3% measured by unit volume per year for the next five years due to several factors, including, but not limited to, the decreased need of motor oil changes in new automobiles and the growth in retail automotive fast lubrication and fluid maintenance service centers such as Jiffy Lube Service Centers.

In the past, we have encountered pricing pressures on several existing contracts that came up for renewal. Our domestic automotive lubricants business generated net sales of $183.2 million and $147.5 million for the year ended December 31, 2002 and the nine months ended September 28, 2003, respectively, which accounted for approximately 20% of our total net sales for each of those periods. We could experience further declines in domestic demand for, and prices of, plastic packaging for motor oil. Although we have been able over time to partially offset pricing pressures by reducing our cost structure and making the manufacturing process associated with our domestic automotive business more efficient, we may not be able to continue to do so in the future.


     OUR OPERATIONS COULD EXPOSE US TO SUBSTANTIAL ENVIRONMENTAL COSTS AND LIABILITIES.

     We must comply with a variety of national, state, provincial and/or local laws and regulations that impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal, and management of, regulated materials and waste, and impose liability for the costs of investigating and cleaning up, and damages resulting from, present and past spills, disposals, or other releases of hazardous substances or materials. These domestic and international environmental laws can be complex and may change often, the compliance expenses can be significant, and violations may result in substantial fines and penalties. In addition, environmental laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, also known as "Superfund" in the United States, impose strict, and in some cases, joint and several, liability on specified responsible parties for the investigation and cleanup of contaminated soil, groundwater and buildings, and liability for damages to natural resources, at a wide range of properties. As a result, contamination at properties that we formerly owned or operated, as well as contamination at properties that we currently own or operate, as well as contamination at properties to which we sent hazardous substances, may result in our liability under environmental laws. As a manufacturer, we have an inherent risk of liability under environmental laws, both with respect to ongoing operations and with respect to contamination that may have occurred in the past on our properties or as a result of our operations. We could, in the future, incur a material liability resulting from the costs of complying with environmental laws or any claims concerning noncompliance, or liability from contamination.

     In addition, a number of governmental authorities both in the United States and abroad have considered or are expected to consider legislation aimed at reducing the amount of plastic wastes disposed. Programs have included mandating certain rates of recycling and/or the use of recycled materials, imposing deposits or taxes on plastic packaging material, and requiring retailers or manufacturers to take back packaging used for their products. Legislation, as well as voluntary initiatives similarly aimed at reducing the level of plastic wastes, could reduce the demand for certain plastic packaging, result in greater costs for plastic packaging manufacturers, or otherwise impact our business. Some consumer products companies, including some of our customers, have responded to these governmental initiatives and to perceived environmental concerns of consumers by using containers made in whole or in part of recycled plastic. Future legislation and initiatives could adversely affect us in a manner that would be material.

     BLACKSTONE CONTROLS US AND MAY HAVE CONFLICTS OF INTEREST WITH US OR YOU IN THE FUTURE.

     Blackstone indirectly controls 85% of the partnership interests in Graham Packaging Holdings Company. Pursuant to the partnership agreement of Graham Packaging Holdings Company, holders of a majority of the partnership interests generally have the sole power, subject to certain exceptions, to take actions on behalf of Graham Packaging Holdings Company, including the appointment of management and the entering into of mergers, sales of substantially all assets and other extraordinary transactions. For example, Blackstone could cause the issuers to make acquisitions that increase the amount of our indebtedness that is senior to the notes or to sell revenue-generating assets, impairing our ability to make payments under the notes. Additionally, Blackstone is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Blackstone may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

     OUR ABILITY TO OPERATE OUR COMPANY EFFECTIVELY COULD BE IMPAIRED IF WE LOST KEY PERSONNEL.

     Our success depends to a large extent on a number of key employees, and the loss of the services provided by them could have a material adverse effect on our ability to operate our business and implement our strategies effectively. In particular, the loss of the services provided by G. Robinson Beeson, Scott G. Booth, John E. Hamilton, Roger M. Prevot, Ashok Sudan and Philip R. Yates, among others, could have a material adverse effect on the management of our company. We do not maintain "key" person insurance on any of our executive officers.

     IF WE MAKE ACQUISITIONS IN THE FUTURE, WE MAY EXPERIENCE ASSIMILATION PROBLEMS AND DISSIPATION OF MANAGEMENT RESOURCES AND WE MAY NEED TO INCUR ADDITIONAL INDEBTEDNESS.

     Our future growth may be a function, in part, of acquisitions of other consumer goods packaging businesses. To the extent that we grow through acquisitions, we will face the operational and financial risks commonly encountered with that type of a strategy. We would also face operational risks, such as failing to assimilate the operations and personnel of the acquired businesses, disrupting our ongoing business, dissipating our limited management resources and impairing relationships with employees and customers of the acquired business as a result of changes in ownership and management. Additionally, we have incurred indebtedness to finance past acquisitions, and we would likely incur additional indebtedness to finance future acquisitions, as permitted under our new senior credit agreement and our indentures, in which case we would also face certain financial risks associated with the incurring of additional indebtedness to make an acquisition, such as reducing our liquidity, access to capital markets and financial stability.

     Additionally, the types of acquisitions we will be able to make are limited by our new senior credit agreement, which limits the amount that we may pay for an acquisition to $40 million plus additional amounts based on an unused available capital expenditure limit, certain proceeds from new equity issuances and other amounts.

     OUR OPERATIONS AND PROFITABILITY COULD SUFFER IF WE EXPERIENCE LABOR RELATIONS PROBLEMS.

     Approximately 41% of our employees worldwide are covered by collective bargaining or similar agreements which expire at various times in each of the next several years. We believe that we have satisfactory relations with our unions and, therefore, anticipate reaching new agreements on satisfactory terms as the existing agreements expire. We may not be able to reach new agreements without a work stoppage or strike and any new agreements that are reached may not be reached on terms satisfactory to us. A prolonged work stoppage or strike at any one of our manufacturing facilities could have a material adverse effect on our results of operations.

     OUR ABILITY TO EXPAND OUR OPERATIONS COULD BE ADVERSELY AFFECTED IF WE LOSE ACCESS TO ADDITIONAL BLOW MOLDING EQUIPMENT.

     Access to blow molding technology is important to our ability to expand our operations. Our primary blow molding technology is supplied by Graham Engineering and the Sidel Group. If we are unable to obtain new blow molding equipment from either of these manufacturers, our ability to expand our operations may be materially and adversely affected in the short-term until alternative sources of technology could be arranged.

RISKS RELATED TO THE NOTES

     THE NOTES ARE UNSECURED AND SUBORDINATED TO OUR SENIOR INDEBTEDNESS, AND AS A RESULT WE MAY NOT BE ABLE TO SATISFY OUR OBLIGATIONS UNDER THE NOTES AFTER SATISFYING OUR SENIOR DEBT OBLIGATIONS.

     The outstanding notes are not and the exchange notes will not be secured and will be subordinated in right of payment to all of the senior indebtedness of the issuers, including indebtedness under our new senior credit agreement. The notes will also be effectively subordinated to all existing and future indebtedness of the issuers' subsidiaries, unless the subsidiaries guarantee the notes in the future, as they may be required to do under the indenture, in which case the notes will be contractually subordinated to the subsidiaries' indebtedness. As of September 28, 2003, the issuers had

$633.4 million of senior debt outstanding, $105.2 million of unused borrowings available under the new senior credit agreement and $225.0 million of debt outstanding that was equal in right of payment to the notes, and our parent guarantor had $169.0 million of senior debt outstanding and no debt that was equal in right of payment to its guarantee of the notes. If the issuers become insolvent or are liquidated, or if payment under our new senior credit agreement or any of their other senior debt obligations is accelerated, lenders and any other creditors who are holders of senior indebtedness would be entitled to exercise the remedies available to them under applicable law and will have a claim on the issuers' assets before the holders of the notes. Substantially all of our domestic tangible and intangible assets are pledged as collateral under our new senior credit agreement, which, if we were insolvent, would also enable lenders under our new senior credit agreement to liquidate our assets to satisfy their loans before other senior lenders or holders of the notes could access our assets. Accordingly, there may not be sufficient assets remaining after satisfying obligations under the senior debt to pay amounts due on the notes. See "Description of Other Indebtedness--New Senior Credit Agreement".

     THE GRAHAM PACKAGING HOLDINGS COMPANY GUARANTEE IS OF LIMITED VALUE TO INVESTORS.

     The outstanding notes are and the exchange notes will be fully and unconditionally guaranteed by Graham Packaging Holdings Company on a senior subordinated basis. The guarantee is subordinated to all senior indebtedness of Graham Packaging Holdings Company and effectively subordinated to all indebtedness and other liabilities, including but not limited to trade payables, of Graham Packaging Holdings Company's subsidiaries. The guarantee will be subordinated in right of payment to all senior indebtedness of Graham Packaging Holdings Company and effectively subordinated to all indebtedness and other liabilities, including trade payables, of Graham Packaging Holdings Company's subsidiaries, including the issuers. Additionally, since Graham Packaging Company, L.P. is the sole source of revenue for Graham Packaging Holdings Company, it is not likely that Graham Packaging Holdings Company will be able to make payments in respect of the notes if Graham Packaging Company, L.P. is unable to satisfy its payment obligations. As a result, the Graham Packaging Holdings Company guarantee is of limited value.

     THE ISSUERS MAY BE UNABLE TO PURCHASE YOUR NOTES UPON A CHANGE OF CONTROL.

     Upon the occurrence of specified "change of control" events, the issuers will be required to offer to purchase each holder's notes at a price of 101% of their principal amount, plus accrued and unpaid interest, unless all notes have been previously called for redemption. The issuers may not have sufficient financial resources to purchase all of the outstanding notes and exchange notes that holders tender upon a change of control offer. The occurrence of a change of control could also constitute an event of default under our new senior credit agreement and/or any future credit agreements. Our new credit facility prohibits any such purchase or redemption, in which event the issuers would be in default on the outstanding notes and exchange notes. See "Description of the Notes--Change of Control".

     THE EXCHANGE NOTES WILL NOT BE LISTED ON A NATIONAL SECURITIES EXCHANGE OR QUOTED ON AN AUTOMATED INTER-DEALER QUOTATION SYSTEM, WHICH MAY LIMIT LIQUIDITY OF THE NOTES.

     The exchange notes will trade as a single class with the Issuer's existing $150 million aggregate principal amount 8 3/4% senior subordinated notes due 2008. However, the market for the exchange notes may not continue to remain active. We do not expect that either the existing notes nor the newly issued exchange notes will be listed on a national securities exchange or quoted on an automated inter-dealer quotation system. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the exchange notes may experience similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your notes.

            CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical facts included in this prospectus, including statements regarding our future financial position, economic performance and results of operations, as well as our business strategy, budgets and projected costs and plans and objectives of management for future operations, and the information referred to under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Disclosures about Market Risk", are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or similar terminology. Although we believe that the expectations reflected in our forward-looking statements are reasonable, expectations may prove to have been incorrect. Important factors that could cause actual results to differ materially from our expectations include, without limitation:


     o the restrictive covenants contained in instruments governing our indebtedness;
     o    our high degree of leverage and substantial debt service obligations;
     o our exposure to fluctuations in resin prices and our dependence on resin supplies;
     o    risks associated with our international operations;
     o our dependence on significant customers and the risk that customers will not purchase our products in the amounts expected by us under our requirements contracts;
     o    a decline in the domestic motor oil business;
     o    risks associated with environmental regulation;
     o    the possibility that Blackstone's interests will conflict with ours;
     o our dependence on our key management and our labor force and the material adverse effect that could result from the loss of their services;
     o    risks associated with possible future acquisitions; and
     o    our dependence on blow molding equipment providers.

     See "Risk Factors". All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph.

                            ORGANIZATIONAL STRUCTURE

     The following chart shows our organizational structure:



Blackstone and              Management                                               Graham
Other Investors                                                                      Family

    97.3%                   2.7%                                                      100%

           -------------------
               BMP/Graham                 Options
              Holdings Corp.             for 4.2%
           -------------------                                      14% LP      ------------------
                                                                                      Graham
                                                                                     Packaging
                                                                                    Corporation
                                                                                ------------------
             100%                81% LP
            ------------------
                BCP/Graham
               Holdings LLC
            ------------------
                                                                                  1% GP
              4% GP       -----------------------------------------------
                                 Graham Packaging Holdings Company
                             (co-issuer of the senior discount notes,
                             guarantor of the previously issued senior
                             subordinated notes, the outstanding notes
                               and the exchange notes offered hereby)
                          -----------------------------------------------

                           100%                                   100%

                  -------------------------                   ----------------
                    GPC Capital Corp. II                      GPC Opco GP, LLC
                  (co-issuer of the senior         99%        ----------------
                      discount notes)
                  -------------------------                       1%

                          -----------------------------------------------
                                 Graham Packaging Company, L.P.
                              (co-issuer of the previously issued
                                 senior subordinated notes, the
                               outstanding notes and the exchange
                                      notes offered hereby)
                          -----------------------------------------------

                           100%
                                                                 --------------------------------
             -------------------------   -------------------
               GPC Capital Corp. I                                GP = General Partner Interest
                (co-issuer of the            Operating
             previously issued senior       Subsidiaries          LP = Limited Partner Interest
                subordinated notes,
              the outstanding notes      -------------------     --------------------------------
             and the exchange notes
                 offered hereby)
             -------------------------



     Our organizational and capital structures are based on our February 1998 recapitalization transaction, in which the Graham Family sold a controlling interest in Graham Packaging Holdings Company to affiliates of The Blackstone Group. The principal components and consequences of the recapitalization included the following:


     o A change in the name of the predecessor company to Graham Packaging Holdings Company;

     o The contribution by Graham Packaging Holdings Company of substantially all of its assets and liabilities to the operating company, Graham Packaging Company, L.P.;

     o The contribution by certain Graham Family entities to us of their ownership interests in some of our partially-owned subsidiaries and some real estate used but not owned by us;

     o The initial borrowing by Graham Packaging Company, L.P. of $403.5 million under the prior senior credit agreement;

     o The issuance in 1998 of $225.0 million of senior subordinated notes by Graham Packaging Company, L.P., and $100.6 million gross proceeds ($169.0 million aggregate principal amount at maturity) senior discount notes by Graham Packaging Holdings Company and GPC Capital Corp. II;

     o The repayment by Graham Packaging Company, L.P. of substantially all of our then-existing indebtedness;

     o The distribution by Graham Packaging Company, L.P. to Graham Packaging Holdings Company of all of the remaining net proceeds of the bank borrowings and the senior subordinated notes, other than amounts necessary to pay certain fees and expenses and payments to management;

     o The redemption by Graham Packaging Holdings Company of some of its partnership interests held by the Graham Family entities for $429.6 million;

     o The purchase by Blackstone, DB Capital Investors, L.P., which at the time was an affiliate of an initial purchaser in this offering, and members of management, of partnership interests in Graham Packaging Holdings Company held by the Graham Family entities for $208.3 million;

     o The repayment by the Graham Family entities of amounts owed to Graham Packaging Holdings Company under $20.2 million of promissory notes;

     o The recognition of additional compensation expense under an equity appreciation plan;

     o The payment of bonuses and other cash payments and the granting of certain equity awards to members of management; and

     o The payment of a $6.2 million tax distribution by Graham Packaging Holdings Company on November 2, 1998 to Graham Family entities for tax periods prior to the recapitalization.

     In addition to Blackstone's equity investment in 1998, on each of September 29, 2000 and March 29, 2001, it made an equity contribution of $39.3 million to Graham Packaging Holdings Company, bringing Blackstone's total equity investment in our company to $273.8 million. Blackstone does not have any other investments in our company. Additionally, in connection with the 1998 recapitalization, we entered into a monitoring agreement with Blackstone under which we pay Blackstone a $1.0 million annual fee.


     Blackstone and the Graham entities will not receive any payments out of the proceeds from this offering.

                                USE OF PROCEEDS


     We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

     We did not receive any of the net proceeds from the offering of the outstanding notes. The issuers issued the outstanding notes to Deutsche Bank Trust Company Americas and Citicorp North America Inc., affiliates of the initial purchasers of the outstanding notes, in exchange for, and in full satisfaction of, $100 million aggregate principal amount of tranche II term loans then outstanding under our new senior credit agreement. The tranche II term loans had been incurred as part of a refinancing of indebtedness outstanding under our prior senior credit agreement. As a result of the exchange, no tranche II term loans are outstanding and the LIBOR and ABR margins on the revolving credit facility decreased from 3.75% to 3.50% and from 2.75% to 2.50%, respectively and the LIBOR and ABR margins on the tranche I term loans decreased from 4.25% to 4.00% and from 3.25% to 3.00%, respectively.

     If the outstanding notes and the exchange notes offered hereby are not refinanced prior to July 15, 2007 then the term loan facility will mature on such date.

                                 CAPITALIZATION


     The following table sets forth the cash and cash equivalents and the consolidated capitalization of Graham Packaging Holdings Company and Graham Packaging Company, L.P. as of September 28, 2003.


                                                                             SEPTEMBER 28, 2003
                                                                       ------------------------------
                                                                           GRAHAM
                                                                         PACKAGING         GRAHAM
                                                                          HOLDINGS        PACKAGING
                                                                          COMPANY       COMPANY, L.P.
                                                                       -------------   --------------
                                                                               (IN THOUSANDS)
Cash and cash equivalents ..........................................    $    7,316       $    7,316
                                                                        ==========       ==========
Long-term debt, including current portion:
   Senior credit agreement
    Revolving credit facilities (1) ................................    $   43,000       $   43,000
    Tranche I term loan ............................................       570,000          570,000
   8 3/4% senior subordinated notes due 2008 issued in 1998 ........        150,000          150,000
   8 3/4% senior subordinated notes due 2008 issued in 2003 ........        100,000          100,000
   Floating rate senior subordinated notes due 2008 ................        75,000           75,000
   10 3/4% senior discount notes due 2009 (2) ......................        169,000               --
   Other debt ......................................................        20,414           20,414
                                                                        ----------       ----------
Total debt .........................................................     1,127,414          958,414
                                                                        ----------       ----------
Partners' capital (deficit):
   Partners' capital (deficit) .....................................      (410,622)        (236,662)
   Notes and interest receivable for ownership interests ...........        (2,709)              --
   Accumulated other comprehensive loss ............................       (22,632)         (22,632)
                                                                        ----------       ----------
Total partners' capital (deficit) ..................................      (435,963)        (259,294)
                                                                        ----------       ----------
   Total capitalization ............................................    $  691,451       $  699,120
                                                                        ==========       ==========

----------
(1) A maximum of $150.0 million is available for borrowing under our new revolving credit facility. See "Description of Other Indebtedness".

(2) The senior discount notes accreted to $169.0 million aggregate principal amount on January 15, 2003 and will pay cash interest semi-annually from July 15, 2003 until maturity.

                            SELECTED FINANCIAL DATA

     The following tables set forth the selected historical consolidated financial data and other operating data of Graham Packaging Holdings Company for and at the end of each of the years in the five-year period ended December 31, 2002, which are derived from the audited financial statements of Graham Packaging Holdings Company, and for the nine months ended September 29, 2002 and September 28, 2003, which are derived from the unaudited consolidated financial statements of Graham Packaging Holdings Company which, in the opinion of management, include all adjustments, consisting only of usual recurring adjustments, necessary for fair presentation of such data. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included elsewhere in this prospectus.

                                                        YEAR ENDED DECEMBER 31,                         NINE MONTHS ENDED
                                      ----------------------------------------------------------- ------------------------------
                                                                                                   SEPTEMBER 29,   SEPTEMBER 28,
                                          1998        1999        2000        2001        2002          2002           2003
                                      ----------- ----------- ----------- ----------- ----------- --------------- --------------
                                                                            (IN MILLIONS)
STATEMENT OF OPERATIONS
 DATA:
Net sales (1) .......................   $ 602.4    $  731.6     $ 842.6     $ 923.1    $  906.7      $  695.0        $  737.7
Gross profit (1) ....................     115.4       142.7       134.5       151.9       164.1         131.7           138.5
Selling, general and administrative
 expenses ...........................      37.8        48.0        56.2        58.2        63.8          45.8            48.3
Impairment charges (2) ..............        --          --        21.1        38.0         5.1           4.3             0.6
Special charges and unusual items (3)      24.2         4.6         1.1         0.2          --            --              --
                                        -------    --------     -------     -------    --------      --------        --------
Operating income ....................      53.4        90.1        56.1        55.5        95.2          81.6            89.6
Recapitalization expenses ...........      11.8          --          --          --          --            --              --
Interest expense, net (4) ...........      68.0        87.5       101.7        98.5        81.8          61.9            74.4
Other (income) expense, net .........      (0.2)       (0.7)        0.2         0.2         0.1           0.2            (0.6)
Minority interest ...................        --        (0.5)       (0.6)        0.5         1.7           1.1             1.1
Income tax provision (5) ............       1.1         2.5         0.4         0.3         4.0           2.3             5.0
                                        -------    --------     -------     -------    --------      --------        --------
(Loss) income before extraordinary
 item ...............................     (27.3)        1.3       (45.6)      (44.0)        7.6          16.1             9.7
Extraordinary loss (6) ..............       0.7          --          --          --          --            --              --
                                        -------    --------     -------     -------    --------      --------        --------
Net (loss) income (7) ...............  $  (28.0)   $    1.3    $  (45.6)   $  (44.0)   $    7.6      $   16.1        $    9.7
                                       ========    ========    ========    ========    ========      ========        ========


                                                                AS OF DECEMBER 31,
                                          ---------------------------------------------------------------
                                              1998        1999         2000         2001         2002
                                          ----------- ------------ ------------ ------------ ------------
BALANCE SHEET DATA:                                                (IN MILLIONS)
Deferred income tax assets -- long
 term ...................................  $     2.1   $      1.2   $       --   $      0.2   $       --
Total assets ............................      596.7        741.2         821.3       758.6         798.3
Total debt ..............................      875.4      1,017.1       1,060.2     1,052.4       1,070.6
Partners' capital (deficit) (8) .........     (438.8)      (458.0)      (464.4)      (485.1)      (460.3)


                                                      AS OF
                                          ------------------------------
                                           SEPTEMBER 29,   SEPTEMBER 28,
                                                2002           2003
                                          --------------- --------------
BALANCE SHEET DATA:
Deferred income tax assets -- long
 term ...................................   $      0.6      $       --
Total assets ............................        791.5            868.0
Total debt ..............................      1,072.4          1,127.4
Partners' capital (deficit) (8) .........       (459.8)         (436.0)


                                                           YEAR ENDED DECEMBER 31,                       NINE MONTHS ENDED
                                            ------------------------------------------------------ ------------------------------
                                                                                                    SEPTEMBER 29,   SEPTEMBER 28,
                                               1998       1999       2000       2001       2002          2002           2003
                                            ---------- ---------- ---------- ---------- ---------- --------------- --------------
                                                                                (IN MILLIONS)
OTHER FINANCIAL DATA:
Cash flows from (used in):
 Operating activities .....................  $   41.8   $  55.5    $   90.9   $  52.5    $ 92.4        $ 66.2         $ 33.4
 Investing activities .....................    (181.2)    (181.8)    (164.7)    (77.2)    (96.6)        (74.4)         (70.0)
 Financing activities .....................     139.7     126.2        78.4      24.3       1.3           7.7           35.8
Depreciation and amortization (9) .........      39.3      53.2        66.2      71.7      75.8          56.6           52.6
Capital expenditures (excluding
 acquisitions) ............................     133.9     171.0       163.4      74.3      92.4          70.3           70.1
Investments (including acquisitions)
 (10) .....................................      45.2      10.3         0.1       0.2         --            --             --
Ratio of earnings to fixed charges
 (11) .....................................        --       1.0x         --        --       1.1x          1.3x           1.2x

                            See accompanying notes.

----------
(1) Net sales increase or decrease based on fluctuations in resin prices. Consistent with industry practice and/or as permitted under agreements with our customers, substantially all resin price changes are passed through to customers by means of corresponding changes in product pricing. Therefore, our dollar gross profit has been substantially unaffected by fluctuations in resin prices. However, a sustained increase in resin prices, to the extent that those costs are not passed on to the end-customer, would make plastic containers less economical for our customers and could result in a slower pace of conversions to plastic containers.

(2) Includes impairment charges recorded on long-lived and other assets of $16.3 million, $28.9 million, $5.1 million, $4.3 million and $0.6 million for the years ended December 31, 2000, 2001 and 2002 and the nine months ended September 29, 2002 and September 28, 2003, respectively, and goodwill of $4.8 million and $9.1 million for the years ended December 31, 2000 and 2001, respectively.

(3) Includes compensation costs related to our 1998 recapitalization, global restructuring, systems conversion, aborted acquisition and other costs.

(4) The nine months ended September 28, 2003 includes the effects of the refinancing of our prior senior credit agreement, which resulted in the write-off of debt issuance fees of $6.2 million.

(5) As a limited partnership, Graham Packaging Holdings Company is not subject to U.S. federal income taxes or most state income taxes. Instead, taxes are assessed to its partners based on their distributive share of its income. Graham Packaging Holdings Company made tax distributions to its partners in 1998 and 1999 to reimburse them for tax liabilities. Our foreign operations are subject to tax in their local jurisdictions. Most of these entities have historically had net operating losses and recognized minimal tax expense.

(6) Represents costs incurred, including the write-off of unamortized debt issuance fees, in connection with the early extinguishment of debt.

(7) Effective June 28, 1999, we changed our method of valuing inventories for our domestic operations from the LIFO method to the FIFO method as over time it more closely matches revenues with costs. The FIFO method more accurately reflects the costs related to the actual physical flow of raw materials and finished goods inventory. Accordingly, we believe the FIFO method of valuing inventory will result in a better measurement of operating results. All previously reported results have been restated to reflect the retroactive application of the accounting change as required by generally accepted accounting principles. The accounting change increased net loss for the year ended December 31, 1998 by $2.0 million.

(8) As a result of the 1998 recapitalization, as of September 28, 2003 Graham Packaging Holdings Company had negative net worth for accounting purposes. However, in the 1998 recapitalization, Blackstone and an institutional investor paid $208.3 million in cash for 85% of the partnership interests of Graham Packaging Holdings Company and the Graham family retained a 15% interest which, based on the amount paid by Blackstone and the institutional investor, had an implied value of $36.8 million. In addition, on each of September 29, 2000 and March 29, 2001, Graham Packaging Holdings Company's equity owners made equity contributions to it of $50.0 million.

(9) Depreciation and amortization excludes amortization of debt issuance fees, which is included in interest expense, net, and impairment charges.


(10) In April 1997, we acquired 80% of the operating assets and liabilities of Rheem-Graham Embalagens Ltda. for $20.3 million, excluding direct costs of the acquisition. The remaining 20% was purchased in February 1998. In July 1998, we acquired selected plastic container manufacturing operations of Crown, Cork & Seal located in France, Germany, the United Kingdom and Turkey for $38.9 million, excluding direct costs of the acquisition, net of liabilities assumed. On April 26, 1999, we acquired 51% of the operating assets of PlasPET Florida, Ltd. We became the general partner on July 6, 1999, and on October 9, 2001 acquired the remaining 49%. The total purchase price for the 100% interest, excluding direct costs of the acquisition, net of liabilities assumed, was $3.1 million. On July 1, 1999, we acquired selected companies located in Argentina for $8.1 million, excluding direct costs of the acquisition, net of liabilities assumed. On March 30, 2001, we acquired an additional 1% interest in Masko Graham, bringing our total interest to 51%. The total purchase price for the 51% interest, excluding direct costs of the acquisition, net of liabilities assumed, was $1.3 million. Amounts shown under the caption "Investments (including acquisitions)" represent cash paid, net of cash acquired in the acquisitions. We accounted for these transactions under the purchase method of accounting. Results of operations are included since the respective dates of the acquisitions.

(11) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, minority interest, income from equity investees and extraordinary items, plus fixed charges and amortization of capitalized interest less interest capitalized. Fixed charges include interest expense on all indebtedness, interest capitalized, amortization of debt issuance fees and one third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. Earnings were insufficient to cover fixed charges by $28.7 million, $49.1 million and $44.2 million for the years ended December 31, 1998, 2000 and 2001, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Financial Data" and the consolidated financial statements of the current parent company of the issuers, Graham Packaging Holdings Company, appearing elsewhere in this prospectus.


OVERVIEW

     We are a worldwide leader in the design, manufacture and sale of customized blow molded plastic containers for the branded food and beverage, household and personal care, and automotive lubricants markets and currently operate 56 manufacturing facilities throughout North America, Europe and South America. Our primary strategy is to operate in select markets that will position us to benefit from the growing conversion to high performance plastic packaging from more commodity packaging.

     We believe that critical success factors to our business are our ability to:

     o serve the complex packaging demands of our customers which include some of the world's largest branded consumer products companies;

     o forecast trends in the packaging industry across product lines and geographic territories (including those specific to the rapid conversion of packaging products from glass, metal and paper to plastic); and

     o make the correct investments in plant and technology necessary to satisfy the two factors mentioned above.

     We believe that the area with the greatest opportunity for growth continues to be in producing containers for the food and beverage market because of the continued conversion to plastic packaging, including the demand for containers for juices, juice drinks, nutritional beverages, sports drinks, teas, yogurt drinks, snacks and other food products. We have established ourselves as the market leader in the value-added segment for hot-fill PET containers. Recently, we have been a leading participant in the rapid growth of the yogurt drinks market where we manufacture containers using polyolefin resins. Since the beginning of 1999, we have invested over $165.0 million in capital expenditures in the polyolefin area of the food and beverage market. For the year ended December 31, 2002, our sales of polyolefin containers grew to $171.8 million from $117.7 million in 1999.

     Excluding business impacted by the European restructuring, our household and personal care container business continues to grow, as package conversion trends continue from other packaging forms in some of our product lines. We continue to benefit as liquid fabric care detergents, which are packaged in plastic containers, capture an increased share from powdered detergents, which are predominantly packaged in paper-based containers. We have upgraded our machinery to new larger, more productive blow molders to standardize production lines, improve flexibility and reduce manufacturing costs.

     Our North American one quart motor oil container business is in a mature industry. We have been able to partially offset pricing pressures by renewing or extending contracts, improving manufacturing efficiencies, line speeds, labor efficiency and inventory management and reducing container weight and material spoilage. Unit volume in the one quart motor oil industry decreased approximately 1% in 2002 as compared to 2001; annual volumes declined an average of approximately 1% to 2% in prior years. We believe that the domestic one quart motor oil container business will continue to decline approximately 2% to 3% annually for the next several years but believe that there are significant volume opportunities for automotive product business in foreign countries, particularly in South America. In 2002, we were awarded 100% of the U.S. one quart volume requirements for Shell Oil Company (Shell, Pennzoil and Quaker State branded motor oils). This award includes supplying from a facility on-site with Shell Oil Company in Newell, West Virginia. ExxonMobil also awarded us in 2002 100% of its one quart volume requirements for one of its U.S. filling plants, located in Port Allen, Louisiana. ExxonMobil was not a U.S. customer prior to this award.

     We currently operate 21 manufacturing facilities outside of the United States, either on our own or through joint ventures, in Argentina, Belgium, Brazil, Canada, France, Hungary, Mexico, Poland, Spain and Turkey. Over the past few years, we have expanded our international operations with the addition of new plants in France, Belgium, Spain, Poland, Mexico and Argentina. On March 30, 2001, we increased our interest in Masko Graham, our Polish operation, from 50% to 51%.

     Changes in international economic conditions require that we continually review our operations and make restructuring changes when it is deemed appropriate. In the past few years, we restructured our operations as follows:

     In our North American operations in 2001, we closed our facility in Anjou, Quebec, Canada and in 2002 closed another plant in Burlington, Ontario, Canada. Business from these facilities was consolidated into other North American facilities as a result of these closures.

     In our European operations, we committed to restructuring changes in the United Kingdom, France, Italy and Germany as follows. In 2000, we experienced a decline in our operations in the United Kingdom and France. In the United Kingdom, this reduction in business was the result of the loss of a key customer due to a consolidation of its filling requirements to a smaller number of locations, several of which were not within an economical shipping distance from our U.K. facilities. As a result, during the latter portion of 2001, we committed to a plan to close our plant in the United Kingdom. This plant was closed during 2002. During the latter portion of 2001, we also committed to a plan to sell or close certain plants in France. During 2002, one facility in France was sold. Another facility in France was closed in the second quarter of 2003. In the third quarter of 2001, we experienced a loss of business at our plant in Sovico, Italy. During the latter portion of 2001, we committed to a plan to sell or close our plants in Italy. In 2002, we sold both of our plants in Italy. During the latter portion of 2001, as a part of our European restructuring plans, we committed to a plan to sell or close plants in Germany. On March 31, 2003, we sold our two German plants.

     In our South American operations in the first half of 2001, we experienced a downturn in financial performance in our operations in Argentina and, later in 2001, our operations in Argentina were subjected to the severe downturn in the Argentine economy.

     For the nine months ended September 28, 2003, 84.6% of our net sales were generated by our top twenty customers, the majority of which were under long-term contracts with terms up to ten years; the remainder of which were generated by customers with whom we have been doing business for over 12 years on average. Prices under these arrangements are typically tied to market standards and, therefore, vary with market conditions. In general, the contracts are requirements contracts that do not obligate the customer to purchase any given amount of product from us. We had sales to one customer which exceeded 10% of total sales in each of the nine months ended September 29, 2002 and September 28, 2003. Our sales to this customer were 17.5% and 14.9% of total sales for the nine months ended September 29, 2002 and September 28, 2003, respectively. We also had sales to two other customers which exceeded 10% of total sales for the nine months ended September 28, 2003. Our sales to these customers were 10.8% and 10.2% of total sales for the nine months ended September 28, 2003. For the nine months ended September 28, 2003, approximately 77% of the sales to these three customers were made in North America.

     Based on industry data, the following table summarizes average market prices per pound of PET and HDPE resins in North America during 2000, 2001 and 2002 and during the first nine months of 2002 and 2003:

                                    YEAR                      FIRST NINE MONTHS
                    ------------------------------------   -----------------------
                       2000         2001         2002         2002         2003
                    ----------   ----------   ----------   ----------   ----------
   PET ..........    $  0.62      $  0.65      $  0.58      $  0.59      $  0.65
   HDPE .........       0.44         0.43         0.41         0.40         0.49


     In general, our dollar gross profit is substantially unaffected by fluctuations in the prices of PET and HDPE resins, the primary raw materials for our products, because industry practice and agreements with our customers permit substantially all resin price changes to be passed through to customers by means of corresponding changes in product pricing. Consequently, we believe that our cost of goods sold, as well as other expense items, should not be analyzed solely on a percentage of net sales basis. A sustained increase in resin prices, to the extent that those costs are not passed on to the end-consumer, would make plastic containers less economical for our customers and could result in a slower pace of conversions to plastic containers.

     Graham Packaging Holdings Company does not pay U.S. federal income taxes under the provisions of the Internal Revenue Code, as the distributive share of the applicable income or loss is included in the tax returns of the partners. We may make tax distributions to our partners to reimburse them for such tax obligations, if any. Our foreign operations are subject to tax in their local jurisdictions. Most of these entities have historically incurred net operating losses.

     On August 11, 2003 we implemented an organizational restructuring, primarily focused on North American Food and Beverage and administrative support, that is expected to enhance market effectiveness and improve the ongoing cost base. The restructuring included severing 39 employees. We estimate the effect of these actions will reduce 2003 operating income by a net of approximately $2.6 million, including one-time reorganization expenses of approximately $3.3 million, which includes $2.4 million of severance related costs and $0.9 million of relocation and recruitment costs, offset by cost savings of approximately $0.7 million. For 2004, we estimate a net increase in operating income of approximately $2.5 million as a result of this reorganization.

RESULTS OF OPERATIONS

     The following tables set forth the major components of our net sales and our net sales expressed as a percentage of total net sales:

                                             YEAR ENDED DECEMBER 31,
                       --------------------------------------------------------------------
                                2000                   2001                   2002
                       ---------------------- ---------------------- ----------------------
                                                  (IN MILLIONS)
North America(1) .....  $  667.2       79.2%   $  742.5       80.4%   $  745.0       82.2%
Europe ...............     146.2       17.3       154.3       16.7       138.5       15.3
South America(1) .....      29.2        3.5        26.3        2.9        23.2        2.5
                        --------      -----    --------      -----    --------      -----
Total Net Sales ......  $  842.6      100.0%   $  923.1      100.0%   $  906.7      100.0%
                        ========      =====    ========      =====    ========      =====

                                     NINE MONTHS ENDED
                       ---------------------------------------------
                         SEPTEMBER 29, 2002     SEPTEMBER 28, 2003
                       ---------------------- ----------------------
                                       (IN MILLIONS)
North America(1) .....  $  570.6       82.1%   $  611.1       82.8%
Europe ...............     106.8       15.4       108.4       14.7
South America(1) .....      17.6        2.5        18.2        2.5
                        --------      -----    --------      -----
Total Net Sales ......  $  695.0      100.0%   $  737.7      100.0%
                        ========      =====    ========      =====

----------
(1) Beginning January 1, 2002, the North America segment has included Mexico and the Latin America segment became the South America segment. 2001 net sales in Mexico, which are included in South America, are insignificant. There were no operations in Mexico prior to 2001.


                                            YEAR ENDED DECEMBER 31,
                      --------------------------------------------------------------------
                               2000                   2001                   2002
                      ---------------------- ---------------------- ----------------------
                                                 (IN MILLIONS)
Food & Beverage .....  $  416.2       49.4%   $  511.6       55.4%   $  515.4       56.9%
Household &
 Personal Care ......     210.6       25.0       208.5       22.6       186.0       20.5
Automotive ..........     215.8       25.6       203.0       22.0       205.3       22.6
                       --------      -----    --------      -----    --------      -----
Total Net Sales .....  $  842.6      100.0%   $  923.1      100.0%   $  906.7      100.0%
                       ========      =====    ========      =====    ========      =====

                                    NINE MONTHS ENDED
                      ---------------------------------------------
                        SEPTEMBER 29, 2002     SEPTEMBER 28, 2003
                      ---------------------- ----------------------
                                      (IN MILLIONS)
Food & Beverage .....  $  397.9       57.2%   $  432.5       58.6%
Household &
 Personal Care ......     143.1       20.6       142.5       19.3
Automotive ..........     154.0       22.2       162.7       22.1
                       --------      -----    --------      -----
Total Net Sales .....  $  695.0      100.0%   $  737.7      100.0%
                       ========      =====    ========      =====

NINE MONTHS ENDED SEPTEMBER 28, 2003 COMPARED TO NINE MONTHS ENDED SEPTEMBER 29, 2002

     Net Sales. Net sales for the nine months ended September 28, 2003 increased $42.7 million, or 6.1%, to $737.7 million from $695.0 million for the nine months ended September 29, 2002. The increase in sales was primarily due to an increase in resin pricing combined with a 6.9% increase in units sold, principally due to additional food and beverage container business where units increased by 16.8%. These increases were partially offset by our restructuring process in Europe which included the sale or closing of seven non-strategic locations, all of which were sold or closed as of September 28, 2003. Excluding business impacted by the European restructuring, sales and unit volume for the nine months ended September 28, 2003 would have increased approximately 10% compared to the sales and unit volume for the nine months ended September 29, 2002. On a geographic basis, sales for the nine months ended September 28, 2003 in North America increased $40.5 million or 7.1% from the nine months ended September 29, 2002 and included higher units sold of 4.5%. North American sales in the food and beverage business, the household and personal care business and the automotive lubricants business contributed $21.3 million, $8.5 million and $10.7 million, respectively, to the increase. Units sold in North America increased by 14.2% in the food and beverage business, decreased by 18.4% in the household and personal care business and decreased by 1.0% in the automotive lubricants business. Sales for the nine months ended September 28, 2003 in Europe increased $1.6 million, or 1.5%, from the nine months ended September 29, 2002. The increase in sales was primarily due to exchange rate changes of approximately $16.6 million and an 11.2% increase in units sold, partially offset by the European restructuring. Excluding business impacted by the European restructuring, sales in Europe for the nine months ended September 28, 2003 would have increased $23.1 million, or approximately 28%, compared to sales for the nine months ended September 29, 2002 and unit volume in Europe would have increased approximately 22% compared to the same period last year. Sales in South America for the nine months ended September 28, 2003 increased $0.6 million or 3.4% from the nine months ended September 29, 2002, in part due to an increase in units sold of 6.5% offset by exchange rate changes of approximately $2.8 million.

     Gross Profit. Gross profit for the nine months ended September 28, 2003 increased $6.8 million to $138.4 million from $131.6 million for the nine months ended September 29, 2002. Gross profit for the nine months ended September 28, 2003 decreased $5.9 million in North America, increased $13.2 million in Europe and decreased $0.5 million in South America, when compared to the nine months ended September 29, 2002. The increase in gross profit resulted primarily from an increase in unit volume and strong operating performance related to ongoing business in Europe of $6.7 million, a net reduction of restructuring and customer consolidation expenses in North America and Europe of $4.7 million, a net reduction in project costs of $1.7 million and exchange rate gains in Europe of approximately $2.5 million, offset by a decrease in gross profit related to ongoing business in North America of $8.6 million.

     Selling, General & Administrative Expenses. Selling, general and administrative expenses for the nine months ended September 28, 2003 increased $2.5 million to $48.3 million from $45.8 million for the nine months ended September 29, 2002. The increase was primarily due to an increase in North America, offset by decreases in Europe and South America. The increase in North America was primarily due to an increase in the allowance for doubtful accounts of $2.3 million related to potential losses for one of our larger customers, Hi-Country, against which we have filed an involuntary Chapter 7 bankruptcy petition, expansion into Mexico and an increase in product development expenses, partially offset by a decrease in compensation-related expenses. The decrease in Europe was primarily due to reductions in non-recurring charges, expatriate-related costs and costs related to locations in Europe that were sold during 2002 and 2003, partially offset by an increase in expenses due to exchange rates. The non-recurring charges were $4.5 million and $3.7 million for the nine months ended September 29, 2002 and September 28, 2003, respectively, comprised primarily of costs related to the postponed equity offering and concurrent transactions ($2.6 million) and global reorganization costs ($1.9 million) for the nine months ended September 29, 2002 and global reorganization costs ($3.1 million) and other costs ($0.6 million) for the nine months ended September 28, 2003. Selling, general and administrative expenses as a percent of sales decreased to 6.5% of sales for the nine months ended September 28, 2003 from 6.6% of sales for the nine months ended September 29, 2002. Excluding non-recurring charges, selling, general and administrative expenses as a percent of sales increased to 6.0% of sales for the nine months ended September 28, 2003 from 5.9% of sales for the nine months ended September 29, 2002.

     Impairment Charges. Due to our commitment to a plan to sell our operations in Germany, we evaluated the recoverability of our assets in Germany. We adjusted the carrying values of these assets to the lower of their carrying values or their estimated fair values less costs to sell, resulting in an impairment charge of $4.3 million and $0.4 million for the nine months ended September 29, 2002 and September 28, 2003, respectively. These assets were disposed of on March 31, 2003.

     Due to a significant change in the ability to utilize certain assets in the United States, we evaluated the recoverability of these assets. For these assets to be disposed of, we adjusted the carrying values to the lower of their carrying values or their estimated fair values less costs to sell, resulting in an impairment charge of $0.2 million for the nine months ended September 28, 2003.

     Interest Expense, Net. Interest expense, net increased $12.5 million to $74.4 million for the nine months ended September 28, 2003 from $61.9 million for the nine months ended September 29, 2002. The increase was primarily related to the refinancing of our prior senior credit agreement, which resulted in the write-off of debt issuance fees of $6.2 million, and higher LIBOR margins under our new senior credit agreement, partially offset by a decline in interest rates.

     Other expense (income), net. Other income was $0.6 million for the nine months ended September 28, 2003 as compared to other expense of $0.2 million for the nine months ended September 29, 2002. The higher income was primarily due to higher foreign exchange gains in the nine months ended September 28, 2003 as compared to the nine months ended September 29, 2002.

     Minority Interest. Minority interest increased $0.1 million to $1.1 million for the nine months ended September 28, 2003 from $1.0 million for the nine months ended September 29, 2002.

     Income Tax Provision. Income tax provision increased $2.7 million to $5.0 million for the nine months ended September 28, 2003 from $2.3 million for the nine months ended September 29, 2002. The increase was primarily related to increased taxable earnings in certain of our European subsidiaries for the nine months ended September 28, 2003 as compared to the nine months ended September 29, 2002.

     Net Income (Loss). Primarily as a result of factors discussed above, net income was $9.7 million for the nine months ended September 28, 2003 compared to net income of $16.1 million for the nine months ended September 29, 2002.


2002 COMPARED TO 2001

     Net Sales. Net sales for the year ended December 31, 2002 decreased $16.4 million or 1.8% to $906.7 million from $923.1 million for the year ended December 31, 2001. The decrease in sales was primarily due to a decrease in resin pricing combined with our restructuring process in Europe, which includes the sale or closing of seven non-strategic locations of which four locations had already been sold or closed in 2002, partially offset by a 7.6% increase in units sold, principally due to additional food and beverage container business where units increased by 11.8%. Excluding business impacted by the European restructuring, sales for the year ended December 31, 2002 would have increased approximately 3% compared to the sales for the year ended December 31, 2001 and unit volume would have increased approximately 14%. On a geographic basis, sales for the year ended December 31, 2002 in North America increased $2.5 million or 0.3% from the year ended December 31, 2001 and included higher units sold of 9.1%. North American sales in the food and beverage business and the automotive business contributed $3.2 million and $4.0 million, respectively, to the increase, while sales in the household and personal care business were $4.7 million lower. Units sold in North America increased by 12.3% in the food and beverage business, 1.8% in the household and personal care business and 7.6% in the automotive lubricants business. Sales for the year ended December 31, 2002 in Europe decreased $15.8 million or 10.2% from the year ended December 31, 2001. The decrease in sales is primarily due to the European restructuring. Overall, the European sales reflected a 5.3% increase in units sold. Exchange rate changes increased sales by approximately $5.5 million. Excluding business impacted by the European restructuring, sales in Europe for the year ended December 31, 2002 would have increased approximately $23.2 million compared to sales for the year ended December 31, 2001 and unit volume in Europe would have increased approximately 25% compared to the same period last year. Sales in South America for the year ended December 31, 2002 decreased $3.1 million or 11.8% for the year ended December 31, 2001, primarily due to unfavorable exchange rate changes of approximately $11.0 million, partially offset by a 3.1% increase in units sold and increased pricing principally due to a pass through of increased costs.

     Gross Profit. Gross profit for the year ended December 31, 2002 increased $12.2 million to $164.1 million from $151.9 million for the year ended December 31, 2001. Gross profit for the year ended December 31, 2002 increased $15.5 million in North America, decreased $4.1 million in Europe and increased $0.8 million in South America when compared to the year ended December 31, 2001. The increase in gross profit resulted primarily from the higher sales volume and strong operating performance in all three of our geographic segments being partially offset by restructuring and customer consolidation expenses in Europe of approximately $15.8 million and exchange rate losses in South America of approximately $2.3 million.

     Selling, General & Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 2002 increased $5.5 million to $63.8 million from $58.3 million for the year ended December 31, 2001. The increase in 2002 selling, general and administrative expenses was primarily due to an increase in certain non-recurring charges, which were $5.6 million and $1.0 million for the years ended December 31, 2002 and December 31, 2001, respectively, comprised primarily of costs related to the postponed equity offering and concurrent transactions ($3.0 million) and global reorganization costs ($2.6 million) for the year ended December 31, 2002 and global reorganization costs ($0.8 million) for the year ended December 31, 2001. As a percent of sales, selling, general and administrative expenses increased to 7.0% of sales in 2002 from 6.3% of sales in 2001. Excluding non-recurring charges, as a percent of sales, selling, general and administrative expenses increased to 6.4% of sales in 2002 from 6.2% of sales in 2001.

     Impairment Charges. During 2002, we evaluated the recoverability of our long-lived assets in the following locations (with the operating segment under which it reports in parentheses) due to indicators of impairment as follows:

     o    Germany (Europe) -- our commitment to a plan to sell this location;
          and

     o Certain plant in Louisiana (North America) -- our commitment to a plan to close this location.

     During 2001, we evaluated the recoverability of our long-lived assets in the following locations (with the operating segment under which it reports in parentheses) due to indicators of impairment as follows:

     o Argentina (South America) -- operating losses and cash flow deficits experienced, the loss or reduction of business and the severe downturn in the Argentine economy;

     o Italy (Europe) -- operating losses and reduction of business, as well as our commitment to a plan to sell these locations;

     o Certain plants in France (Europe) -- our commitment to a plan to sell or close these locations;

     o Bad Bevensen, Germany (Europe) -- our commitment to a plan to sell or close this location;

     o United Kingdom (Europe) -- our commitment to a plan to close this location;

     o Burlington, Canada (North America) -- our commitment to a plan to close this location; and

     o Turkey (Europe) -- a significant change in the ability to utilize certain assets.

     For assets to be held and used, we determined that the undiscounted cash flows were below the carrying value of certain long-lived assets in these locations. Accordingly, we adjusted the carrying values of these long-lived assets in these locations to their estimated fair values, resulting in impairment charges of $4.1 million for the year ended December 31, 2001. For assets to be disposed of, we adjusted the carrying values of these long-lived assets in these locations to the lower of their carrying values or their estimated fair values less costs to sell, resulting in impairment charges of $5.1 million and $24.8 million for the years ended December 31, 2002 and 2001, respectively. These assets have a remaining carrying amount as of December 31, 2002 of $0.4 million. Similarly, we evaluated the recoverability of our enterprise goodwill applicable to these locations, and consequently recorded impairment charges of $9.1 million for the year ended December 31, 2001. Goodwill was evaluated for impairment and the resulting impairment charge recognized based on a comparison of the related net book value of the location to projected discounted future cash flows of the location.

     As of December 31, 2002, certain assets in Germany, the United Kingdom and the United States were held for disposal. Operating loss for Germany for each of the three years ended December 31, 2002, 2001 and 2000 was $4.3 million, $12.5 million and $1.7 million, respectively. Discrete financial information is not available for the other location whose assets are held for disposal.

     Special Charges and Unusual Items. There were no special charges and unusual items in 2002. In 2001 special charges and unusual items related to compensation costs related to our 1998 recapitalization.

     Interest Expense, Net. Interest expense, net decreased $16.7 million to $81.8 million for the year ended December 31, 2002 from $98.5 million for the year ended December 31, 2001. The decrease was primarily related to lower interest rates in 2002 compared to 2001. Interest expense, net includes $16.7 million and $15.0 million of interest on the senior discount notes for the years ended December 31, 2002 and 2001, respectively.

     Other Expense (Income). Other expense (income) was $0.1 million for the year ended December 31, 2002 as compared to $0.2 million for the year ended December 31, 2001.

     Minority Interest. Minority interest increased $1.2 million to $1.7 million for the year ended December 31, 2002 from $0.5 million for the year ended December 31, 2001, primarily related to additional earnings of Masko Graham.

     Income Tax Provision. Income tax provision increased $3.7 million to $4.0 million for the year ended December 31, 2002 from $0.3 million for the year ended December 31, 2001. The increase was primarily related to increased taxable earnings in certain of our European subsidiaries for the year ended December 31, 2002 as compared to the year ended December 31, 2001.

     Net Income (Loss). Primarily as a result of factors discussed above, net income for the year ended December 31, 2002 was $7.6 million compared to net loss of $44.0 million for the year ended December 31, 2001.


2001 COMPARED TO 2000

     Net Sales. Net sales for the year ended December 31, 2001 increased $80.5 million to $923.1 million from $842.6 million for the year ended December 31, 2000. The increase in sales was primarily due to an increase in units sold. Units sold increased by 18.7% for the year ended December 31, 2001 as compared to the year ended December 31, 2000, primarily due to additional North American food and beverage business, where units sold increased by 38.0%. On a geographic basis, sales for the year ended December 31, 2001 in North America were up $75.3 million or 11.3% from the year ended December 31, 2000. The North American sales increase included higher units sold of 15.6%. North American sales in the food and beverage business and the household and personal care business contributed $83.2 million and $0.9 million, respectively, to the increase, while sales in the automotive business were $8.8 million lower. Units sold in North America increased by 38.0% in the food and beverage business, but decreased by 0.8% in the household and personal care business and by 3.8% in the automotive business. Sales for the year ended December 31, 2001 in Europe were up $8.1 million or 5.5% from the year ended December 31, 2000, principally in the food and beverage business. Overall, European sales reflected a 25.6% increase in units sold. The growth in sales due to capital investments made in recent periods was primarily offset by exchange rate changes of approximately $5.0 million for the year ended December 31, 2001 compared to the year ended December 31, 2000. Sales in Latin America for the year ended December 31, 2001 were down $2.9 million or 9.9% from the year ended December 31, 2000, primarily due to exchange rate changes of approximately $5.9 million, offset by a 3.1% increase in units sold.

     Gross Profit. Gross profit for the year ended December 31, 2001 increased $17.4 million to $151.9 million from $134.5 million for the year ended December 31, 2000. Gross profit for the year ended December 31, 2001 increased $9.5 million in North America, increased $8.7 million in Europe and decreased $0.8 million in Latin America when compared to the year ended December 31, 2000. The increase in gross profit resulted primarily from higher sales volume in North America and Europe, along with restructuring and customer consolidation in Europe. The continued economic uncertainties in Argentina and exchange rate changes in Brazil of approximately $1.1 million were contributing factors to the decrease in the Latin American gross profit.

     Selling, General & Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 2001 increased $2.0 million to $58.2 million from $56.2 million for the year ended December 31, 2000. The increase in selling, general and administrative expenses is due primarily to overall growth in the business, offset by lower non-recurring charges for the year ended December 31, 2001 compared to the year ended December 31, 2000. As a percent of sales, selling, general and administrative expenses increased to 6.2% of sales in 2001 from 5.9% in 2000, excluding non-recurring charges, and decreased to 6.3% of sales for the year ended December 31, 2001 from 6.7% for the year ended December 31, 2000, including non-recurring charges.

     Impairment Charges. During 2001, we evaluated the recoverability of our long-lived assets in the following locations (with the operating segment under which it reports in parentheses) due to indicators of impairment as follows:

    o Argentina (Latin America) -- operating losses and cash flow deficits experienced, the loss or reduction of business and the severe downturn in the Argentine economy;

     o Italy (Europe) -- operating losses and reduction of business, as well as our commitment to a plan to sell these locations;

     o Certain plants in France (Europe) -- our commitment to a plan to sell or close these locations;

     o Bad Bevensen, Germany (Europe) -- our commitment to a plan to sell or close this location;

     o United Kingdom (Europe) -- our commitment to a plan to close this location;

     o Burlington, Canada (North America) -- our commitment to a plan to close this location; and

     o Turkey (Europe) -- a significant change in the ability to utilize certain assets.

     During 2000, we evaluated the recoverability of our long-lived assets in the following locations (with the operating segment under which it reports in parentheses) due to indicators of impairment as follows:

     o    United Kingdom (Europe) -- operating losses experienced and projected;

     o Certain plants in France (Europe) -- operating losses experienced and projected;

     o Anjou, Canada (North America) -- operating losses experienced and projected; and

     o Brazil (Latin America) -- a significant change in the ability to utilize certain assets.

     For assets we continued to hold and use, we determined that the undiscounted cash flows were below the carrying value of certain long-lived assets in these locations. Accordingly, we adjusted the carrying values of these long-lived assets to their estimated fair values, resulting in impairment charges of $4.1 million and $15.8 million for the years ended December 31, 2001 and 2000, respectively. For assets to be disposed of, we adjusted the carrying values of these long-lived assets to the lower of their carrying values or their estimated fair values less costs to sell, resulting in impairment charges of $24.8 million and $0.5 million for the years ended December 31, 2001 and 2000, respectively. These assets have a remaining carrying amount as of December 31, 2001 of $0.1 million. Similarly, we evaluated the recoverability of our enterprise goodwill, and consequently recorded impairment charges of $9.1 million and $4.8 million for the years ended December 31, 2001 and 2000, respectively. Goodwill was evaluated for impairment and the resulting impairment charge recognized based on a comparison of the related net book value of the enterprise to projected discounted future cash flows of the enterprise.

     As of December 31, 2001, all of the assets in Italy and certain assets in France, Germany, the United Kingdom and Canada were held for disposal. Operating (loss) income for the United Kingdom for the three years ended December 31, 2001, 2000 and 1999 was $(3.7) million, $(9.1) million and $1.7 million, respectively. Operating loss for Italy for the three years ended December 31, 2001, 2000 and 1999 was $7.8 million, $1.5 million and $1.8 million, respectively. Discrete financial information is not available for the other locations whose assets are held for disposal.

     Special Charges and Unusual Items. In 2001 and 2000, special charges and unusual items of $0.2 million and $1.1 million, respectively, related to compensation costs related to our 1998 recapitalization.

     Interest Expense, Net. Interest expense, net decreased $3.2 million to $98.5 million for the year ended December 31, 2001 from $101.7 million for the year ended December 31, 2000. The decrease was primarily related to lower interest rates in 2001 compared to 2000. Interest expense, net includes $15.0 million and $13.6 million of interest on our senior discount notes for the years ended December 31, 2001 and 2000, respectively.

     Other Expense (Income). Other expense (income) was $0.2 million for the year ended December 31, 2001 as compared to $0.3 million for the year ended December 31, 2000. The lower loss was due primarily to a higher foreign exchange gain in the year ended December 31, 2001 as compared to the year ended December 31, 2000.

     Minority Interest. Minority interest increased $1.1 million to $0.5 million for the year ended December 31, 2001 from $(0.6) million for the year ended December 31, 2000, primarily related to additional earnings of Masko Graham and reduced losses of PlasPET Florida, Ltd.

     Net Loss. Primarily as a result of factors discussed above, net loss for the year ended December 31, 2001 was $44.0 million compared to net loss of $45.6 million for the year ended December 31, 2000.


EFFECT OF CHANGES IN EXCHANGE RATES

     In general, our results of operations are affected by changes in foreign exchange rates. Subject to market conditions, we price our products in our foreign operations in local currencies. As a result, a decline in the value of the U.S. dollar relative to the local currencies of profitable foreign subsidiaries can have a favorable effect on our profitability, and an increase in the value of the U.S. dollar relative to the local currencies of profitable foreign subsidiaries can have a negative effect on our profitability. Exchange rate fluctuations decreased comprehensive income by $10.4 million for each of the years ended December 31, 2000 and 2001, increased comprehensive income by $12.5 million for the year ended December 31, 2002 and increased comprehensive income by $13.6 million for the nine months ended September 28, 2003.


LIQUIDITY AND CAPITAL RESOURCES

     In 2000, 2001 and 2002, we generated a total of $235.7 million of cash from operations, $7.2 million from increased indebtedness and $97.7 million from capital contributions. This $340.6 million was primarily used to fund $330.2 million of capital expenditures, $0.3 million of investments, $4.2 million of expenditures for the sales of businesses, $0.9 million of debt issuance fee payments and $5.0 million of other net uses. In the nine months ended September 28, 2003, we funded, through our various borrowing arrangements and operating activities, $70.0 million of investing activities, consisting of $70.1 million of capital expenditures, offset by $0.1 million of proceeds from the sale of our German operations.

     Our new senior credit agreement currently consists of one term loan to Graham Packaging Company, L.P. with term loan commitments totaling $570.0 million and a revolving loan facility to Graham Packaging Company, L.P.
totaling $150.0 million. The obligations of Graham Packaging Company, L.P.
under the new senior credit agreement are guaranteed by Graham Packaging Holdings Company and certain other subsidiaries of Graham Packaging Holdings Company. The term loan is payable in quarterly installments and requires payments of $2.0 million in 2003, $4.0 million in 2004, $20.0 million in 2005, $45.0 million in 2006, $45.0 million in 2007, $200.0 million in 2008, $200.0 million in 2009 and $54.0 million in 2010. We expect to fund scheduled debt repayments from cash from operations and unused lines of credit. The revolving loan facility expires on the earlier of February 14, 2008 and the term loan maturity date. The term loan and revolving loan facility will become due on July 15, 2007 if the $325.0 million of senior subordinated notes due 2008 have not been refinanced by January 15, 2007. The term loan will become due on July 15, 2008 if the senior discount notes have not been refinanced by January 15, 2008.

     On May 28, 2003, we issued $100.0 million aggregate principal amount of the original notes. The original notes were issued in exchange for, and in full satisfaction of, $100.0 million aggregate principal amount of tranche II term loans then outstanding under our new senior credit agreement.

     The 1998 recapitalization included the issuance of $225.0 million of senior subordinated notes due 2008 and the issuance of $169.0 million aggregate principal amount at maturity of senior discount notes due 2009 which yielded gross proceeds of $100.6 million. At September 28, 2003, the aggregate accreted value of the senior discount notes was $169.0 million. The senior subordinated notes are unconditionally guaranteed on a senior subordinated basis by Graham Packaging Holdings Company and mature on January 15, 2008, with interest payable on $150.0 million at a fixed rate of 8.75% and with interest payable on $75.0 million at LIBOR plus 3.625%. The senior discount notes mature on January 15, 2009, with cash interest payable semi-annually beginning July 15, 2003 at 10.75%. The effective interest rate to maturity on the senior discount notes is 10.75%.

     At September 28, 2003, our total indebtedness was $1,127.4 million.

     Our unused lines of credit at December 31, 2001 and 2002 were $132.9 million and $97.9 million, respectively. The unused line of credit under our new senior credit agreement at September 28, 2003 was $105.2 million. Substantially all of our unused lines of credit have no major restrictions and are provided under notes between us and the lending institution.

     Our new senior credit agreement and our indentures contain a number of significant covenants that, among other things, restrict our ability to dispose of assets, repay other indebtedness, incur additional indebtedness, pay dividends, prepay subordinated indebtedness, incur liens, make capital expenditures, investments or acquisitions, engage in mergers or consolidations, engage in transactions with affiliates and otherwise restrict our activities. In addition, under our new senior credit agreement, we are required to satisfy specified financial ratios and tests. Covenant compliance EBITDA is used to determine our compliance with many of these covenants.

     Covenant compliance EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. Covenant compliance EBITDA is calculated in our new senior credit agreement and our indentures by adding minority interest, extraordinary items, interest expense, interest income, income taxes, depreciation and amortization expense, impairment charges, the ongoing $1.0 million per year fee paid pursuant to the Blackstone monitoring agreement, non-cash equity in earnings of joint ventures, other non-cash charges, recapitalization expenses, special charges and unusual items and certain other charges to net (loss) income.

     Covenant compliance EBITDA was $162.1 million, $175.7 million, $202.9 million, $156.9 million and $157.7 million for the years ended December 31, 2000, 2001 and 2002, and the nine-month periods ended September 29, 2002 and September 28, 2003, respectively. All of the components of covenant compliance EBITDA for these periods, to the extent applicable in any given period, are derived from information presented in our financial statements included elsewhere in this prospectus, other than non-cash equity in earnings of joint ventures and other non-cash charges and certain other charges. For the years ended December 31, 2000, 2001 and 2002, and the nine-month periods ended September 29, 2002 and September 28, 2003 non-cash equity in (earnings) loss of joint ventures was

$(0.1) million, $0.2 million, $0.0 million, $0.0 million and $0.0 million, respectively, and other non-cash charges and certain other charges (which includes global reorganization, project startup costs, systems conversion, aborted acquisition, legal and other costs) was $16.9 million, $9.3 million, $25.8 million, $13.9 million and $13.7 million, respectively.

     The breach of covenants in our new senior credit agreement that are tied to ratios based on covenant compliance EBITDA could result in a default under that agreement and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under our indentures. Additionally, under our debt agreements, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on covenant compliance EBITDA. Our new senior credit agreement requires that Graham Packaging Company, L.P. maintain a covenant compliance EBITDA to cash interest ratio starting at a minimum of 2.25x and a net debt to covenant compliance EBITDA ratio starting at a maximum of 5.50x, in each case for the most recent four quarter period. For the four quarters ended September 28, 2003, Graham Packaging Company, L.P.'s covenant compliance EBITDA to cash interest ratio and net debt to covenant compliance EBITDA ratio were 3.1x and 4.7x, respectively. For the years ended December 31, 2000, 2001 and 2002, Graham Packaging Company, L.P.'s covenant compliance EBITDA to cash interest ratios were 1.9x, 2.2x and 3.3x, respectively, and Graham Packaging Company, L.P.'s net debt to covenant compliance EBITDA ratios were 5.7x, 5.1x and 4.4x, respectively, in each case under the prior senior credit agreement. The ability of Graham Packaging Company, L.P. to incur additional debt and make certain restricted payments under our indentures is tied to a covenant compliance EBITDA to interest expense ratio of 1.75 to 1, except that Graham Packaging Company, L.P. may incur certain debt and make certain restricted payments without regard to the ratio, such as up to $650 million under the credit agreement and investments equal to 10% of Graham Packaging Company, L.P.'s total assets. For the four quarters ended September 28, 2003, Graham Packaging Company, L.P.'s covenant compliance EBITDA to interest expense ratio under the indentures was 3.1x. For the years ended December 31, 2000, 2001 and 2002, the covenant compliance EBITDA to interest expense ratios under the indentures were 1.9x, 2.2x and 3.3x, respectively.

     Substantially all of our domestic tangible and intangible assets are pledged as collateral pursuant to the terms of our new senior credit agreement.


     As market conditions warrant, we and our major equityholders, including Blackstone Capital Partners III Merchant Bank Fund L.P. and its affiliates, may from time to time repurchase debt securities issued by us, in privately negotiated or open market transactions, by tender offer or otherwise.

     Our total capital expenditures, excluding acquisitions, for 2000, 2001 and 2002 were $163.4 million, $74.3 million and $92.4 million, respectively and $70.3 million and $70.1 million for the nine months ended September 29, 2002 and September 28, 2003, respectively. We believe that capital investment to maintain and upgrade property, plant and equipment is important to remain competitive. We estimate that on average the annual capital expenditures required to maintain our facilities are approximately $25 million per year. Additional capital expenditures beyond this amount will be required to expand capacity.

     For the fiscal year 2003, we expect to incur approximately $110.0 million of capital investments and for the fiscal year 2004, we expect to incur approximately $135.0 million of capital investments. However, total capital investments will depend on the size and timing of growth related opportunities. Our principal sources of cash to fund ongoing operations and capital requirements have been and are expected to continue to be net cash provided by operating activities and borrowings under our new senior credit agreement. We believe that these sources will be sufficient to fund our ongoing operations and our foreseeable capital requirements. The owners of the 49% minority interest in Masko Graham have indicated their intentions of exercising their put option for us to buy their 49% interest, and therefore, included in the $110.0 million estimate of capital investments for 2003 is $16.0 million related to this buyout option. This amount is estimated and is subject to a defined formula which is based upon several factors, but we feel this amount is a reasonable estimate for this buyout option. If these owners do not exercise their put option in 2003, the $16.0 million related to this buyout option may occur, instead, in 2004. In connection with plant expansion and improvement programs, we had commitments for capital investments of approximately $28.7 million at December 31, 2002.

     Under our new senior credit agreement, the issuers are subject to restrictions on the payment of dividends or other distributions to Graham Packaging Holdings Company, except that the issuers may pay dividends or other distributions to it:

     o in respect of overhead, tax liabilities, legal, accounting and other professional fees and expenses;

     o to fund purchases and redemptions of equity interests of Graham Packaging Holdings Company held by then present or former officers or employees of Graham Packaging Holdings Company, Graham Packaging Company, L.P. or its subsidiaries or by any employee stock ownership plan upon that person's death, disability, retirement or termination of employment or other circumstances with annual dollar limitations; and

     o to finance the payment of cash interest by us on the senior discount notes or any notes issued pursuant to a refinancing of the senior discount notes.


CONTRACTUAL OBLIGATIONS AND COMMITMENTS

     The following table sets forth our contractual obligations and commitments as of December 31, 2002:


                                                             PAYMENTS DUE IN FISCAL YEAR
                                      -------------------------------------------------------------------------
CONTRACTUAL OBLIGATIONS                   TOTAL        2003     2004 AND 2005   2006 AND 2007   2008 AND BEYOND
------------------------------------- ------------- ---------- --------------- --------------- ----------------
                                                                    (IN MILLIONS)
Long-term debt ......................  $  1,056.2    $  30.5      $  314.7        $  317.4         $  393.6
Capital lease obligations ...........        14.4        2.4           3.9             7.6              0.5
Operating leases ....................        71.3       15.9          24.3            13.3             17.8
Capital expenditures ................        28.7       28.7            --              --               --
                                       ----------    -------      --------        --------         --------
 Total contractual cash obligations .  $  1,170.6    $  77.5      $  343.0        $  338.2         $  411.9
                                       ==========    =======      ========        ========         ========

     Long-term debt amounts above have not been adjusted to reflect the new senior credit agreement and this offering.


TRANSACTIONS WITH AFFILIATES

     Our relationship with Graham Engineering is significant to our business. It provides us with equipment, technology and services. We are a party to an equipment sales, service and licensing agreement with Graham Engineering, under which Graham Engineering will provide us with the Graham Wheel, which is an extrusion blow molding machine, and related technical support. We paid Graham Engineering approximately $25.1 million, $23.8 million and $20.2 million for such services and equipment for the years ended December 31, 2000, 2001 and 2002, respectively, and approximately $8.2 million for the nine months ended September 28, 2003.

     On July 9, 2002, we and Graham Engineering amended our equipment sales, service and licensing agreement to, among other things, (i) limit our existing rights in exchange for a perpetual license in the event Graham Engineering proposes to sell its rotary extrusion blow molding equipment business or assets to certain of our significant competitors; (ii) clarify that our exclusivity rights under the equipment sales, service and licensing agreement do not apply to certain new generations of Graham Engineering equipment; (iii) provide Graham Engineering certain recourse in the event we decide to buy certain high output extrusion blow molding equipment from any supplier other than Graham Engineering; and (iv) obligate us, retroactive to January 1, 2002 and subject to certain credits and carry-fowards, to make payments for products and services to Graham Engineering in the amount of at least $12 million per calendar year, or else pay Graham Engineering a shortfall payment. The minimum purchase commitment for 2002 was met and we do not expect to be required to make a shortfall payment relative to our purchases for 2003.

     Innopack, S.A., minority shareholder of Graham Innopack de Mexico S. de R.L. de C.V., has supplied goods and related services to us, for which we paid approximately $1.1 million and $5.4 million for the years ended December 31, 2001 and 2002, respectively, and approximately $2.1 million for the nine months ended September 28, 2003.

     Graham Family Growth Partnership has supplied management services to us since 1998. We paid Graham Family Growth Partnership approximately $1.0 million for its services for each of the years ended December 31, 2000 and 2001, approximately $1.1 million for the year ended December 31, 2002, including the $1.0 million per year fee paid pursuant to the Holdings Partnership Agreement, and approximately $0.8 million for the nine months ended September 28, 2003.

     Blackstone has supplied management services to us since 1998. We paid Blackstone approximately $1.0 million for its services for each of the years ended December 31, 2000 and 2001, approximately $1.1 million for the year ended December 31, 2002, including the $1.0 million per year fee paid pursuant to the Blackstone Monitoring Agreement, and approximately $0.7 million for the nine months ended September 28, 2003.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

 Long-Lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Statement of Financial Accounting Standards ("SFAS") 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." We use a probability-weighted estimate of the future undiscounted net cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. Any impairment loss, if indicated, is measured on the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. When fair values are not available, we estimate fair value using the probability-weighted expected future cash flows discounted at a risk-free rate. We believe that this policy is critical to the financial statements, particularly when evaluating long-lived assets for impairment. Varying results of this analysis are possible due to the significant estimates involved in our evaluations.

 Derivatives

     On January 1, 2001 we adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 138. These standards establish accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative will be recorded in other comprehensive income and will be recognized in the income statement when the hedged item affects earnings. On January 1, 2001, in connection with the adoption of SFAS 133, we recorded $0.4 million in other comprehensive income as a cumulative transition adjustment for derivatives designated as cash flow hedges prior to adopting SFAS 133. We have entered into interest rate swap agreements to hedge the exposure to increasing rates with respect to our prior senior credit agreement. These interest rate swaps are accounted for as cash flow hedges. The effective portion of the change in the fair value of the interest rate swaps is recorded in other comprehensive income and was an unrealized gain of $6.9 million for the year ended December 31, 2002, with a cumulative $6.2 million unrealized loss recorded within other comprehensive income as of December 31, 2002.

     During 2003 we entered into four new interest rate swap agreements, under which we receive variable interest based on the Eurodollar Rate (the applicable interest rate offered to banks in the London interbank eurocurrency market) and pay fixed interest at a weighted average rate of 2.60%, on $400 million of term loans. The interest rate swaps are accounted for as cash flow hedges. The effective portion of the change in the fair value of the new interest rate swaps is recorded in other comprehensive income and was an unrealized loss of $5.3 million for the nine months ended September 28, 2003. Approximately 39% of the amount recorded within other comprehensive income is expected to be recognized as interest expense in the next twelve months. Failure to properly document our interest rate swaps effective hedges would result in income statement recognition of all or part of the cumulative $5.3 million unrealized loss recorded in other comprehensive income as of September 28, 2003.

     We entered into interest rate swap agreements to hedge the exposure to increasing rates with respect to our prior senior credit agreement. These interest rate swaps were accounted for as cash flow hedges. In connection with the closing of the new senior credit agreement on February 14, 2003 these swaps no longer qualified for hedge accounting. As such, we recorded a non-cash charge of approximately $4.8 million within interest expense as a result of the reclassification into expense of the remaining unrealized loss on these interest rate swap agreements. These interest rate swap agreements expired at various points through September 2003. The effective portion of the change in fair value of these swaps from January 1, 2003 to February 14, 2003 was recorded in other comprehensive income and was an unrealized gain of $1.5 million. The change in fair value of these swaps after February 14, 2003 was recognized in earnings and resulted in a reduction of interest expense of $4.8 million for the nine months ended September 28, 2003.

     SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will be recognized in earnings. Continued use of hedge accounting is dependent on management's adherence to this accounting policy. Failure to properly document our interest rate swaps as cash flow hedges would result in income statement recognition of all or part of any future unrealized gain or loss recorded in other comprehensive income. The potential income statement impact resulting from a failure to adhere to this policy makes this policy critical to the financial statements.

     We also enter into forward exchange contracts, when considered appropriate, to hedge the exchange rate exposure on transactions that are denominated in a foreign currency. These forward contracts are accounted for as fair value hedges. During the years ended December 31, 2001 and 2002, we recognized no net gain or loss in earnings as a result of fair value hedges. We had no outstanding forward exchange contracts as of December 31, 2002.

 Benefit Plan Accruals

     We have several defined benefit plans, under which participants earn a retirement benefit based upon a formula set forth in the plan. We record expense related to these plans using actuarially determined amounts that are calculated under the provisions of SFAS 87, "Employer's Accounting for Pensions." Key assumptions used in the actuarial valuations include the discount rate and the anticipated rate of return on plan assets. These rates are based on market interest rates, and therefore, fluctuations in market interest rates could impact the amount of pension expense recorded for these plans. See note 12 to the financial statements.

     For disclosure of all of our significant accounting policies see note 1 to the financial statements.


NEW ACCOUNTING PRONOUNCEMENTS

     On April 30, 2002, SFAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" was approved by the Financial Accounting

Standards Board ("FASB"). As a result, gains and losses from extinguishment of debt are classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion 30. We adopted SFAS 145 on January 1, 2003 and the adoption of SFAS 145 did not have a significant impact on our results of operations or financial position.

     On January 1, 2003, we adopted SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 did not have a significant impact on our results of operations or financial position.

     In December 2002, SFAS 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure" was issued by the FASB. This standard amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this standard amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We do not believe that adoption of SFAS 148 will have a significant impact on our results of operations or financial position.

     In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." FIN 46 establishes accounting and disclosure requirements for ownership interests in entities that have certain financial or ownership characteristics (sometimes known as "Special Purpose Entities"). FIN 46 is applicable for variable interest entities created after January 31, 2003 and becomes effective in the first fiscal year or interim accounting period ending after December 15, 2003 for variable interest entities created before February 1, 2003. We adopted FIN 46 on June 30, 2003 and the adoption of FIN 46 did not have a significant impact on our results of operations or financial position.

     In April 2002, the FASB issued SFAS 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS
133. This statement is effective for contracts entered into or modified, and for hedging relationships designated after June 30, 2003. Other provisions of this statement that related to SFAS 133 Implementation Issues should continue to be applied in accordance with their respective effective dates. We adopted SFAS 149 on July 1, 2003 and the adoption of SFAS 149 did not have a significant impact on our results of operations or financial position.

     In May 2003, the FASB issued SFAS 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities and mandatorily redeemable non-controlling interests in subsidiaries. The FASB is addressing certain implementation issues associated with SFAS 150. On October 29, 2003, the FASB decided to defer the recognition and measurement provisions of SFAS 150 related to mandatorily redeemable financial instruments representing non-controlling interests in subsidiaries included in consolidated financial statements. We will continue to monitor the actions of the FASB and assess the impact, if any, on our consolidated financial statements. The effective provisions of SFAS 150 did not have a significant impact on our results of operations or financial position.

     In May 2003, the Emerging Issues Task Force ("EITF") reached a consensus on EITF 01-8 "Determining Whether an Arrangement Contains a Lease." EITF 01-8 provides guidance for determining whether an arrangement contains a lease that is within the scope of SFAS 13 and is effective for arrangements initiated after the beginning of the first interim period beginning after May 28, 2003. Arrangements initiated after June 29, 2003 will be accounted for in accordance with EITF 01-8.


SUBSEQUENT EVENTS

     On September 29, 2003 we sold our vacant building located in Burlington, Ontario, Canada, and as a result expect to realize a gain on the sale of approximately $3.0 million.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We had significant long and short-term debt commitments outstanding as of December 31, 2002. These on-balance sheet financial instruments, to the extent they provide for variable rates of interest, expose us to interest rate risk. We manage our interest rate risk by entering into interest rate swap agreements. All of our derivative financial instrument transactions are entered into for non-trading purposes.

     To the extent that our financial instruments, including derivative instruments, expose us to interest rate risk and market risk, they are presented in the tables below. For variable rate debt obligations, the tables present principal cash flows and related actual weighted average interest rates as of December 31, 2002 and 2001. For fixed-rate debt obligations, the following tables present principal cash flows and related weighted average interest rates by maturity dates. For interest rate swap agreements, the table presents notional amounts and the interest rates by expected (contractual) maturity dates for the pay rate and actual interest rates at December 31, 2002 and 2001 for the receive rate.


                                        EXPECTED MATURITY DATE OF LONG-TERM DEBT (INCLUDING CURRENT PORTION) AND
                                                   INTEREST RATE SWAP AGREEMENTS AT DECEMBER 31, 2002
                              ---------------------------------------------------------------------------------------------
                                  2003          2004         2005          2006         2007      THEREAFTER      TOTAL
                              ------------ ------------- ------------ ------------- ------------ ------------ -------------
                                                                     (IN THOUSANDS)
Interest rate sensitive
liabilities:
Variable rate borrowings,
 including short-term
 amounts ....................   $ 32,942     $ 250,732     $ 67,914     $ 244,896     $ 80,046     $ 75,720    $  752,250
 Average interest rate ......       4.31%         3.62%        3.92%         4.05%        4.38%        5.56%         4.09%
Fixed rate borrowings .......         --            --           --            --           --     $318,377    $  318,377
 Average interest rate ......         --            --           --            --           --         9.81%         9.81%
  Total interest rate
  sensitive liabilities .....   $ 32,942     $ 250,732     $ 67,914     $ 244,896     $ 80,046     $394,097    $1,070,627
                                ========     =========     ========     =========     ========     ========    ==========
Derivatives matched
 against liabilities:
 Pay fixed swaps ............   $300,000            --           --            --           --           --    $  300,000
 Pay rate ...................       5.25%           --           --            --           --           --          5.25%
 Receive rate ...............       1.33            --           --            --           --           --          1.33

                                FAIR VALUE
                               DECEMBER 31,
                                   2002
                              -------------
                              (IN THOUSANDS)
Interest rate sensitive
liabilities:
Variable rate borrowings,
 including short-term
 amounts ....................  $  752,250
 Average interest rate ......
Fixed rate borrowings .......  $  318,345
 Average interest rate ......
  Total interest rate
  sensitive liabilities .....  $1,070,595
                               ==========
Derivatives matched
 against liabilities:
 Pay fixed swaps ............  $   (6,237)
 Pay rate ...................
 Receive rate ...............

                                        EXPECTED MATURITY DATE OF LONG-TERM DEBT (INCLUDING CURRENT PORTION) AND
                                                   INTEREST RATE SWAP AGREEMENTS AT DECEMBER 31, 2001
                              ---------------------------------------------------------------------------------------------
                                  2002         2003          2004         2005          2006      THEREAFTER      TOTAL
                              ------------ ------------ ------------- ------------ ------------- ------------ -------------
                                                                     (IN THOUSANDS)
Interest rate sensitive
liabilities:
Variable rate borrowings,
 including short-term
 amounts ....................   $ 30,585     $ 31,610     $ 220,147     $ 67,476     $ 245,041    $ 155,894    $  750,753
 Average interest rate ......       5.65%        4.74%         4.65%        4.78%         4.87%        6.26%         5.11%
Fixed rate borrowings .......         --           --            --           --            --    $ 301,638    $  301,638
 Average interest rate ......         --           --            --           --            --         9.76%         9.76%
  Total interest rate
  sensitive liabilities .....   $ 30,585     $ 31,610     $ 220,147     $ 67,476     $ 245,041    $ 457,532    $1,052,391
                                ========     ========     =========     ========     =========    =========    ==========
Derivatives matched
 against liabilities:
 Pay fixed swaps ............   $200,000     $300,000            --           --            --           --    $  500,000
 Pay rate ...................       5.81%        5.25%           --           --            --           --          5.47%
 Receive rate ...............       1.94         2.99            --           --            --           --          2.57

                                FAIR VALUE
                               DECEMBER  31,
                                   2001
                              --------------
                              (IN THOUSANDS)
Interest rate sensitive
liabilities:
Variable rate borrowings,
 including short-term
 amounts ....................   $ 750,753
 Average interest rate ......
Fixed rate borrowings .......   $ 247,490
 Average interest rate ......
  Total interest rate
  sensitive liabilities .....   $ 998,243
                                =========
Derivatives matched
 against liabilities:
 Pay fixed swaps ............   $ (13,145)
 Pay rate ...................
 Receive rate ...............

     Long-term debt amounts above have not been adjusted to reflect the new senior credit agreement.


     There were no forward exchange contracts outstanding as of December 31, 2002 or December 31, 2001.

                                    BUSINESS

     We are a worldwide leader in the design, manufacture and sale of customized blow molded plastic containers for the branded food and beverage, household and personal care and automotive lubricants markets and currently operate 56 manufacturing facilities throughout North America, Europe and South America. Our primary strategy is to operate in select markets that will position us to benefit from the growing conversion to high performance plastic packaging from more commodity packaging. We target branded consumer product manufacturers for whom customized packaging design is a critical component in their efforts to differentiate their products to consumers. We initially pursue these attractive product areas with one or two major consumer products companies in each category that we expect will lead the conversion to plastic packaging for that category. We utilize our innovative design, engineering and technological capabilities to deliver highly customized, high performance products to our customers in these areas in order to distinguish and increase sales of their branded products. We collaborate with our customers through joint initiatives in product design and cost reduction, and innovative operational arrangements, which include on-site manufacturing facilities.

     From fiscal 1998 through fiscal 2002, we grew net sales at a compounded annual growth rate of over 10% as a result of our capital investment and focus on the high growth food and beverage conversions from glass, paper and metal containers to plastic packaging. With leading positions in each of our core businesses, we believe we are well positioned to continue to benefit from the plastic conversion trend that is still emerging on a global basis and offers us opportunities for attractive margins and returns on investment.

     We have an extensive blue-chip customer base that includes many of the world's largest branded consumer products companies such as Castrol, Dannon, Dial, PepsiCo, Quaker Oats, Shell Oil Company, Tropicana, Unilever, Valvoline and Welch's. More than 40% of our manufacturing facilities are located on-site at our customers' plants, which we believe provides a competitive advantage in maintaining and growing customer relationships. The majority of our sales are made pursuant to long-term customer contracts, which include resin pass-through provisions that substantially mitigate the effect of resin price movements on our profitability. Our containers are made from various plastic resins, including polyethylene terephthalate, or PET, high density polyethylene, or HDPE, and polypropylene, or PP. In 2002, our top 20 customers comprised over 82% of our net sales and have been customers of ours for an average of 15 years. During 2002, we generated 82.2%, 15.3% and 2.5% of our net sales in North America, Europe and South America, respectively.

     The combination of leading technology, product innovation, efficient manufacturing operations and strong customer relationships, including on-site facilities, has enabled us to consistently generate strong volume growth, margins and returns on invested capital.


OUR MARKETS

     We are a leading supplier of plastic packaging in each of our three primary end-use markets: food and beverage; household and personal care; and automotive lubricants.

 Food and Beverage -- 56.9% of our net sales for the year ended December 31,
 2002

     We produce containers for shelf-stable, refrigerated and frozen juices, non-carbonated juice drinks, teas, isotonics, yogurt and nutritional drinks, toppings, sauces, jellies and jams. Our business focuses on major consumer products companies that emphasize distinctive, high-performance packaging in their selected business lines that are undergoing rapid conversion to plastic from other packaging materials. We believe, based on internal estimates, that we have the leading domestic market position for plastic containers for juice, frozen concentrate, pasta sauce and yogurt drinks and the leading position in Europe for plastic containers for yogurt drinks. We believe that this leadership position creates significant opportunities for us to participate in the anticipated conversion to plastic in the wider nutritional drink market. We are also one of only three domestic market participants that are leading large-scale product conversions to hot-fill PET containers.

     Our customers include a large number of major food and beverage companies which produce a variety of brand name products. Select customers include:




CUSTOMER                  SELECTED BRAND(S) / PRODUCTS(S)
------------------------- ------------------------------------------------------------------------------------------------------
FOOD AND BEVERAGE
Apple & Eve               Apple & Eve (Registered Trademark)  / Beverages

Arizona                   Arizona (Registered Trademark)  / Beverages

Cadbury                   Snapple (Registered Trademark)  and Elements (Registered Trademark)  /Beverages

Campbell Soup             Liebig (Registered Trademark)  / Ready-to-Serve Soups; V-8 (Registered Trademark)  / Juice; Splash
                          (Registered Trademark)  / Beverages

Clement Pappas            Packer of leading store brands / Beverages

Dannon                    Danimals (Registered Trademark)  and Actimel (Registered Trademark)  / Yogurt and Nutritional Drinks

Heinz                     Heinz (Registered Trademark)  / Ketchup

Hershey                   Hershey's (Registered Trademark)  / Toppings

Knouse Foods              Lucky Leaf (Registered Trademark)  and Musselman's (Registered Trademark)  / Beverages and Applesauce

Minute Maid               Hi-C (Registered Trademark)  / Juice Drinks; Nestea (Registered Trademark)  and Powerade (Registered
                          Trademark)  / Beverages

Mrs. Clarks Foods         Various leading store brands / Beverages

National Fruit            Whitehouse (Registered Trademark)  / Beverages

Nestle                    Quik (Registered Trademark)  / Toppings and Milk Mix; Nescafe (Registered Trademark)  / Instant
                          Premium Coffee;
                          Juicy Juice (Registered Trademark)  / Juices

Northland                 Northland (Registered Trademark)  and Seneca (Registered Trademark) /Juices

Ocean Spray Cranberries   Ocean Spray (Registered Trademark)  / Beverages

Old Orchard               Old Orchard (Registered Trademark)  / Beverages

PepsiCo                   Dole (Registered Trademark)  / Beverages
 Quaker Oats              Gatorade (Registered Trademark)  / Beverages
 Tropicana                Tropicana (Registered Trademark)  and Twister (Registered Trademark)  / Beverages

Sunsweet                  Sunsweet (Registered Trademark)  / Juices

Tree Top                  Tree Top (Registered Trademark)  / Beverages and Applesauce; Seneca (Registered Trademark)  /
                          Applesauce

Unilever                  Ragu (Registered Trademark)  / Pasta Sauces; Amora (Registered Trademark)  / Sauces and Condiments

Welch's                   Welch's (Registered Trademark)  / Beverages, Jams, Jellies and Frozen Concentrate;
                          Bama (Registered Trademark)  / Jams and Jellies



CUSTOMER                  MATERIAL TYPE
------------------------- -------------------------
FOOD AND BEVERAGE
Apple & Eve               Hot-fill PET

Arizona                   Hot-fill PET / PP

Cadbury                   Hot-fill PET

Campbell Soup             Hot-fill PET / HDPE

Clement Pappas            Hot-fill PET

Dannon                    HDPE

Heinz                     PP

Hershey                   HDPE

Knouse Foods              Hot-fill PET

Minute Maid               HDPE / Hot-fill PET

Mrs. Clarks Foods         Hot-fill PET

National Fruit            Hot-fill PET

Nestle                    HDPE / Hot-fill PET

Northland                 Hot-fill PET

Ocean Spray Cranberries   Hot-fill PET

Old Orchard               Hot-fill PET

PepsiCo                   Hot-fill PET
 Quaker Oats              Hot-fill PET
 Tropicana                Hot-fill PET / HDPE / PP

Sunsweet                  Hot-fill PET

Tree Top                  Hot-fill PET

Unilever                  Hot-fill PET / PP

Welch's                   Hot-fill PET / HDPE

     From fiscal 1998 through fiscal 2002, our food and beverage sales grew at a compound annual growth rate of 22.3%, benefitting primarily from the rapid market conversion to plastic containers. As a result of technological innovations, PET containers can be used in "hot-fill" food and beverage applications where the container must withstand filling temperatures of over 180 degrees Fahrenheit in an efficient and cost-effective manner. We have been a leader in the conversion of multi-serve juices that has occurred during the last few years, and we helped initiate the conversion of containers for single-serve juice drinks, frozen juice concentrate and wide-mouth PET containers for sauces, jellies and jams. Our highly customized hot-fill PET containers allow for the shipment and display of food and beverage products in a non-refrigerated state, in addition to possessing the structural integrity to withstand extreme filling conditions. Our oxygen barrier PET container coating and our multi-layer barrier technologies also extend the shelf life and protect the quality and flavor of our customers' products.

     We have established ourselves as the market leader in the value-added segment for hot-fill PET containers. Given the strength of our existing customer base, our recent capital investments and our technological and design capabilities, we believe that we are well positioned to benefit from the estimated 60% of the domestic hot-fill food and beverage market that has yet to convert to plastic. In addition, we believe that significant conversion opportunities exist in hot-fill product lines that have just begun to convert to plastic and from international conversion opportunities like snack foods and adult nutritional beverages.

 Household and Personal Care -- 20.5% of our net sales for the year ended
    December 31, 2002

     In our household and personal care container business, we are a leading supplier of plastic containers for products such as liquid fabric care, dish care, hard-surface cleaners, hair care and body wash. We continue to benefit as liquid fabric care detergents, which are packaged in plastic containers, capture an increasing share from powdered detergents, which are predominantly packaged in paper-based containers.


     Select household and personal care customers include:




CUSTOMER                     SELECTED BRAND(S) / PRODUCTS(S)
---------------------------- ---------------------------------------------------------------------------------------------------
HOUSEHOLD AND PERSONAL CARE
Colgate Palmolive            Ajax (Registered Trademark) , Fab (Registered Trademark)  and Dynamo (Registered Trademark)  /
                             Fabric Care; Octagon (Registered Trademark)  / Dish Care

The Dial Corporation         Purex (Registered Trademark)  / Fabric Care; Dial (Registered Trademark)  / Personal Care

Henkel                       Dishcare, Hard-Surface Cleaners, Household Cleaners and Personal Care

Johnson & Johnson            Johnson & Johnson (Registered Trademark)  / Hair Care

Procter & Gamble             Mr. Clean (Registered Trademark)  / Household Cleaners; Cascade (Registered Trademark)  / Dish
                             Care; Febreze (Registered Trademark)  / Fabric Care

Reckitt Benckiser            Vanish (Registered Trademark)  / Household Cleaners

Unilever                     All (Registered Trademark) , Wisk (Registered Trademark) , Surf (Registered Trademark)  and
                             Snuggle (Registered Trademark)  / Fabric Care; Dove (Registered Trademark) , Suave (Registered Tradem
                             2000 (Registered Trademark)  / Personal Care; Elida Gibbs (Registered Trademark)  and Faberge
                             (Registered Trademark)  / Hair Care



CUSTOMER                       MATERIAL TYPE
---------------------------- ----------------
HOUSEHOLD AND PERSONAL CARE
Colgate Palmolive            HDPE

The Dial Corporation         PET / HDPE / PP

Henkel                       PET / HDPE / PP

Johnson & Johnson            HDPE

Procter & Gamble             PET / HDPE / PP

Reckitt Benckiser            PET / HDPE

Unilever                     PET / HDPE / PP

 Automotive Lubricants -- 22.6% of our net sales for the year ended December
    31, 2002


     We believe, based on internal estimates, that we are the number one supplier of one quart/one liter HDPE motor oil containers in the United States, Canada and Brazil, supplying most of the motor oil producers in these countries, with an approximate 80% market share in the United States, based on 2002 unit sales. Additionally, in 2002 we were awarded 100% of the U.S. one quart volume requirements for Shell Oil Company (Shell, Pennzoil and Quaker State branded motor oils) and 100% of ExxonMobil's one quart volume requirements for one of its U.S. filling plants. We have been producing automotive lubricants containers since the conversion to plastic began over 20 years ago and over the years have expanded our market share and maintained margins by partnering with our customers to improve product quality and jointly reduce costs through design improvement, reduced container weight and manufacturing efficiencies. Our joint product design and cost efficiency initiatives with our customers have also strengthened our service and customer relationships.

     We expanded our operations into portions of South America to take advantage of the growth resulting from the ongoing conversion from composite cans to plastic containers for motor oil as well as the increasing number of motor vehicles per person in that region. We anticipate similar growth opportunities for us in other economically developing markets where the use of motorized vehicles is rapidly growing. We also manufacture containers for other automotive products, such as antifreeze and automatic transmission fluids.

     Our major automotive lubricants customers include:


CUSTOMER               SELECTED BRAND(S) / PRODUCTS(S)
---------------------- ---------------------------------------------------------------------------------------------------------
AUTOMOTIVE LUBRICANTS
Ashland                Valvoline (Registered Trademark) , Napa (Registered Trademark)  and CarQuest (Registered Trademark)  /
                       Motor Oil; Zerex (Registered Trademark)  / Antifreeze

Castrol                Castrol (Registered Trademark)  and Syntec (Registered Trademark)  / Motor Oil; Super Clean (Registered
                       Trademark)  / Heavy Duty Cleaner

ChevronTexaco          Chevron (Registered Trademark) , Texaco (Registered Trademark)  and Havoline (Registered Trademark)  /
                       Motor Oil

ExxonMobil             Mobil (Registered Trademark)  and Exxon (Registered Trademark)  / Motor Oil

Petrobras              Petrobras (Registered Trademark)  / Motor Oil

Petro-Canada           Petro-Canada (Registered Trademark)  / Motor Oil

Shell Oil Company      Shell (Registered Trademark)  / Motor Oil and Antifreeze; Pennzoil (Registered Trademark)  and Quaker
                       State (Registered Trademark)  / Motor Oil



CUSTOMER                MATERIAL TYPE
---------------------- --------------
AUTOMOTIVE LUBRICANTS
Ashland                HDPE

Castrol                HDPE

ChevronTexaco          HDPE

ExxonMobil             HDPE

Petrobras              HDPE

Petro-Canada           HDPE

Shell Oil Company      HDPE

OUR STRENGTHS


     STRATEGIC FOCUS ON RAPIDLY GROWING CUSTOM PLASTIC CONTAINER
INDUSTRY. Changing consumer preferences and technological advancements have accelerated the conversion to plastic containers from other materials. The advantages of plastic containers, such as their lighter weight, shatter resistance, resealability and ease of opening and dispensing, as well as the improved economics and performance of plastics, have resulted from technological enhancements. We have been a leader domestically in the conversion to plastic packaging for many major product categories such as shelf-stable, chilled and frozen concentrate juices, food products, liquid laundry detergent, household cleaners and motor oil, and believe we are well positioned to benefit from the large number of containers which have yet to be converted to plastic. Our growing international presence positions us well to capitalize on growth in plastic packaging overseas which we expect, in many markets, to be driven by conversions similar to those experienced in the United States.

     While some of our competitors have significant plastic container operations, they also tend to have large concentrations of sales and capital invested in lower growth and declining packaging materials such as glass, metal and paper, or tend to produce more commodity-like plastic packaging with low value-added design and performance characteristics.

     LEADERSHIP POSITION IN CORE MARKETS. We enjoy leading positions in all of our core markets. We believe, based on internal estimates, that we have the leading domestic market position for plastic containers for juice, frozen concentrate, pasta sauce and yogurt drinks and the leading position in Europe for plastic containers for yogurt drinks. We are one of only three domestic market participants that are leading large-scale product conversions to hot-fill PET containers. We also believe, based on internal estimates, that we have the number one market position in the one quart/one liter motor oil container markets in the United States, Canada and Brazil. Our leadership positions in our core markets have enabled us to utilize high-speed production systems and achieve significant economies of scale, thereby making us a low cost manufacturer.

     SUPERIOR PRODUCT DESIGN AND DEVELOPMENT CAPABILITIES. Our ability to develop new, innovative containers to meet the design and performance requirements of our customers has established us as a market leader. We have demonstrated significant success in designing innovative plastic containers that require customized features such as complex shapes, reduced weight, handles, grips, view stripes, pouring features and graphic-intensive customized labeling, and often must meet specialized performance and structural requirements such as hot-fill capability, recycled material usage, oxygen barriers, flavor protection and multi-layering. In addition to increasing demand for our customers' products, we believe that our innovative packaging stimulates consumer demand and drives further conversion to plastic packaging. Consequently, our strong design capabilities have been especially important to our food and beverage customers, who generally use packaging to differentiate and add value to their brands while spending less on promotion and advertising. We have been awarded significant contracts based on these unique product design capabilities that we believe set us apart from our competition. Some of our recent design and conversion successes include:

     o hot-fill containers with oxygen barrier coating for conversion from glass bottles of Tropicana Season's Best brand, PepsiCo's Dole brand and Welch's brand juices;

     o hot-fill PET wide-mouth jars for Ragu pasta sauce, Seneca and Treetop applesauce and Welch's jellies and jams;

     o HDPE frozen juice container for Welch's in the largely unconverted metal and paper-composite can markets;

     o the debut of single and multi-serve, brand-distinctive, custom plastic beverage packages, such as: Gatorade 10 ounce, Danimals 100 milliliter and 93 milliliter yogurt drinks, Snapple Tea 20 ounce and Tropicana Twister 1.75 liter containers;

     o stand-up, pop-up extruded HDPE tube for Unilever's South American hair care products; and

     o blow-molded polypropylene pots for Danone's spoonable yogurts in Europe.

     Our innovative designs have also been recognized by a number of customers and industry organizations, including our Flexa Tube (2003 DuPont Gold Achievement Award and 2003 AmeriStar design award), Coca-Cola Quatro bottle (2002 Mexican Packaging Association), Sabritas (Pepsi/Frito-lay), Be-Light bottle (2002 Mexican Packaging Association), Welch's Spreads jars (2000 AmeriStar design award), Ragu Pasta Sauce jars (2000 AmeriStar and WorldStar design awards), Hershey's Moolennium Syrup bottle (2000 AmeriStar and WorldStar design awards) and our complete product line of single-serve hot-fill barrier PET containers (2000 AmeriStar and WorldStar design awards).

     SUCCESSFUL BUSINESS MODEL UTILIZING ON-SITE FACILITIES. More than 40% of our 56 operating manufacturing facilities are located on-site at our customers' plants, creating innovative operational arrangements. On-site plants enable us to work more closely with our customers, facilitating just-in-time inventory management, generating significant savings opportunities through process re-engineering, eliminating costly shipping and handling charges, reducing working capital needs and fostering long-term customer relationships. In many cases, our on-site operations are integrated with our customers' manufacturing operations so that deliveries are made, as needed, by direct conveyance to the customers' filling lines. Since the beginning of 1998, we have established 14 new on-site facilities at customers' facilities, including the first on-site plant for Gatorade, which we believe is one of the largest hot-fill PET customers in the world and seven new on-site plants in seven countries for Danone. We have also established an on-site pre-form plant at one of our resin supplier's facilities, which is unique in our industry and further demonstrates our innovative operational strategies. This plant supplies container pre-forms that are blown into containers at our blow molding facilities, enabling us to improve the quality and cost of our end products.

     DIVERSIFIED BLUE-CHIP CUSTOMER BASE. We have enjoyed long-standing relationships with most of our larger customers, with 82.5% of our net sales generated by our top 20 customers in 2002. The majority of these customers are under long-term contracts, with whom we have been doing business for an average of 15 years. We are the leading custom plastic packaging supplier in several geographic regions and/or for several brands of most of our top customers. In addition, we are a sole source provider for many of our top customers. We have strengthened our customer relationships by forming joint initiatives with our customers relating to product design, cost-savings and production quality efforts. These efforts have led to awards by several of our major customers, including the Chevron Quality Achievement Award, the Dial Corporation Select Supplier Award for Quality, the Association of Post Consumer Plastic Recyclers Partners for Change Award and the Ocean Spray New Technology Award. In addition, we were named Ocean Spray's Technology Supplier of the Year for 2001 and Welch's Supplier of the Year for 2000.

     EXPERIENCED MANAGEMENT TEAM. We have a talented senior management team, which has a track record of growing our company, implementing new packaging technology, entering new markets and maintaining and expanding our blue-chip customer base. Our executive officers have an average of 25 years work experience in the packaging industry and 20 years with us. As of December 31, 2002, management owned a 2.3% equity interest in us and had options representing an additional 3.6% equity interest in Graham Packaging Holdings Company.

OUR STRATEGY

     We intend to expand our leadership position in select value-added plastic packaging opportunities by maintaining our position at the forefront of the plastic conversion trend. We seek to achieve this objective by pursuing the following strategies:

     LEVERAGE OUR DESIGN AND ENGINEERING EXPERTISE TO CAPITALIZE ON CONVERSION TO PLASTIC CONTAINERS. We have demonstrated significant success in designing innovative, and often patented, plastic containers that add value through innovative design shapes and features, such as reduced weight, handles, grips, view stripes, pouring features, graphic-intensive customized labeling and customized blow molding and specialized performance and structural requirements, such as hot-fill capability, oxygen barriers, flavor protection, recycled material usage and multi-layering. We seek to compete in select plastic packaging areas which provide us with profitable, high-growth opportunities to supply our customers with customized value-added packaging that can increase demand for their products and help to accelerate the general plastic conversion trend. Significant opportunities exist in the United States and abroad to capture an even greater share of anticipated large scale plastic conversions in areas such as chilled, frozen and hot-fill beverages and hot-fill PET for shelf-stable food products including pickles, sauces, jellies and jams. In addition, we believe that significant conversion opportunities exist for product lines that have not yet begun to convert to plastic, but would benefit from distinctive product design and improved performance.

     MAINTAIN AND EXPAND POSITION WITH KEY CUSTOMERS. We plan to maintain and expand our position with global branded consumer products companies that require highly customized features to differentiate their products on store shelves. Central to this strategy are the continued:

     o    delivery of superior customer service;

     o    development of innovative and distinctive packaging designs;

     o    opening of new on-site facilities;

     o    ongoing improvement of our low-cost manufacturing operations;

     o    global expansion alongside key customers; and

     o    proprietary technology development.

     TARGETED CAPITAL INVESTMENT AND EXPANSION OF OUR ON-SITE PLANT NETWORK. We expect to continue our disciplined approach to capital investments, whereby we carefully evaluate new business initiatives and our ability to generate targeted returns on new capital invested. As part of this strategy, we intend to expand our on-site network of manufacturing facilities with both existing and new customers. We will continue to focus on identifying opportunities both domestically and internationally where on-site relationships would provide a strategic benefit for both us and our customers and further strengthen our relationship. Fifteen out of twenty-two domestic and international facilities that we have established since the beginning of 1998 have been located on-site at customer and vendor facilities. We are currently evaluating additional on-site facilities with several of our customers. In addition to our primary strategy of organic growth, we plan to consider select investments, joint ventures and strategic acquisitions to complement our growth objectives as opportunities arise.


COMPANY HISTORY

     Graham Container Corporation was formed in the early 1970s, by Donald C. Graham, in York, Pennsylvania as a manufacturer of plastic containers. In April 1989, Graham Container and Sonoco Products Company merged their plastic container operations into Sonoco Graham Company, owned 60% by Graham and 40% by Sonoco. In April 1991, Graham Container acquired Sonoco Products' interest in the jointly-owned company and changed its name to Graham Packaging Company, L.P. Graham Packaging Company, L.P. expanded internationally during the 1990s, acquiring, taking majority interests in, or entering into joint ventures with, a variety of established off-shore packaging businesses.

     The Graham family sold a controlling interest in Graham Packaging Holdings Company to affiliates of The Blackstone Group in February 1998 in a recapitalization transaction. The principal components and consequences of the recapitalization included the following:

     o A change in the name of the predecessor company to Graham Packaging Holdings Company;

     o The contribution by Graham Packaging Holdings Company of substantially all of its assets and liabilities to the operating company, Graham Packaging Company, L.P.;

     o The contribution by certain Graham Family entities to us of their ownership interests in some of our partially-owned subsidiaries and some real estate used but not owned by us;

     o The initial borrowing by Graham Packaging Company, L.P. of $403.5 million under our prior senior credit agreement;

     o The issuance of $225.0 million of senior subordinated notes by the issuers and $100.6 million gross proceeds ($169.0 million aggregate principal amount at maturity) senior discount notes by Graham Packaging Holdings Company;

     o The repayment by Graham Packaging Company, L.P. of substantially all of our then-existing indebtedness;

     o The distribution by Graham Packaging Company, L.P. to Graham Packaging Holdings Company of all of the remaining net proceeds of the bank borrowings and the senior subordinated notes, other than amounts necessary to pay certain fees and expenses and payments to management;

     o The redemption by Graham Packaging Holdings Company of some of its partnership interests held by the Graham Family entities for $429.6 million;

     o The purchase by Blackstone, DB Capital Investors, L.P., which at the time was an affiliate of an initial purchaser in this offering, and members of management, of partnership interests in Graham Packaging Holdings Company held by the Graham Family entities for $208.3 million;

     o The repayment by the Graham Family entities of amounts owed to Graham Packaging Holdings Company under $20.2 million of promissory notes;

     o The recognition of additional compensation expense under an equity appreciation plan;

     o The payment of bonuses and other cash payments and the granting of certain equity awards to members of management; and

     o The payment of a $6.2 million tax distribution by Graham Packaging Holdings Company on November 2, 1998 to Graham Family entities for tax periods prior to the recapitalization.

     Since 1998, we have continued to expand our operations, both domestically and internationally, through capital expenditures and through acquisitions.

CUSTOMERS

     Substantially all of our sales are made to major branded consumer products companies. Our customers demand a high degree of packaging design and engineering to accommodate complex container shapes, performance and material requirements and quick and reliable delivery. As a result, many customers opt for long-term contracts, many of which have terms up to ten years. A majority of our top 20 customers are under long-term contracts and accounted for over 82% of our net sales in 2002. Our contracts typically contain provisions allowing for price adjustments based on the market price of resins and colorants and in some cases the cost of energy and labor, among other factors. In many cases, we are the sole supplier of our customers' custom plastic container requirements nationally, regionally or for a specific brand. For the year ended December 31, 2002, PepsiCo, through its Gatorade, Tropicana and Dole product lines, accounted for 16.4% of our total net sales and was the only customer that accounted for over 10% of our net sales for the year. PepsiCo acquired Quaker Oats, which produces Gatorade, in 2001. Our sales to PepsiCo were $98.9 million in 2000, $160.8 million in 2001 and $148.9 million in 2002, which includes our sales to Quaker Oats prior to the acquisition.

INTERNATIONAL OPERATIONS

     We have significant operations outside the United States in the form of wholly owned subsidiaries, cooperative joint ventures and other arrangements. We have 21 manufacturing facilities located in countries outside of the United States, including Argentina (3), Belgium (1), Brazil (4), Canada (2), France
(3), Hungary (1), Mexico (3), Poland (2), Spain (1) and Turkey (1).

     Argentina and Brazil. In Brazil, we have three on-site plants for motor oil packaging, including one for Petrobras Distribuidora S.A., the national oil company of Brazil. We also have an off-site plant in Brazil for our motor oil and agricultural and chemical container businesses. In Argentina, we purchased 100% of the capital stock of Dodisa, S.A., Amerpack, S.A., Lido Plast, S.A. and Lido Plast San Luis, S.A. in July 1999. In April 2000, Dodisa, S.A., Amerpack, S.A. and Lido Plast, S.A. were dissolved without liquidation and merged into Graham Packaging Argentina, S.A. In June 2000, in order to maximize efficiency, we shifted some of the volume produced for Brazilian customers from our Argentine operations to our Brazilian facilities and consolidated business in Argentina, resulting in the closure of one facility.

     Mexico. In December 1999, we entered into a joint venture agreement with Industrias Innopack, S.A. de C.V. to manufacture, sell and distribute custom plastic containers in Mexico, the Caribbean and Central America. We have two on-site plants and one off-site plant in Mexico.

     Europe. We have an on-site plant in each of Belgium, France, Hungary, Poland and Spain and four off-site plants in France, Poland and Turkey, for the production of plastic containers for liquid food, household and personal care, automotive and agricultural chemical products. Through Masko Graham Spolka Z.O.O., a 51% owned joint venture in Poland, we manufacture HDPE containers for household and personal care and liquid food products.

     Canada. We have one off-site facility and one on-site facility in Canada to service Canadian and northern U.S. customers. Both facilities are near Toronto. These facilities produce products for all three of our target end-use markets.

     Additional geographical operating segment information is provided in the financial statements included in the prospectus.


COMPETITION

     We face substantial regional and international competition across our product lines from a number of well-established businesses. Our primary competitors include Owens-Illinois, Inc., Ball Corporation, Constar International Inc., Consolidated Container Company LLC, Plastipak, Inc., Silgan Holdings Inc., Amcor Limited, Pechiney Plastic Packaging, Inc. and Alpla Werke Alwin Lehner GmbH. Several of these competitors are larger and have greater financial and other resources than we do. We believe long-term success is dependent on our ability to provide superior levels of service, our speed to market and our ability to develop product innovations and improve our production technology and expertise. Other important competitive factors include rapid delivery of products, production quality and price.


MARKETING AND DISTRIBUTION

     Our sales are made through our own direct sales force; agents or brokers are not utilized to conduct sales activities with customers or potential customers. Sales activities are conducted from our corporate headquarters in York, Pennsylvania and from field sales offices located in Houston, Texas; Levittown, Pennsylvania; Maryland Heights, Missouri; Mississauga, Ontario, Canada; Rancho Cucamonga, California; Paris, France; Buenos Aires, Argentina; Sao Paulo, Brazil; and Sulejowek, Poland. Our products are typically delivered by truck, on a daily basis, in order to meet our customers' just-in-time delivery requirements, except in the case of on-site operations. In many cases, our on-site operations are integrated with our customers' manufacturing operations so that deliveries are made, as needed, by direct conveyance to the customers' filling lines.

MANUFACTURING

     A critical component of our strategy is to locate manufacturing facilities on-site, reducing expensive shipping and handling charges and increasing production and distribution efficiencies. We are a leader in providing on-site manufacturing arrangements, with over 40% of our 56 operating manufacturing facilities on-site at customer and vendor facilities. Within these 56 plants, we operate over 350 production lines. We sometimes dedicate particular production lines within a plant to better service customers. Our plants generally operate 24 hours a day, five to seven days a week, although not every production line is run constantly. When customer demand requires, we run our plants seven days a week. Our manufacturing historically has not been subject to large seasonal fluctuations.

     In the blow molding process used for HDPE applications, resin pellets are blended with colorants or other necessary additives and fed into the extrusion machine, which uses heat and pressure to form the resin into a round hollow tube of molten plastic called a parison. Bottle molds mounted radially on a wheel capture the parison as it leaves the extruder. Once inside the mold, air pressure is used to blow the parison into the bottle shape of the mold. In the 1970s, we introduced the Graham Wheel. The Graham Wheel is an electro-mechanical rotary blow molding technology designed for its speed, reliability and ability to use virgin resins, high barrier resins and recycled resins simultaneously without difficulty. We have achieved very low production costs, particularly in plants housing Graham Wheels. While certain of our competitors also use wheel technology in their production lines, we have developed a number of proprietary improvements which we believe permit our wheels to operate at higher speeds and with greater efficiency in the manufacture of containers with one or more special features, such as multiple layers and in-mold labeling.

     In the stretch blow molding process used for hot-fill PET applications, resin pellets are fed into an injection molding machine that uses heat and pressure to mold a test tube shaped parison or "preform." The preform is then fed into a blow molder where it is re-heated to allow it to be formed through a stretch blow molding process into a final container. During this re-heat and blow process, special steps are taken to induce the temperature resistance needed to withstand high temperatures on customer filling lines. We believe that the injection molders and blow molders we use are widely recognized as the leading technologies for high speed production of hot-fill PET containers and have replaced less competitive technologies used initially in the manufacture of hot-fill PET containers. We believe that equipment for the production of cold-fill containers can be refitted to accommodate the production of hot-fill containers. However, such refitting has only been accomplished at a substantial cost and has proven to be substantially less efficient than our equipment for producing hot-fill PET containers.

     We maintain a program of quality control with respect to suppliers, line performance and packaging integrity for our containers. Our production lines are equipped with various automatic inspection machines that electronically inspect containers. Additionally, we inspect and test our product samples on the production line for proper dimensions and performance. We also inspect our products after packaging. We crush and recycle containers not meeting our standards. We monitor and update our inspection programs to keep pace with modern technologies and customer demands. Quality control laboratories are maintained at each manufacturing facility to test our products.

     We have highly modernized equipment in our plants, consisting primarily of rotational wheel systems and shuttle systems, both of which are used for HDPE and PP blow molding, and injection-stretch blow molding systems for value-added PET containers. We are also pursuing development initiatives in barrier technologies to strengthen our position in the food and beverage container business. In the past, we have achieved substantial cost savings in our manufacturing process through productivity and process enhancements, including increasing line speeds, utilizing recycled products, reducing scrap and optimizing plastic volume requirements for each product's specifications.

     Total capital expenditures for 2000 were $163.4 million, for 2001 $74.3 million and for 2002 $92.4 million. We believe that capital investment to maintain and upgrade property, plant and equipment is important to remain competitive. We estimate that on average the annual capital expenditures required to maintain our current facilities are approximately $25 million per year. Capital expenditures for the nine months ended September 28, 2003 were $70.1 million. For 2003, we expect to make capital investments of approximately $110 million and for 2004, approximately $135.0 million.


PRODUCTS AND RAW MATERIALS

     PET containers, which are generally transparent, are utilized for products where glasslike clarity is valued and shelf stability is required, such as carbonated soft drinks, juice, juice drinks and teas. HDPE containers, which are nontransparent, are utilized to package products such as motor oil, fabric care, dish care and personal care products, some food products, chilled juices and frozen juice concentrates.

     PET and HDPE resins constitute the primary raw materials used to make our products. These materials are available from a number of suppliers, and we are not dependent upon any single supplier. We maintain what we believe is an adequate inventory to meet demands, but there is no assurance this will be true in the future. Our gross profit has historically been substantially unaffected by fluctuations in resin prices because industry practice permits substantially all changes in resin prices to be passed through to customers through appropriate changes in product pricing. However, a sustained increase in resin prices, to the extent that those costs are not passed on to the end-consumer, would make plastic containers less economical for our customers and could result in a slower pace of conversions to plastic containers.

     Through our wholly owned subsidiary, Graham Recycling Company, L.P., we operate one of the largest HDPE bottles-to-bottles recycling plants in the world, and more than 73% of our North American HDPE units produced contain recycled HDPE bottles. The recycling plant is located near our headquarters in York, Pennsylvania.


EMPLOYEES

     As of December 31, 2002, we had approximately 3,900 employees, 2,400 of which were located in the United States. Approximately 79% of our employees are hourly wage employees, 51% of whom are represented by various labor unions and are covered by various collective bargaining agreements that expire between February 2004 and June 2008. We believe that we enjoy good relations with our employees.


ENVIRONMENTAL MATTERS

     Our operations, both in the U.S. and abroad, are subject to national, state, provincial and/or local laws and regulations that impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal, and management of, regulated materials and waste, and impose liability for the costs of investigating and cleaning up, and damages resulting from, present and past spills, disposals, or other releases of hazardous substances or materials. Environmental laws can be complex and may change often, capital and operating expenses to comply can be significant and violations may result in substantial fines and penalties. In addition, environmental laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, also known as "Superfund" in the United States, impose strict, and in some cases, joint and several, liability on responsible parties for the investigation and cleanup of contaminated soil, groundwater and buildings, and liability for damages to natural resources, at a wide range of properties. Contamination at properties that we formerly owned or operated as well as at properties that we currently own or operate, and properties to which we sent hazardous substances, may result in our liability under environmental laws. We are not aware of any material noncompliance with the environmental laws currently applicable to us and we are not the subject of any material claim for liability with respect to contamination at any location. Based on existing information, we believe that it is not reasonably likely that losses related to our known environmental liabilities, in aggregate, will be material to our financial position, results of operations, liquidity or cash flows. For our operations to comply with environmental laws, we have incurred and will continue to incur costs, which were not material in fiscal 2002 and are not expected to be material in the future.

     A number of governmental authorities both in the U.S. and abroad have considered, are expected to consider or have passed legislation aimed at reducing the amount of disposed plastic wastes. Those programs have included, for example, mandating rates of recycling and/or the use of recycled materials, imposing deposits or taxes on plastic packaging material, and/or requiring retailers or manufacturers to take back packaging used for their products. That legislation, as well as voluntary initiatives similarly aimed at reducing the level of plastic wastes, could reduce the demand for plastic packaging, result in greater costs for plastic packaging manufacturers or otherwise impact our business. Some consumer products companies, including some of our customers, have responded to these governmental initiatives and to perceived environmental concerns of consumers by using bottles made in whole or in part of recycled plastic. We operate one of the largest HDPE bottles-to-bottles recycling plants in the world and more than 73% of our HDPE units produced in North America contain materials from recycled HDPE bottles. We believe that to date these initiatives and developments have not materially adversely affected us.


INTELLECTUAL PROPERTY

     We hold various patents and trademarks. While in the aggregate our patents are of material importance to our business, we believe that our business is not dependent upon any one patent or trademark. We also rely on unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. Others could, however, obtain knowledge of this proprietary know-how through independent development or other access by legal means. In addition to our own patents and proprietary know-how, we are a party to licensing arrangements and other agreements authorizing us to use other proprietary processes, know-how and related technology and/or to operate within the scope of certain patents owned by other entities. The duration of our licenses generally ranges from 9 to 20 years. In some cases licenses granted to us are perpetual and in other cases the term of the license is related to the life of the patent associated with the license. We also have licensed or sublicensed some of our intellectual property rights to third parties.


PROPERTIES

     We currently own or lease 57 plants, and currently operate 56 plants, located in the United States, Canada, Argentina, Brazil, Belgium, France, Hungary, Mexico, Poland, Spain, and Turkey. Twenty-five of our plants are located on-site at customer and vendor facilities. Our operations in Poland and Mexico are pursuant to joint venture arrangements where we own more than a 50% interest. We believe that our plants, which are of varying ages and types of construction, are in good condition, are suitable for our operations and generally are expected to provide sufficient capacity to meet our requirements for the foreseeable future.

     The following table sets forth the location of our plants and administrative facilities, whether on-site or off-site, whether leased or owned, and their approximate current square footage.

                                          ON-SITE                            SIZE
LOCATION                                OR OFF-SITE     LEASED/OWNED     (SQUARE FEET)
------------------------------------   -------------   --------------   --------------
U.S. Packaging Facilities (a)
------------------------------------
 1.   York, Pennsylvania               Off-Site             Owned       395,554
 2.   Maryland Heights, Missouri       Off-Site             Owned       308,961
 3.   Holland, Michigan                Off-Site            Leased       218,128
 4.   York, Pennsylvania               Off-Site            Leased       210,370
 5.   Selah, Washington                On-Site              Owned       170,553
 6.   Atlanta, Georgia                 On-Site             Leased       165,000
 7.   Montgomery, Alabama              Off-Site            Leased       150,143
 8.   Emigsville, Pennsylvania         Off-Site            Leased       148,300
 9.   Levittown, Pennsylvania          Off-Site            Leased       148,000
10.   Evansville, Indiana              Off-Site            Leased       146,720
11.   Rancho Cucamonga, California     Off-Site            Leased       143,063

                                           ON-SITE                                   SIZE
LOCATION                                 OR OFF-SITE         LEASED/OWNED        (SQUARE FEET)
-------------------------------------   -------------   ---------------------   --------------
12.   Santa Ana, California             Off-Site        Owned                       127,680
13.   Muskogee, Oklahoma                Off-Site        Leased                      125,000
14.   Cincinnati, Ohio                  Off-Site        Leased                      111,669
15.   Atlanta, Georgia                  Off-Site        Leased                      111,600
16.   Jefferson, Louisiana              Off-Site        Leased                      109,407
17.   Woodridge, Illinois               Off-Site        Leased                      103,382
18.   Casa Grande, Arizona (b)          Off-Site        Leased                      100,000
19.   Bradford, Pennsylvania            Off-Site        Leased                       90,350
20.   Berkeley, Missouri                Off-Site        Owned                        75,000
21.   Cambridge, Ohio                   On-Site         Leased                       57,000
22.   Port Allen, Louisiana             On-Site         Leased                       56,721
23.   Shreveport, Louisiana             On-Site         Leased                       56,400
24.   Richmond, California              Off-Site        Leased                       55,256
25.   Houston, Texas                    Off-Site        Owned                        52,500
26    Newell, West Virginia             On-Site         Leased                       50,000
27.   Lakeland, Florida                 Off-Site        Leased                       49,000
28.   New Kensington, Pennsylvania      On-Site         Leased                       48,000
29.   N. Charleston, South Carolina     On-Site         Leased                       45,000
30.   Darlington, South Carolina        On-Site         Leased                       43,200
31.   Bradenton, Florida                On-Site         Leased                       33,605
32.   Vicksburg, Mississippi            On-Site         Leased                       31,200
33.   Bordentown, New Jersey            On-Site         Leased                       30,000
34.   West Jordan, Utah                 On-Site         Leased                       25,573
35.   Wapato, Washington                Off-Site        Leased                       20,300

Canadian Packaging Facilities
-------------------------------------
36.   Mississauga, Ontario              Off-Site        Owned                        78,416
37.   Toronto, Ontario                  On-Site         (d)                           5,000

Mexican Packaging Facilities
-------------------------------------
38.   Mexicali (e)                      Off-Site        Leased                       59,700
39   Irapuato                           On-Site         (d)                          58,130
40.   Tlaxcala                          On-Site         (d)                           5,400

European Packaging Facilities (c)
-------------------------------------
41.   Assevent, France                  Off-Site        Owned                       186,000
42.   Sulejowek, Poland (f)             Off-Site        Owned                        83,700
43.   Meaux, France                     Off-Site        Owned                        80,000
44.   Aldaia, Spain                     On-Site         Leased                       75,350
45.   Istanbul, Turkey                  Off-Site        Owned                        50,000
46.   Villecomtal, France               On-Site         Leased                       22,790
47.   Rotselaar, Belgium                On-Site         Leased                       15,070
48.   Bierun, Poland (f)                On-Site         Leased                       10,652
49.   Nyirbator, Hungary                On-Site         Leased                        5,000

South American Packaging
 Facilities
50.   Sao Paulo, Brazil                 Off-Site        Leased                       70,290
51.   Buenos Aires, Argentina           Off-Site        Owned                        33,524
52.   Rio de Janeiro, Brazil            On-Site         Owned/Leased (g)             25,840
53.   Longchamps, Argentina             On-Site         Owned/Leased (g)             21,530
54.   Rio de Janeiro, Brazil            On-Site         Leased                       16,685
55.   Rio de Janeiro, Brazil            On-Site         (d)                          11,000
56.   San Luis, Argentina               Off-Site        Owned                         8,070

Graham Recycling
-------------------------------------
57.   York, Pennsylvania                Off-Site        Owned                        44,416

                                  ON-SITE                            SIZE
LOCATION                        OR OFF-SITE     LEASED/OWNED     (SQUARE FEET)
----------------------------   -------------   --------------   --------------
Administrative Facilities
----------------------------
 o    York, Pennsylvania       N/A                 Leased           83,373
 o    Blyes, France            N/A                 Leased            9,741
 o    Rueil, Paris, France     N/A                 Leased            4,300
 o    Mexico City, Mexico      N/A                 Leased              360

----------
(a) Substantially all of our domestic tangible and intangible assets are pledged as collateral pursuant to the terms of our new senior credit agreement.
(b)        This facility is not yet operational.
(c) We currently have on the market for sale our vacant facility located in Noeux les Mines, France.
(d) We operate these on-site facilities without leasing the space we occupy.
(e) This facility is leased by Industrias Graham Innopack S.de.R.L. de C.V., in which Graham Packaging Latin America, LLC holds a 50% interest.
(f) These facilities are owned by Masko Graham, in which we hold a 51% interest through Graham Packaging Poland L.P.
(g)        The building is owned and the land is leased.


LEGAL PROCEEDINGS

     We are party to various litigation matters arising in the ordinary course of business. We cannot estimate with certainty our ultimate legal and financial liability with respect to litigation, but we believe, based on our examination of these matters, our experience to date and our discussions with counsel, that ultimate liability from our various litigation matters will not be material to our business, financial condition, results of operations or cash flows.

                                  MANAGEMENT


ADVISORY COMMITTEE MEMBERS AND EXECUTIVE OFFICERS

     Set forth below are the names, ages as of August 31, 2003 and positions with our company of the members of the Advisory Committee of Graham Packaging Holdings Company and the executive officers of Graham Packaging Company, L.P.

NAME                  AGE                            POSITION
-------------------- ----- -----------------------------------------------------------
Philip R. Yates      55    Chief Executive Officer and Chairman of the Advisory
                           Committee
Roger M. Prevot      44    President and Chief Operating Officer
John E. Hamilton     44    Chief Financial Officer
G. Robinson Beeson   55    Senior Vice President and General Manager, North America
                           Automotive and South America
Scott G. Booth       47    Senior Vice President and General Manager, North America
                           Household and Personal Care
Ashok Sudan          50    Senior Vice President and General Manager, Global Food and
                           Beverage
Jay W. Hereford      53    Vice President, Finance and Information Technology
Chinh E. Chu         36    Member of the Advisory Committee
Charles E. Kiernan   58    Member of the Advisory Committee
Howard A. Lipson     39    Member of the Advisory Committee
Gary G. Michael      62    Member of the Advisory Committee
David A. Stonehill   34    Member of the Advisory Committee

     Philip R. Yates has served as our Chief Executive Officer and Chairman of our Advisory Committee since February 2000. From February 1998 until February 2000, Mr. Yates served as the Chief Executive Officer and President. Prior to February 1998, Mr. Yates served as our President and Chief Operating Officer.

     Roger M. Prevot has served as our President and Chief Operating Officer since February 2000. From February 1998 to February 2000, Mr. Prevot served as Senior Vice President or Vice President and General Manager, Food and Beverage. Prior to February 1998, Mr. Prevot served as our Vice President and General Manager, U.S. Food and Beverage.

     John E. Hamilton has served as our Chief Financial Officer since January 1999. From February 1998 to January 1999, Mr. Hamilton served as our Senior Vice President or Vice President, Finance and Administration. Prior to February 1998, Mr. Hamilton served as our Vice President, Finance and Administration, North America.

     G. Robinson Beeson has served as our Senior Vice President and General Manager, Automotive and South America; Senior Vice President and General Manager, Automotive; or Vice President and General Manager, Automotive since February 1998. Prior to February 1998, Mr. Beeson served as our Vice President and General Manager, U.S. Automotive.

     Scott G. Booth has served as our Senior Vice President and General Manager, Household and Personal Care since February 1998. Prior to February 1998, Mr. Booth served as our Vice President and General Manager, U.S. Household and Personal Care.

     Ashok Sudan has served as our Senior Vice President and General Manager, Global Food and Beverage; Senior Vice President and General Manager, Europe and North America Food and Beverage Polyolefins; or Vice President and General Manager, Europe since September 1, 2000. Prior to September 1, 2000, Mr. Sudan served as Vice President Operations, Food and Beverage/PET; a position he entered in 1998. Prior to that Mr. Sudan held various management positions in manufacturing.

     Jay W. Hereford has served as our Vice President, Finance and Information Technology since June 2002. From November 1998 until June 2002, Mr. Hereford served as Vice President, Finance and Administration. Prior to joining us in November 1998, Mr. Hereford served as Vice President, Treasurer and Chief Financial Officer of Continental Plastic Containers, Inc. from 1992 until November 1998.

     Chinh E. Chu is a Senior Managing Director of Blackstone, which he joined in 1990. Mr. Chu currently serves on the Boards of Directors of Haynes International, Inc. and Nycomed Holdings. Mr. Chu has served as a Member of our Advisory Committee since February 1998.

     Charles E. Kiernan has been a Member of the Advisory Committee since July 2002. Mr. Kiernan was the Executive Vice President and a Member of the Executive Council for Aramark Corporation from 1998 to 2000, where he served as President of the Food and Support Services unit. Prior to 1998, Mr. Kiernan was employed by Duracell from 1986 to 1997. He served as the President and Chief Operating Officer of Duracell International Inc. from 1994 to 1997, during which time he also served as a Director of the company, and President of Duracell North America from 1992 to 1994. Mr. Kiernan served as a member of the Board of Trustees of the National Urban League.

     Howard A. Lipson is a Senior Managing Director of Blackstone, which he joined in 1988. Mr. Lipson has served as a Member of our Advisory Committee since 1998. Since joining Blackstone in 1988, Mr. Lipson has been responsible for and involved in the execution of Blackstone's purchase of Six Flags (a joint venture with TimeWarner), the acquisition of Graham Packaging Company, L.P., and Blackstone's investments in Universal Orlando, Allied Waste Industries, Volume Services America, Mega Bloks, UCAR, US Radio, Transtar and Columbia House Holdings Inc. among others. Mr. Lipson currently serves as Director of Allied Waste Industries, Volume Services America, Mega Bloks, Universal Orlando and Columbia House Holdings Inc. Prior to joining Blackstone, Mr. Lipson was a member of the Mergers and Acquisitions Group of Salomon Brothers Inc. Mr. Lipson graduated with honors from the Wharton School of the University of Pennsylvania.

     Gary Michael has been a Member of our Advisory Committee since October 2002. Mr. Michael currently serves as Interim President of the University of Idaho, effective June 9, 2003. Prior to this position, he served as Chairman of the Board and Chief Executive Officer of Albertson's, Inc., a national food and drug retailer from February 1991 until his retirement in April 2001. Prior to that he served as Vice Chairman, Executive Vice President and Senior Vice President of Finance of Albertson's and served on the Board of Directors from 1979 until his retirement. Mr. Michael is a past Chairman of the Federal Reserve Bank of San Francisco and is a long-time member of the Financial Executives Institute. He currently serves as a Director of Questar, Inc., Boise Cascade Corp., IdaCorp, Harrah's Entertainment, Inc. and The Clorox Company.

     David A. Stonehill is a principal of Blackstone, which he joined in 2000. Mr. Stonehill has served as a Member of the Advisory Committee since July 2000. Mr. Stonehill currently serves as a Director of Universal Orlando and Columbia House Holdings Inc. Prior to joining Blackstone, Mr. Stonehill served as a Senior Vice President at Chartwell Investments Inc. where he had been employed since 1996.

     Except as described above, there are no arrangements or understandings between any Member of our Advisory Committee or executive officer and any other person pursuant to which that person was elected or appointed as a Member of our Advisory Committee or executive officer.

EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation paid to our chief executive officer and our four other most highly compensated executive officers, or named executive officers, for the fiscal years ended December 31, 2000, 2001 and 2002, and their respective titles at December 31, 2002. Our philosophy is to compensate all employees at levels competitive with the market to enable us to attract, retain and motivate all employees. From time to time, the compensation committee will review our compensation structure through an examination of compensation information for comparable companies and certain broader based data, compiled by us and by compensation and other consulting firms. In 2000, the compensation committee utilized William M. Mercer Incorporated to conduct a full review of our compensation structure which was recently updated by them in May 2003.


                          SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                ---------------------------------------- ---------------------------------------------
                                                                                  AWARDS                 PAYOUTS
                                                                         ------------------------- -------------------
                                                                  OTHER   RESTRICTED   SECURITIES               ALL
                                                       BONUS     ANNUAL      STOCK     UNDERLYING     LTIP     OTHER
NAME AND PRINCIPAL POSITION      YEAR     SALARY    EARNED (1)    COMP.     AWARDS       OPTIONS    PAYOUTS   COMP.(2)
-----------------------------   ------ ----------- ------------ -------- ------------ ------------ --------- ---------
Philip R. Yates .............   2002    $465,492     $816,348      $--        $--           --        $--     $5,140
Chief Executive Officer         2001     435,011      630,766       --         --           --         --      4,260
                                2000     397,070           --       --         --           --         --      4,258

Roger M. Prevot .............   2002     325,894      505,559       --         --           --         --      4,150
President and Chief Operating   2001     315,672      400,380       --         --          14.0        --      3,600
 Officer(3)                     2000     285,427           --       --         --           --         --      3,843

John E. Hamilton ............   2002     226,244      292,486       --         --           --         --      4,062
Chief Financial Officer         2001     219,154      231,635       --         --           --         --      3,774
                                2000     201,966           --       --         --           --         --      3,752

G. Robinson Beeson ..........   2002     210,518      297,693       --         --           --         --      4,305
Senior Vice President and       2001     204,390      200,000       --         --           --         --      3,999
 General Manager, North         2000     192,176           --       --         --           --         --      3,964
   America Automotive
   and South America

Scott G. Booth ..............   2002     202,786      286,021       --         --           --         --      4,125
Senior Vice President and       2001     198,557      150,000       --         --           --         --      3,837
 General Manager, North         2000     188,866           --       --         --           --         --      3,737
 America Household and
 Personal Care

----------
(1) Represents bonus earned in the current year and paid in March of the following year under our annual discretionary bonus plan.

(2) Represents contributions to our 401(k) plan, amounts attributable to group term life insurance and payment of relocation costs.

(3) Roger M. Prevot has served as President and Chief Operating Officer since February 8, 2000. Prior to February 8, 2000 Mr. Prevot served as Senior Vice President or Vice President and General Manager, Food and Beverage.


MANAGEMENT AWARDS

     In February 1998, we made cash payments to approximately 20 senior level managers equal to approximately $7.0 million, which represented the aggregate value payable under our former equity appreciation plan and additional cash bonuses.

     In February 1998, we granted to approximately 100 middle level managers stay bonuses aggregating approximately $4.6 million, which were paid over a period of three years.

     In February 1998, we made additional cash payments to approximately 15 senior level managers equal to approximately $5.0 million, which represented additional cash bonuses and the taxes payable by those managers in respect of the awards described in this paragraph. In addition, (a) we made additional cash payments to those managers equal to approximately $3.1 million, which were used by the recipients to purchase shares of restricted common stock of BMP/Graham Holdings Corp., a limited partner of Graham Packaging Holdings Company and (b) each recipient was granted the same number of additional restricted shares as the shares purchased pursuant to clause (a). Those restricted shares vest over a period of three years.

     As a result of such equity awards and other adjustments, management owns an aggregate of approximately 2.7% of the outstanding common stock of BMP/Graham Holdings Corp., which constitutes approximately a 2.3% interest in Graham Packaging Holding Company.


SUPPLEMENTAL INCOME PLAN

     Mr. Yates is the sole participant in the Graham Engineering Corporation Amended Supplemental Income Plan, or SIP. Graham Packaging Company, L.P. assumed Graham Engineering's obligations under the SIP. The SIP provides that upon attaining age 65, Mr. Yates shall receive a fifteen-year annuity providing annual payments equal to 25% of his final salary. The SIP also provides that the annuity payments shall be increased annually by a 4% cost of living adjustment. The SIP permits Mr. Yates to retire at or after attaining age 55 without any reduction in the benefit, although that benefit would not begin until Mr. Yates attained age 65. In the event that we terminate Mr. Yates' employment without "just cause," as defined in the SIP, then upon attaining age 65, he would receive the entire annuity. The SIP provides for similar benefits in the event of a termination of employment on account of death or disability.


OPTION PLAN

     In February 1998, Graham Packaging Holdings Company adopted the option plan which provided for the grant of options to purchase units in Graham Packaging Holdings Company. The Option Plan provides for the grant to management employees and non-employee directors, advisors, consultants and other individuals providing services to us of options to purchase limited partnership interests in Graham Packaging Holdings Company equal to 0.01% of Graham Packaging Holdings Company at the date of the recapitalization in 1998, each 0.01% interest being referred to as a unit. The aggregate number of units with respect to which options may be granted under the option plan shall not exceed 631.0 units, representing a total of up to 4.5% of the equity of Graham Packaging Holdings Company.

     The option plan is intended to advance our best interests by allowing employees, consultants and other individuals who provide services to us to acquire an ownership interest in us, thereby motivating them to contribute to our success and to remain employed by us.

     In general, 50% of the options vest and become exercisable in 20% increments annually over five years so long as the holder of the option is still an employee on the vesting date, which options are referred to as "time options;" and 50% of the options vest and become exercisable in 20% increments annually over five years so long as we achieve specified earnings targets for each year, although these options do become exercisable in full without regard to our achievement of these targets on the ninth anniversary of the date of grant, so long as the holder of the option is still an employee on that date, which options are referred to as "performance options." The exercise price per unit shall be at or above the fair market value of a unit on the date of grant. The number and type of units covered by outstanding options and exercise prices may be adjusted to reflect certain events such as recapitalizations, mergers or reorganizations of or by us.

     A committee of the board of directors administers the option plan, including the determination of the individuals to whom grants will be made, the number of units subject to each grant and the various terms of the grants. The committee may provide that an option cannot be exercised after the merger or consolidation of our company into another company or corporation, the exchange of all or substantially all of our assets for the securities of another corporation, the acquisition by a corporation of 80% or more of the partnership interest of our company or the liquidation or dissolution of our company, and if the committee so provides, it will also provide either by the terms of the option or by a resolution adopted prior to the occurrence of a merger, consolidation, exchange, acquisition, liquidation or dissolution, that, for ten business days prior to that event, the option will be exercisable as to all units subject thereto, notwithstanding anything to the contrary in any provisions of that option and that, upon the occurrence of an event, the option will terminate and be of no further force or effect. The committee may also provide that even if the option shall remain exercisable after any event, from and after the event, any of the options shall be exercisable only for the kind and amount of securities and other property, including cash, or the cash equivalent thereof, receivable as a result of that event by the holder of a number of partnership interests for which that option could have been exercised immediately prior to that event. In addition, most time options become fully vested and exercisable upon the occurrence of a change of control of our company, as that term is defined in the option plan. No suspension, termination or amendment of or to the option plan will materially and adversely affect the rights of any participant with respect to options issued hereunder prior to the date of suspension, termination or amendment without the consent of the holder.


  Option Grants in Last Fiscal Year

     In January 2002, we granted four members of our management options to purchase an aggregate of 18.9 units of Graham Packaging Holdings Company. In addition, on October 1, 2002 we granted two Advisory Board members options to purchase an aggregate of 31.0 units of Graham Packaging Holdings Company. None of the options granted were to our named executive officers.

     The following table sets forth certain information with respect to the total options granted to the named executive officers at December 31, 2002.


                   TOTAL OPTION GRANTS AT DECEMBER 31, 2002

                                              NUMBER OF
                                              SECURITIES
                                              UNDERLYING
                                             UNEXERCISED             VALUE OF          OPTIONS AT END OF
                                          OPTIONS AT END OF     UNEXERCISED IN THE        FISCAL YEAR
NAME                                         FISCAL YEAR           MONEY OPTIONS          EXERCISABLE
--------------------------------------   -------------------   --------------------   ------------------
Philip R. Yates ......................   77.4                           $--                   59.2
 Chief Executive Officer

Roger M. Prevot ......................   66.7                            --                   43.1
 President and Chief Operating Officer

John E. Hamilton .....................   48.5                            --                   35.1
 Chief Financial Officer

G. Robinson Beeson ...................   36.2                            --                   27.7
 Senior Vice President and General
   Manager, North America Automotive
   and South America

Scott G. Booth .......................   36.2                            --                   27.7
 Senior Vice President and General
   Manager, North America Household
   and Personal Care

     The following table sets forth equity compensation plan information at December 31, 2002.

                      EQUITY COMPENSATION PLAN INFORMATION

                              (a)                          (b)                    (c)
                              ---                          ---                    ---
                                                                                Number of securities
                          Number of                                             remaining available for
                          securities to be                                      future issuance under equity
                          issued upon                Weighted-average           compensation plans
                          exercise of                exercise price of          (excluding securities
  Plan category           outstanding options        outstanding options        reflected in column(a))
-----------------------   ------------------------   ------------------------   ---------------------------------
  Equity compensation
  plans approved by
  security holders        531.0                      $25,977                    0.0

  Equity compensation
  plans not approved
  by security holders     N/A                        N/A                        N/A
                          -----                      -------                    ---
  Total                   531.0                      $25,977                    0.0
                          =====                      =======                    ===

PENSION PLANS

     In the year ended December 31, 2002, Graham Packaging Holdings Company participated in a noncontributory, defined benefit pension plan for salaried and hourly employees other than employees covered by collectively bargained plans. Graham Packaging Holdings Company also sponsored other noncontributory defined benefit plans under collective bargaining agreements. These plans covered substantially all of our U.S. employees. The defined benefit plan for salaried employees provides retirement benefits based on the final five years average compensation and years of service, while plans covering hourly employees provide benefits based on years of service. See Note 12 to the financial statements for information regarding the pension plans for each of the last three years for the period ended December 31, 2002 included elsewhere in this prospectus.

     The following table shows estimated annual benefits upon retirement under the defined benefit plan for salaried employees, based on the final five years average compensation and years of service, as specified therein:


                               PENSION PLAN TABLE

                                          YEARS OF SERVICE
                   --------------------------------------------------------------
  REMUNERATION         15           20           25           30           35
----------------   ----------   ----------   ----------   ----------   ----------
$  125,000          $ 26,449     $ 35,266     $ 44,082     $ 52,899     $ 54,461
   150,000            32,449       43,266       54,082       64,899       66,774
   175,000            38,449       51,266       64,082       76,899       79,086
   200,000            44,449       59,266       74,082       88,899       91,399
   225,000            50,449       67,266       84,082      100,899      103,711
   250,000            56,449       75,266       94,082      112,899      116,024
   300,000            68,449       91,266      114,082      136,899      140,649
   400,000            92,449      123,266      154,082      184,899      189,899
   450,000           104,449      139,266      174,082      208,899      214,524
   500,000           116,449      155,266      194,082      232,899      239,149


Note: The amounts shown are based on 2002 covered compensation of $39,451 for an individual born in 1937. In addition, these figures do not reflect the salary limit of $200,000 and benefit limit under the plan's normal form of $160,000 in 2002.

     The compensation covered by the defined benefit plan for salaried employees is an amount equal to "total wages". This amount includes the annual salary and bonus amounts shown in the Summary Compensation Table above for the five named executive officers who participated in the plan. The estimated credited years of service for the year ended December 31, 2002 for each of the five named executive officers participating in the plan was as follows: Philip
R. Yates, 31 years; Roger M. Prevot, 15 years; John E. Hamilton, 19 years; G. Robinson Beeson, 27 years; and Scott G. Booth, 14 years. Benefits under the plan are computed on the basis of straight-life annuity amounts. Amounts set forth in the pension plan table are not subject to deduction for Social Security or other offset amounts.


401(K) PLAN

     During 2002, Graham Packaging Holdings Company also participated in a defined contribution plan under Internal Revenue Code Section 401(k), which covered all of our U.S. employees except those represented by a collective bargaining unit. Graham Packaging Holdings Company also sponsored other noncontributory defined contribution plans under collective bargaining agreements. Our contributions were determined as a specified percentage of employee contributions, subject to certain maximum limitations. Costs for the salaried and non-collective bargaining hourly plan for 2000, 2001 and 2002 were $1.0 million, $1.1 million and $1.2 million, respectively.


EMPLOYMENT AGREEMENTS

     On June 27, 2002, we entered into employment agreements with Messrs. Yates, Prevot, Hamilton, Beeson and Booth. The term of each agreement is for one year but automatically extends for an additional year unless either party gives 90 days written notice prior to the end of the term. These contracts were automatically extended for another year on June 27, 2003. Under each agreement, the executive is entitled to a base salary and an annual bonus based on the achievement of performance criteria established by our board. In the event that an executive is terminated by us without cause (as defined in each agreement), (including our election not to renew the term so that the term ends prior to the fifth anniversary of the agreement), or the executive resigns with good reason (as defined in the agreement), the executive will be entitled to (1) full vesting of all equity awards granted to the executive, (2) a pro rata bonus for the year of termination, (3) monthly payments for a period of 24 months (36 months with respect to Mr. Yates following a change of control (as defined in the agreement)) of the executive's base salary and average annual bonus, (4) continued health and dental benefits for a period of 24 months and
(5) outplacement services for a period of 12 months. If we elect not to extend the term so that the term ends following the fifth anniversary of the agreement, upon executive's termination of employment, executive will be entitled to the same benefits described above except that the executive will only be entitled to continued monthly payments and health and dental benefits for a period of 12 months, rather than 24 months. During the term and for a period of 18 months following the term (12 months if the executive's employment is terminated due to our election not to renew the term so that the term ends following the fifth anniversary of the agreement), each executive is subject to a covenant not to compete with us or solicit our clients or employees. Each executive has also covenanted not to reveal our confidential information during the term of employment or thereafter and to assign to us any inventions created by the executive while employed by us. With respect to the employment agreements of Messrs. Yates, Prevot and Hamilton, if any payments by us to the executive would result in an excise tax under Section 280G of the Internal Revenue Code, the executive will be entitled to an additional payment so that the executive will receive an amount equal to the payments the executive would be entitled to receive without the imposition of the excise tax.

                          RELATED PARTY TRANSACTIONS


TRANSACTIONS WITH THE GRAHAM FAMILY AND AFFILIATES

     We have engaged in a number of transactions with entities controlled by or affiliated with Donald C. Graham, a previous chairman of the Advisory Committee of Graham Packaging Holdings Company, and/or members of his immediate family. Mr. Graham resigned as a member of the Advisory Committee on November 15, 2002. These entities controlled by Mr. Graham and/or members of his immediate family include Graham Capital Company, Graham Engineering Corporation, Graham Family Growth Partnership, Graham Packaging Corporation and York Transportation and Leasing, Inc.

     We and Graham Engineering entered into an equipment sales, service and licensing agreement in 1998, which provides that, with specified exceptions:

     o Graham Engineering will sell to us and our affiliates some of Graham Engineering's larger-sized proprietary extrusion blow molding wheel systems, or Graham Wheel Systems, at a price to be determined on the basis of a percentage mark-up of material, labor and overhead costs that is as favorable to us as the percentage mark-up historically offered by Graham Engineering to us and is as favorable as the mark-up on comparable equipment offered to other parties;

     o each party will provide consulting services to the other party at hourly rates ranging from $60 to $200, (adjusted annually for inflation); and

     o Graham Engineering will grant to us a nontransferable, nonexclusive, perpetual, royalty-free right and license to use technology.

     Subject to exceptions and conditions, including the condition that we purchase high output extrusion blow molding equipment, described in the equipment sales, service and licensing agreement, we and our affiliates will have the exclusive right to purchase, lease or otherwise acquire the applicable Graham Wheel Systems in North America and South America, the countries comprising the European Economic Community as of February 2, 1998 and any other country in or to which we have produced or shipped extrusion blow molded plastic containers representing sales in excess of $1.0 million in the most recent calendar year. The equipment sales agreement terminates on December 31, 2007, unless mutually extended by the parties. Since December 31, 1998, both parties have had the right to terminate the other party's right to receive consulting services. Effective January 21, 2000 we terminated Graham Engineering's rights to receive consulting services from us.

     Graham Engineering supplies us with services and equipment. We paid Graham Engineering approximately $8.2 million, $25.1 million, $23.8 million and $20.2 million for services and equipment for the nine months ended September 28, 2003 and the years ended December 31, 2000, 2001, and 2002, respectively.

     On July 9, 2002, we and Graham Engineering amended our equipment sales, service and licensing agreement to, among other things, (i) modify our existing rights in exchange for a perpetual license in the event Graham Engineering proposes to sell its rotary extrusion blow molding equipment business or assets to certain of our significant competitors; (ii) clarify that our exclusivity rights under the equipment sales, service and licensing agreement do not apply to certain new generations of Graham Engineering equipment; (iii) provide Graham Engineering with an opportunity to bid for sales of certain high output extrusion blow molding equipment to us, including allowing Graham Engineering to demonstrate that its equipment is substantially equivalent to equipment manufactured by third parties and, if applicable, provide Graham Engineering with a summary of reasons why we decided to buy any such equipment from any supplier other than Graham Engineering; and (iv) obligate us retroactive to January 1, 2002 and subject to certain credits and carry-forwards, to make payments for products and services to Graham Engineering in the amount of at least $12 million per calendar year, or else pay Graham Engineering a shortfall payment. The minimum purchase commitment for 2002 was met and we do not expect to be required to make a shortfall payment relative to our purchases for 2003.

     Graham Family Growth Partnership has supplied advisory services to us since February 1998. We paid Graham Family Growth Partnership approximately $0.8 million for services for the nine months ended September 28, 2003, approximately $1.0 million for each of the years ended December 31, 2000 and 2001 and approximately $1.1 million for the year ended December 31, 2002, including the $1.0 million fee paid pursuant to the Graham Packaging Holdings Company partnership agreement.

     Innopack, S.A., minority shareholder of Graham Innopack de Mexico S. de R.L. de C.V., has supplied us with goods, for which we paid approximately $1.1 million, $5.4 million and $2.1 million for the years ended December 31, 2001 and 2002 and the nine months ended September 28, 2003, respectively.

     On each of September 29, 2000 and March 29, 2001, the Graham family made an equity contribution of $7.5 million to Graham Packaging Holdings Company.


MANAGEMENT STOCKHOLDERS AGREEMENT

     Blackstone, our company and members of our management are party to a Management Stockholders' Agreement, dated as of February 3, 1998. Under the terms of that agreement, members of management acquired shares of BMP/Graham Holdings Corporation, a limited partner in Graham Packaging Holdings Company, in connection with our 1998 recapitalization.


OTHER TRANSACTIONS WITH BLACKSTONE

     Under the terms of a monitoring agreement entered into among Blackstone, us and Graham Packaging Company, L.P., Blackstone receives a monitoring fee of $1.0 million per annum, and will be reimbursed for reasonable out-of-pocket expenses. We paid Blackstone approximately $0.7 million for the nine months ended September 28, 2003, approximately $1.0 million for each of the two years ended December 31, 2000 and 2001 and approximately $1.1 million for the year ended 2002. In the future, an affiliate or affiliates of Blackstone may receive customary fees for advisory and other services rendered to us. If those services are rendered in the future, the fees will be negotiated from time to time on an arm's length basis and will be based on the services performed and the prevailing fees then charged by third parties for comparable services.

     On each of September 29, 2000 and March 29, 2001, Blackstone made an equity contribution of $39.3 million to Graham Packaging Holdings Company, bringing Blackstone's total equity investment in our company to $273.8 million.


TRANSACTIONS WITH INITIAL PURCHASERS AND AFFILIATES

     In 1998, DB Capital Investors, LP, which at the time was an affiliate of Deutsche Bank Securities Inc., acquired approximately a 4.8% equity interest in BMP/Graham Holdings Corporation in connection with the recapitalization. On February 20, 2003, Deutsche Bank AG and its affiliates sold an 80% interest in the general partner of DB Capital Investors, L.P. to the DB Capital management team and other third-party investors but retained a 20% limited partnership interest in the general partner of DB Capital Investors, L.P. (which is now called MidOcean Capital Investors, L.P.). In addition, affiliates of Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. were initial purchasers of the senior subordinated notes due 2008 and the senior discount notes due 2009. Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), an affiliate of Deutsche Bank Securities Inc., acted as administrative agent and provided a portion of the financing under our prior senior credit agreement entered into in connection with the recapitalization in 1998, as well as our new senior credit agreement, for which it received customary commitment and other fees and compensation. In addition, an affiliate of Citigroup Global Markets Inc. is the syndication agent and a lender under our new senior credit agreement. Prior to the offering of the outstanding notes, Deutsche Bank Trust Company Americas received $65 million aggregate principal amount of the outstanding notes in exchange for $65 million aggregate principal amount of tranche II term loans under our new senior credit agreement.

LOANS TO MANAGEMENT


     At December 31, 2002, we had loans outstanding to certain management employees of $2.6 million, including loans to Philip R. Yates $1.0 million, Roger M. Prevot $0.5 million, John E. Hamilton $0.2 million, G. Robinson Beeson $0.3 million, Scott G. Booth $0.3 million, Ashok Sudan $0.1 million and other individuals totaling $0.2 million. These loans were made in connection with the capital call payments made on September 29, 2000 and March 29, 2001 pursuant to the capital call agreement dated as of August 13, 1998. The proceeds from the loans were used to buy stock in BMP/Graham Holdings Corp. to avoid any management ownership dilution at the time of the capital call payments. The loans mature on September 29, 2007 and March 29, 2008, respectively, and accrue interest at a rate of 6.22%. The loans are secured by a pledge of the stock purchased by the loans and by a security interest in any bonus due and payable to the respective borrowers on or after the maturity date of the loans.

                              THE EXCHANGE OFFER


GENERAL

     The Issuers hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to $100.0 million aggregate principal amount of our 8 3/4% Senior Subordinated Notes due 2008, which we refer to in this prospectus as the outstanding notes, for a like aggregate principal amount of our 8 3/4% Series B Senior Subordinated Notes due 2008, which we refer to in this prospectus as the exchange notes, properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to all of the outstanding notes.

     As of the date of this prospectus, $100.0 million aggregate principal amount of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about December 17, 2003, to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under "Certain Conditions to the Exchange Offer" below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.


PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under some circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act as promptly as practicable, but in no event later than 260 days after the closing date and keep the exchange offer registration statement effective for not less than 30 business days. The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on May 28, 2003.

     Under certain circumstances set forth in the registration rights agreement, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the statement, effective until the earlier of (i) two years after the closing date and (ii) such time as all of the applicable notes have been sold thereunder.

     If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding notes.

     Each holder of outstanding notes that wishes to exchange outstanding notes for transferable exchange notes in the exchange offer will be required to make the following representations:

     o any exchange notes will be acquired in the ordinary course of its business;

     o the holder will have no arrangements or understanding with any person to participate in the distribution of the outstanding notes or the exchange notes within the meaning of the Securities Act;

     o the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours;

     o if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes; and

     o if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

RESALE OF EXCHANGE NOTES

     Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     o the holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

     o the exchange notes are acquired in the ordinary course of the holder's business; and

     o the holder does not intend to participate in the distribution of the exchange notes.

     Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

     o cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation or similar interpretive letters; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional amounts upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

     As of the date of this prospectus, $100.0 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the exchange offer and registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding notes, except for any rights under the exchange offer and registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

     We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to the holders. Under the terms of the exchange offer and registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "-- Certain Conditions to the Exchange Offer."

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "-- Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 12:00 a.m., New York City time on January 16, 2004, unless in our sole discretion we extend it.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

     o to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "-- Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent;

     o under the terms of the exchange offer and registration rights agreement, to amend the terms of the exchange offer in any manner; or

     o to delay accepting for exchange any outstanding notes in the event we amend or extend the exchange offer.

     Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding notes of the amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a release to a financial news service by 9 a.m. Eastern time on the next business day after the scheduled expiration date of the exchange offer and meeting the requirements of Rule 14e-1(d) of the Exchange Act.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

     o the exchange notes to be received will not be tradable by the holder. without restriction under the Securities Act, the Securities Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

     o the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC: or

     o any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

     In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

     o the representations described under "-- Purpose and Effect of the Exchange Offer," "-- Procedures for Tendering" and "Plan of Distribution"; and

     o such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of the extension to their holders. During any such extensions, all notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange upon the expiration of the exchange offer. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance, or termination to the holders of the outstanding notes as promptly as practicable.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. All conditions to the exchange offer, other than those conditions subject to government approvals, will be satisfied or waived prior to the expiration of the exchange offer.

     In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.


PROCEDURES FOR TENDERING

     Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

     o complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

     o comply with DTC's Automated Tender Offer Program procedures described below.

   In addition, either:

     o the exchange agent must receive the outstanding notes along with the accompanying letter of transmittal; or

     o the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

     o the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under "-- Exchange Agent" prior to the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

     The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding notes either:

     o make appropriate arrangements to register ownership of the outstanding notes in such owner's name; or

     o obtain a properly completed bond power from the registered holder of outstanding notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

     o by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the accompanying letter of transmittal; or

     o    for the account of an eligible institution.

     If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

     If the accompanying letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     o DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

     o the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     o    the agreement may be enforced against that participant.

     We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to their holder without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

     In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     o outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at DTC; and

     o a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     By signing the accompanying letter of transmittal or authorizing the transmission of the agent's message, each tendering holder of outstanding notes will represent or be deemed to have represented to us that, among other things:


     o any exchange notes that the holder receives will be acquired in the ordinary course of its business;

     o the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

     o if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

     o if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of any exchange notes. See "Plan of Distribution"; and

     o the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.


BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.


GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the accompanying letter of transmittal or any other available required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

     o    the tender is made through an eligible institution;

     o prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

          o setting forth the name and address of the holder, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered;

          o    stating that the tender is being made thereby; and

          o guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     o the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS


     Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

     For a withdrawal to be effective:

     o the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under "-- Exchange Agent", or

     o holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

     Any notice of withdrawal must:

     o specify the name of the person who tendered the outstanding notes to be withdrawn;

     o identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

     o where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

     o    the serial numbers of the particular certificates to be withdrawn; and

     o a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

     If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for outstanding notes, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.


EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

 BY REGISTERED OR CERTIFIED MAIL:          BY FACSIMILE:           BY HAND OR OVERNIGHT DELIVERY:
        The Bank of New York           The Bank of New York            The Bank of New York
     Corporate Trust Operations     Corporate Trust Operations      Corporate Trust Operations
         Reorganization Unit           Reorganization Unit              Reorganization Unit
       101 Barclay Street--7E           101 Barclay Street       101 Barclay Street--Lobby Window
          New York, NY 10286            New York, NY 10286              New York, NY 10286
    Attn: Ms. Carolle Montreuil    Attn: Ms. Carolle Montreuil      Attn: Ms. Carolle Montreuil
                                          (212) 298-1915

                         CONFIRM RECEIPT OF FACSIMILE
                                 BY TELEPHONE
                                 (212) 815-5920

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.


FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     Under the terms of the registration rights agreement affiliates of the initial purchasers of the outstanding notes will reimburse us for any such expenses we incur in connection with the exchange offer.


TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     o certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

     o tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

     o a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

     If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

     Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

     Under the terms of the registration rights agreement affiliates of the initial purchasers of the outstanding notes will reimburse us for any transfer taxes we pay.

CONSEQUENCES OF FAILURE TO EXCHANGE


     Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding notes:

     o as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     o otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

     In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

     o    cannot rely on the applicable interpretations of the SEC; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.


ACCOUNTING TREATMENT

     We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.


OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                            DESCRIPTION OF THE NOTES

     The outstanding notes, which we refer to in this description as the Senior Subordinated Notes, were issued and the exchange notes will be issued under an indenture, dated as of February 2, 1998, which we refer to as the Senior Subordinated Indenture, by and among Graham Packaging Company, L.P., GPC Capital Corp. I, Graham Packaging Holdings Company, as guarantor, and The Bank of New York (formerly United States Trust Company of New York), as trustee. The terms of the exchange notes will be substantially identical to those of the Senior Subordinated Notes described below. The issuers previously issued $150,000,000 aggregate principal amount of publicly registered Senior Subordinated Notes under the Senior Subordinated Indenture, which we refer to in this prospectus as the existing notes and $75,000,000 aggregate principal amount of Floating Rate Subordinated Term Securities due 2008 under the Senior Subordinated Indenture. The exchange notes will be identical in all respects to, and will trade as a single series with, the outstanding notes. The Senior Subordinated Indenture is governed by the Trust Indenture Act of 1939, or the TIA. The following summary describes the material provisions of the Senior Subordinated Indenture. For purposes of this section, the word "Company" refers solely to Graham Packaging Company, L.P., and does not include any of its subsidiaries or its parent company. In this description, references to the "Company Issuers" refer only to Graham Packaging Company, L.P., and GPC Capital Corp. I, and not to any of their respective subsidiaries or their parent company.


GENERAL

     The Senior Subordinated Notes are unsecured obligations of the Company Issuers, ranking subordinate in right of payment to all of the Company Issuers' Senior Indebtedness.

     The Senior Subordinated Notes were issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000.


PRINCIPAL, MATURITY AND INTEREST

     The Senior Subordinated Notes are limited to $325,000,000 aggregate principal amount. $100,000,000 of Senior Subordinated Notes were issued as the outstanding notes on May 28, 2003. $225,000,000 of Senior Subordinated Notes were issued on February 2, 1998 and exchanged for $225,000,000 aggregate principal amount of registered notes on September 8, 1998. The Senior Subordinated Notes will mature on January 15, 2008. Interest on the Senior Subordinated Notes will be payable semiannually in cash on each January 15 and July 15, commencing on July 15, 2003, to the persons who are registered holders at the close of business on the January 1 or July 1 immediately preceding the applicable interest payment date. Interest on the Senior Subordinated Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including the date of issuance.

     The Senior Subordinated Notes will not be entitled to the benefit of any mandatory sinking fund.

     Interest on the Senior Subordinated Notes will accrue at the rate of 8 3/4% per year.


REDEMPTION

     Optional Redemption. The Senior Subordinated Notes will be redeemable at the Company Issuers' option, in whole at any time or in part from time to time, on or after January 15, upon not less than 30 nor more than 60 days' notice at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on January 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption.

YEAR                                PERCENTAGE
--------------------------------   ------------
   2003 ........................      104.375%
   2004 ........................      102.917%
   2005 ........................      101.458%
   2006 and thereafter .........      100.000%


     The Company Issuers may decide to redeem the notes if they are able to reduce their leverage or are able to refinance the Senior Subordinated Notes on more favorable terms, and if their or the Guarantor's other debt agreements permit them to do so. The Company Issuers' decision to redeem Senior Subordinated Notes will be based upon, among other factors, available interest rates on indebtedness that the Company Issuers would incur to refinance the Senior Subordinated Notes, the applicable redemption price, the Company Issuers' liquidity and the ability to use funds to redeem Senior Subordinated Notes in compliance with the financial covenants in the Company Issuers' and the Guarantor's debt agreements.


SELECTION AND NOTICE OF REDEMPTION

     If less than all of the Senior Subordinated Notes are to be redeemed at any time or if more Senior Subordinated Notes are tendered pursuant to an Asset Sale Offer or a Change of Control Offer than the Company Issuers are required to purchase, then the selection of such Senior Subordinated Notes for redemption or purchase, as the case may be, will be made by the trustee in compliance with the requirements, if any, of the principal national securities exchange on which the Senior Subordinated Notes are listed, or, if such Senior Subordinated Notes are not so listed, on a pro rata basis, by lot or by such other method as the trustee deems fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Senior Subordinated Notes of $1,000 or less shall be purchased or redeemed in part.

     Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date, to each holder of Senior Subordinated Notes to be purchased or redeemed at such holder's registered address. If any Senior Subordinated Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Senior Subordinated Note shall state the portion of the principal amount thereon that has been or is to be purchased or redeemed.

     A new Senior Subordinated Note in principal amount equal to the unpurchased or unredeemed portion of any Senior Subordinated Note purchased or redeemed in part will be issued in the name of the holder thereof upon cancellation of the original Senior Subordinated Note. On and after the purchase or redemption date, unless the Company Issuers default in payment of the purchase or redemption price, interest shall cease to accrue on portions thereof purchased or called for redemption.


SUBORDINATION

     The payment of all Obligations on the Senior Subordinated Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Indebtedness. Upon any payment or distribution of assets of the Company Issuers of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of either of the Company Issuers or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to either of the Company Issuers or their respective property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Indebtedness shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Indebtedness, before any payment or distribution of any kind or character is made on account of any Obligations on the Senior Subordinated Notes, or for the acquisition of any of the Senior Subordinated Notes for cash or property or otherwise (except that holders of the Senior Subordinated Notes may receive Permitted Junior Securities and payments from a trust described under "Legal Defeasance and Covenant Defeasance" below so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Senior Subordinated Notes without violating the subordination provisions described herein). If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by acceleration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Indebtedness, no payment of any kind or character shall be made by or on behalf of either of the Company Issuers or any other Person on either of their behalf with respect to any Obligations on the Senior Subordinated Notes or to acquire any of the Senior Subordinated Notes for cash or property or otherwise (except that holders of the Senior Subordinated Notes may receive payments from a trust described under "Legal Defeasance and Covenant Defeasance" below so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Senior Subordinated Notes without violating the subordination provisions described herein).

     In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Indebtedness, as such event of default is defined in the instrument creating or evidencing such Designated Senior Indebtedness, permitting the holders of such Designated Senior Indebtedness then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Indebtedness gives written notice of the event of default to the trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the Representative for the respective issue of Designated Senior Indebtedness terminating the Blockage Period (as defined), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither of the Company Issuers nor any other Person on either of their behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Senior Subordinated Notes or (y) acquire any of the Senior Subordinated Notes for cash or property or otherwise (except that holders of the Senior Subordinated Notes may receive payments from a trust described under "Legal Defeasance and Covenant Defeasance" so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Senior Subordinated Notes without violating the subordination provisions described herein). Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the Default Notice is delivered and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Indebtedness shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Indebtedness whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     By reason of such subordination, in the event of the insolvency of either of the Company Issuers, creditors of the Company Issuers who are not holders of Senior Indebtedness, including the holders of the Senior Subordinated Notes, may recover less, ratably, than holders of Senior Indebtedness.

     As of September 28, 2003, the Issuers had $633.4 million of Senior Indebtedness outstanding, $105.2 million of unused borrowings available under the New Credit Facility and $225.0 million aggregate principal amount of Pari Passu Indebtedness, and Graham Packaging Holdings Company, our parent guarantor, had $169.0 million of Senior Indebtedness outstanding and no Pari Passu Indebtedness. The Issuers and Graham Packaging Holdings Company have not issued, and do not have any current arrangements to issue, any Subordinated Indebtedness.

COMPANY ISSUERS' STRUCTURE

     The Company is a wholly owned operating subsidiary of Graham Packaging Holdings Company, which we sometimes refer to in this section as "Holdings", and CapCo I is a subsidiary corporation of the Company with no material operations of its own and only limited assets.


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GRAHAM PACKAGING HOLDINGS COMPANY GUARANTEE

     The obligations of the Company Issuers under the Senior Subordinated Notes and the Senior Subordinated Indenture will be fully and unconditionally guaranteed on a senior subordinated basis by Graham Packaging Holdings Company, the parent of the Company Issuers. The guarantee will be subordinated to all Senior Indebtedness of Graham Packaging Holdings Company to the same extent that the Senior Subordinated Notes are subordinated to Senior Indebtedness of the Company Issuers. Additionally, since the Company is the Guarantor's sole source of revenue, it is not likely that the Guarantor will be able to make payments in respect of the Senior Subordinated Notes if Graham Packaging Company, L.P. is unable to satisfy its payment obligations. As a result, we believe that you should not rely on the guarantee in evaluating an investment in the Senior Subordinated Notes.


CHANGE OF CONTROL

     The Senior Subordinated Indenture provides that upon the occurrence of a Change of Control, each holder will have the right to require that the Company Issuers purchase all or a portion of such holder's Senior Subordinated Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

     The Senior Subordinated Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company Issuers shall: (1) repay in full and terminate all commitments under Indebtedness under the New Credit Facility and all other such Senior Indebtedness the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the New Credit Facility and all other such Senior Indebtedness and to repay the Indebtedness owed to each lender which has accepted such offer or (2) obtain the requisite consents under the New Credit Facility and all other Senior Indebtedness to permit the repurchase of the Senior Subordinated Notes as provided below. The Company Issuers shall first comply with the covenant in the immediately preceding sentence before they shall be required to repurchase Senior Subordinated Notes pursuant to the provisions described below. The Company Issuers' failure to comply with the covenant described in the second preceding sentence or the immediately succeeding paragraph may constitute an Event of Default described in clause (3) (and not in clause (2)) under "Events of Default" below.

     Within 30 days following the date upon which the Change of Control occurred, the Company Issuers shall send, by first class mail, a notice to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, must be no earlier than 30 days nor later than 60 days from the date that notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Senior Subordinated Note purchased pursuant to a Change of Control Offer will be required to surrender the Senior Subordinated Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Senior Subordinated Note completed, to the paying agent ("Paying Agent") at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the Company Issuers will have available funds sufficient to pay the Change of Control purchase price for all the Senior Subordinated Notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event that the Company Issuers are required to purchase outstanding Senior Subordinated Notes pursuant to a Change of Control Offer, the Company Issuers expect that they would seek third party financing to the extent they do not have available funds to meet their purchase obligations. However, there can be no assurance that the Company Issuers would be able to obtain such financing.

     Neither the Board of Directors of either Company Issuer nor the trustee may waive the covenant relating to a holder's right to repurchase upon a Change of Control. Restrictions in the Senior Subordinated Indenture described herein on the ability of the Company Issuers to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales


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may also make more difficult or discourage a takeover of Holdings or the
Company Issuers, whether favored or opposed by the management of Holdings or the Company Issuers. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Senior Subordinated Notes, and there can be no assurance that the Company Issuers or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Holdings or, either of the Company Issuers or any of their respective Subsidiaries by the management of Graham Packaging Company Inc. or the respective Company Issuers. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Senior Subordinated Indenture may not afford the holders of Senior Subordinated Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Company Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to the repurchase of Senior Subordinated Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Senior Subordinated Indenture, the Company Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the "Change of Control" provisions of the Senior Subordinated Indenture by virtue thereof.


CERTAIN COVENANTS

     The Senior Subordinated Indenture contains, among others, the following covenants:

     Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock. (1) the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur" and collectively, an "incurrence") any Indebtedness (including Acquired Indebtedness), (2) the Company and any Guarantor will not issue any shares of Disqualified Stock and (3) the Company will not permit any of its Restricted Subsidiaries that are not Guarantors (other than CapCo I) to issue any shares of preferred stock; provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 1.75 to 1.00 (determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period).

     The foregoing limitations will not apply to:

          (a) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the New Credit Facility and the issuance and creation of letters of credit and banker's acceptances thereunder (with letters of credit and banker's acceptances being deemed to have a principal amount equal to the face amount thereof up to an aggregate principal amount of $650.0 million outstanding at any one time;

          (b) the incurrence by the Company Issuers of Indebtedness represented by the Senior Subordinated Notes in an aggregate principal amount not to exceed $225,000,000;

          (c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

          (d) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of


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     any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (d), does not exceed 15% of Total Assets at the time of the respective incurrence;

          (e) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims;

          (f) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

          (g) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness shall be subordinated in right of payment to the Senior Subordinated Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (h) shares of preferred stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an issuance of such shares of preferred stock;

          (i) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor incurs such indebtedness from a Restricted Subsidiary that is not a Guarantor, such Indebtedness shall be subordinated in right of payment to the Guarantee of such Guarantor; and provided, further, that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (j) Hedging Obligations that are incurred in the ordinary course of business (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Senior Subordinated Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

          (k) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (l) Indebtedness of any Guarantor in respect of such Guarantor's Guarantee;

          (m) Indebtedness or Disqualified Stock of the Company and any of its Restricted Subsidiaries not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and incurred pursuant to this clause
     (m), does not exceed $50.0 million at any one time outstanding;

          (n)(1) any guarantee by the Company or by any Restricted Subsidiary that is a Guarantor of Indebtedness or other obligations of the Company or any of the Company's Restricted


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

     Subsidiaries so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary or the Company, as the case may be, is permitted under the terms of the Senior Subordinated Indenture and (2) any Excluded Guarantee of a Restricted Subsidiary;

          (o) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness which serves to refund, refinance or restructure any Indebtedness incurred as permitted under the first paragraph of this covenant, this clause (o) and clauses (b) and (c) above and (q) below, or any Indebtedness issued to so refund, refinance or restructure such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness (1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (2) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Senior Subordinated Notes, such Refinancing Indebtedness is subordinated or pari passu to the Senior Subordinated Notes at least to the same extent as the Indebtedness being refinanced or refunded and (3) shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and provided, further, that subclauses (1) and (2) of this clause (o) will not apply to any refunding or refinancing of any Senior Indebtedness;

          (p) other Indebtedness in an amount not greater than twice the amount of Permanent Qualified Equity Contributions after the Issue Date at any one time outstanding; and

          (q) Indebtedness or Disqualified Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Senior Subordinated Indenture; provided that such Indebtedness or Disqualified Stock is not incurred in contemplation of such acquisition or merger; and provided, further, that after giving effect to such acquisition, either (1) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or (2) the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (q) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

          (2) purchase or otherwise acquire or retire for value any Equity Interests of the Company;

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

          (3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, or maturity, any Subordinated Indebtedness (other than (A) the payment, redemption, repurchase, defeasance, acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the covenant described under "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"); or

          (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments");

          unless, at the time of such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the repurchase, retirement or other acquisition of Retired Capital Stock pursuant to clause (a) thereof and the payment of dividends on Retired Capital Stock pursuant to clause (b) thereof), (5), (6), (9) and (10) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of

          (1) 50% of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day after the Issue Date to the date of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

          (2) 100% of the aggregate net proceeds, including cash and the fair market value of property other than cash (as determined in good faith by the Company), received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company (including Refunding Capital Stock (as defined) but excluding Disqualified Stock), including such Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options, plus

          (3) 100% of the aggregate amount of contributions to the capital of the Company since the Issue Date (other than Excluded Contributions), plus

          (4) 100% of the aggregate amount received in cash and the fair market value of property other than cash (as determined in good faith by the Company) received from (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, plus

          (5) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, transfers or conveys assets to, or is liquidated into, the Company or a Restricted Subsidiary, the fair market value (as determined in good faith by the Company) of such Investment in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or with the assets so transferred or conveyed.

     The foregoing provisions will not prohibit:

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

          (1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Senior Subordinated Indenture;

          (2)(A) the repurchase, retirement or other acquisition of any Equity Interests (the "Retired Capital Stock") or Subordinated Indebtedness of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company (other than any Disqualified Stock) or contributions to the common equity capital of the Company (the "Refunding Capital Stock"), and (B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of Refunding Capital Stock;

          (3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of and accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired), (B) such Indebtedness is subordinated to the Senior Subordinated Notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

          (4) the repurchase, retirement or other acquisition for value (or a dividend or distribution to fund any such repurchase, retirement or other acquisition) of Equity Interests of the Company, Holdings or Investor LP held by any future, present or former employee, director or consultant of the Company or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed in any calendar year $5.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $10.0 million in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed (1) the cash proceeds from the sale of Equity Interests of the Company (or of Holdings or Investor LP which are contributed to the Company) to members of management, directors or consultants of the Company and its Subsidiaries that occurs after the Issue Date (provided that such proceeds have not been included with respect to determining whether a previous Restricted Payment was permitted pursuant to the first paragraph of this covenant) plus (2) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date;

          (5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant entitled "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

          (6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock; provided, however, that for the most recently ended four full fiscal quarters for which internal financial statements are available preceding the date of declaration of any such dividend or distribution, after giving effect to such dividend or distribution as a Fixed Charge on a pro forma basis, the Company and its Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 1.75 to 1.00;


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

          (7) investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $15.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (8) repurchases of (or a dividend or distribution to fund the repurchases of) Equity Interests of the Company, Holdings or Investor LP deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

          (9) the payment of dividends on the Company's Common Stock (or the payment to Holdings to fund the payment by Holdings of dividends on Holdings' Common Stock) following the first public offering of Common Stock of the Company or Holdings, as the case may be, after the Issue Date, of up to 6% per annum of the net proceeds received by the Company or contributed to the Company by Holdings, as the case may be, in such public offering;

          (10) the repurchase, retirement or other acquisition for value after the first anniversary of the Issue Date (or dividend or distribution to fund the repurchase, retirement or other acquisition of) of Equity Interests of Holdings, the Company or Investor LP in existence on the Issue Date and which are not held by Blackstone or any of their Affiliates or the Management Group on the Issue Date (including any Equity Interests issued in respect of such Equity Interests as a result of a stock split, recapitalization, merger, combination, consolidation or otherwise, but excluding any management equity plan or stock option plan or similar agreement), provided that (A) the aggregate amounts paid under this clause
     (10) shall not exceed (1) $15.0 million on or prior to the second anniversary of the Issue Date or (2) $30.0 million at any time after the second anniversary of the Issue Date and (B) after giving effect thereto, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock";

          (11) Investments that are made with Excluded Contributions;

          (12) other Restricted Payments in an aggregate amount not to exceed $15.0 million;

          (13) the payment of any dividend or distribution on Equity Interests of the Company to the extent necessary to permit direct or indirect beneficial owners of such Equity Interests to receive tax distributions in an amount equal to the taxable income of the Company allocated to a partner multiplied by the highest combined federal and state income tax rate (including, to the extent applicable, alternative minimum tax) solely as a result of the Company (and any intermediate entity through which such holder owns such Equity Interests) being a partnership or similar pass-through entity for federal income tax purposes ("Permitted Tax Distributions");

          (14) the payment of dividends or distributions to Holdings to fund cash interest payments on the Senior Discount Notes commencing July 15, 2003 in accordance with the terms of the Senior Discount Notes;

          (15) Restricted Payments made on the Issue Date contemplated by the Recapitalization Agreement; and

          (16) any dividend or distribution to Holdings in respect of overhead expenses, legal, accounting, Commission reporting and other professional fees and expenses of Holdings that are directly attributable to the operations of the Company and its Restricted Subsidiaries; provided, however that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (7), (9), (10), (12) and (14) (other than with respect to Defaults and Events of Default set forth in clause (3) or
     (6) under "Events of Default"), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and provided, further, that for purposes of determining the aggregate amount expended for Restricted Payments in accordance with clause (c) of the immediately preceding paragraph, only the amounts expended


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     under clauses (1), (2) (with respect to the repurchase, retirement or other acquisition of Retired Capital Stock pursuant to clause (a) thereof and the payment of dividends on Retired Capital Stock pursuant to clause (b) thereof), (5), (6), (9) and (10) shall be included.

     As of the Issue Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time (whether pursuant to the first paragraph of this covenant or under clause (7), (11) or
(12)) and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Senior Subordinated Indenture.

     Limitation on Asset Sales. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless (x) the Company or its Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Subordinated Notes) that are assumed by the transferee of any such assets without recourse to the Company or any of the Restricted Subsidiaries,
(B) any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, (C) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (D) any assets received in exchange for assets related to a Similar Business of comparable market value in the good faith determination of, the Board of Directors of the Company, shall be deemed to be cash for purposes of this provision.

     Within 365 days after the Company's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option, (1) to permanently reduce Obligations under the New Credit Facility (and to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness or Pari Passu Indebtedness (provided that if the Company shall so reduce Obligations under Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the Senior Subordinated Notes if the Senior Subordinated Notes are then redeemable or, if the Senior Subordinated Notes may not be then redeemed, the Company shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at 100% of the principal amount thereof the amount of Senior Subordinated Notes that would otherwise be redeemed) or Indebtedness of a Restricted Subsidiary,
(2) to make an investment in any one or more businesses, capital expenditures or acquisitions of other assets, in each case, used or useful in a Similar Business and/or (3) to make an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The Senior

Subordinated Indenture will provide that any Net Proceeds from the Asset Sale that are not invested as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase Senior Subordinated Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company Issuers shall make an offer to all holders of Senior Subordinated Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Subordinated Notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Senior Subordinated Indenture. The Company Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of the Senior Subordinated Indenture, with a copy to the trustee. To the extent that the aggregate amount of Senior Subordinated Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate or partnership purposes. If the aggregate principal amount of Senior Subordinated Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the trustee shall select the Senior Subordinated Notes to be purchased in the manner described under the caption "Selection and Notice of Redemption" above. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Company Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Senior Subordinated Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Senior Subordinated Indenture, the Company Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Senior Subordinated Indenture by virtue thereof.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

          (a)(1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on their Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or
     (2) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

          (b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

          (c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries; except (in each case) for such encumbrances or restrictions existing under or by reason of:

               (1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the New Credit Facility and its related documentation and the Senior Discount Indenture;

               (2) the Senior Subordinated Indenture and the Senior Subordinated Notes;

               (3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

               (4) applicable law or any applicable rule, regulation or order;

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

               (5) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

               (6) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

               (7) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Limitation on Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

               (8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

               (9) other Indebtedness of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock";

               (10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

               (11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

               (12) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors (or the general partners with regard to a partnership) of such Company Issuer engaged in such transaction, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

               (13) any encumbrances or restrictions that are no more restrictive than those contained in the New Credit Facility as in effect on the Issue Date; or

               (14) which will not in the aggregate cause the Company Issuers not to have the funds necessary to pay the principal of, premium, if any, or interest on, the Senior Subordinated Notes.

     Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) that secures any Pari Passu Indebtedness or Subordinated Indebtedness on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Senior Subordinated Notes are equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien.

     The Senior Subordinated Indenture will provide that no Guarantor will directly or indirectly create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) that secures any Pari Passu Indebtedness or Subordinated Indebtedness of such Guarantor on any asset or property of such

Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Guarantee of such Guarantor is equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien.

     Limitation on Other Senior Subordinated Indebtedness. The Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Company or any Indebtedness of any Restricted Subsidiary that is a Guarantor, as the case may be, unless such Indebtedness is either:

          (a) pari passu in right of payment with the notes or such Guarantor's Guarantee, as the case may be; or

          (b) subordinate in right of payment to the Senior Subordinated Notes, or such Guarantor's Guarantee, as the case may be, in the same manner and at least to the same extent as the Senior Subordinated Notes are subordinate to Senior Indebtedness or such Guarantor's Guarantee is subordinate to such Guarantor's Senior Indebtedness, as the case may be.

     Merger, Consolidation and Sale of Assets. The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless (1) the Company is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the "Successor Company"); (2) the Successor Company (if other than the Company or CapCo I) expressly assumes all the obligations of the Company under the Senior Subordinated Indenture and the Senior Subordinated Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the trustee; (3) immediately after such transaction no Default or Event of Default shall have occurred and be continuing; (4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either (A) the Successor Company (if other than CapCo I) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" or (B) the Fixed Charge Coverage Ratio for the Successor Company (if other than CapCo I) and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and (5) the Company shall have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Subordinated Indenture. The Successor Company will succeed to, and be substituted for, the Company under the Senior Subordinated Indenture and the Senior Subordinated Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary and (b) the Company may merge with or transfer all of its properties and assets to an Affiliate incorporated or formed solely for the purpose of either reincorporating or reforming the Company in another State of the United States or changing the legal structure of the Company to a corporation so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby (it being understood that after the transfer of such property and assets for the purpose of changing its legal structure to a corporation, the Company may dissolve).

     Each Guarantor, if any, shall not, and the Company will not permit a Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (1) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Guarantor"); (2) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Senior Subordinated Indenture and such Guarantor's Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the trustee; (3) immediately after such transaction no Default or Event of Default shall have occurred and be continuing; and (4) the Guarantor shall have delivered or caused to be delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Subordinated Indenture. The Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Senior Subordinated Indenture and such Guarantor's Guarantee.

     Limitations on Transactions with Affiliates. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") involving aggregate consideration in excess of $5.0 million, unless (a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Company delivers to the trustee a resolution adopted by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

     The foregoing provisions will not apply to the following:

          (1) transactions between or among the Company and/or any of its Restricted Subsidiaries;

          (2) Restricted Payments permitted by the provisions of the Senior Subordinated Indenture described above under the covenant "Limitation on Restricted Payments";

          (3) the payment of annual management, consulting, monitoring and advisory fees and related expenses to Blackstone, Graham Packaging Corporation and their respective Affiliates;

          (4) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary;

          (5) payments by the Company or any of its Restricted Subsidiaries to Blackstone and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by the majority of the Board of Directors of the Company, in good faith;

          (6) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

          (7) payments or loans to employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;

          (8) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Senior Subordinated Notes in any material respect) or any transaction contemplated thereby;

          (9) the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, the Recapitalization Agreement, or any agreement contemplated thereunder (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the holders of the Senior Subordinated Notes in any material respect;

          (10) the payment of all fees, expenses, bonuses and awards related to the transactions contemplated by the Recapitalization Agreement, including fees to Blackstone; and

          (11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Senior Subordinated Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the majority of the Board of Directors of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

     Limitations on Guarantees of Indebtedness by Restricted Subsidiaries. (a) The Company will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Senior Subordinated Indenture providing for a guarantee of payment of the Senior Subordinated Notes by such Restricted Subsidiary, except that (A) if the Senior Subordinated Notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the Senior Subordinated Notes are subordinated to such Indebtedness under the Senior Subordinated Indenture and (B) if such Indebtedness is by its express terms subordinated in right of payment to the Senior Subordinated Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the Senior Subordinated Notes substantially to the same extent as such Indebtedness is subordinated to the Senior Subordinated Notes; provided that this paragraph (a) shall not be applicable to any guarantee by any Restricted Subsidiary (x) that (A) existed at the time such Person became a Restricted Subsidiary of the Company and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company or (y) that guarantees the payment of Obligations of the Company or any Restricted Subsidiary under the New Credit Facility or any other bank facility which is designated as Senior Indebtedness and any refunding, refinancing or replacement thereof, in whole or in part; provided that such refunding, refinancing or replacement thereof constitutes Senior Indebtedness and is not incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act (other than securities issued pursuant to any bank or similar credit facility (including the New Credit Facility), which private placement provides for registration rights under the Securities Act (any guarantee excluded by operations of this clause (y) being an "Excluded Guarantee").

     (b) Notwithstanding the foregoing and the other provisions of the Senior Subordinated Indenture, any Guarantee by a Restricted Subsidiary of the Senior Subordinated Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (1) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Senior Subordinated Indenture) or (2) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee.

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     Reports to Holders. The Company Issuers will deliver to the trustee within
15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company Issuers are required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Senior Subordinated Indenture further provides that, notwithstanding that the Company Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Securities and Exchange Commission (the "Commission"), the Senior Subordinated Indenture will require the Company Issuers to file with the Commission (and provide the trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the Commission), (a) within 90 days after the end of each fiscal year, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q (or any successor or comparable form); (c) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K (or any successor or comparable form); and (d) any other information, documents and other reports which the Company Issuers would be required to file with the Commission if they were subject to Section 13 or 15(d) of the Exchange Act; provided, however, that the Company Issuers shall not be so obligated to file such reports with the Commission if the Commission does not permit such filing, in which event the Company Issuers will make available such information to prospective purchasers of Senior Subordinated Notes, in addition to providing such information to the trustee and the holders, in each case within 15 days after the time the Company Issuers would be required to file such information with the Commission, if they were subject to Sections 13 or 15(d) of the Exchange Act. The above reporting requirements with respect to the Company Issuers may be satisfied through the filing and provision of such reports, information and documents by the Holdings Issuers in lieu of the Company Issuers. The Company Issuers will also comply with the other provisions of TIA Section 314(a).


EVENTS OF DEFAULT

     The following events are defined in the Senior Subordinated Indenture as "Events of Default":

          (1) the failure to pay interest on any Senior Subordinated Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Senior Subordinated Indenture);

          (2) the failure to pay the principal on any Senior Subordinated Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Senior Subordinated Notes tendered pursuant to a Change of Control Offer or an Asset Sale Offer which has actually been made) (whether or not such payment shall be prohibited by the subordination provisions of the Senior Subordinated Indenture);

          (3) a default in the observance or performance of any other covenant or agreement contained in the Senior Subordinated Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the Senior Subordinated Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Significant Restricted Subsidiary, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $20.0 million or more at any time;


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          (5) one or more judgments in an aggregate amount in excess of $20.0 million shall have been rendered against the Company or any Significant Restricted Subsidiary and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

          (6) any Guarantee by a Significant Restricted Subsidiary shall become null or void or unenforceable (other than in accordance with the terms of the Senior Subordinated Indenture) or any such Guarantor shall deny its obligations under its Guarantee; or

          (7) certain events of bankruptcy affecting the Company or any of its Significant Restricted Subsidiaries.

     If an Event of Default (other than an Event of Default specified in clause
(7) with respect to the Company) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding Senior Subordinated Notes may declare the principal of and accrued interest on all the Senior Subordinated Notes to be due and payable by notice in writing to the Company and the trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (1) shall become immediately due and payable or (2) if there are any amounts outstanding under the New Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the New Credit Facility or 5 Business Days after receipt by the Company and the Representative under the New Credit Facility of such Acceleration Notice, but only if such Event of Default is then continuing. If an Event of Default specified in clause
(7) with respect to the Company occurs, then the principal of and any accrued interest on the Senior Subordinated Notes shall ipso facto become immediately due and payable without any further action by the trustee or the holders.

     The Senior Subordinated Indenture will provide that, at any time after a declaration of acceleration with respect to the Senior Subordinated Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Senior Subordinated Notes may rescind and cancel such declaration and its consequences (1) if the rescission would not conflict with any judgment or decree, (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid and (4) if the Company has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The holders of a majority in principal amount of the Senior Subordinated Notes may waive any existing Default or Event of Default under the Senior Subordinated Indenture, and its consequences, except a default in the payment of the principal of or interest on any Senior Subordinated Notes.

     Holders of the Senior Subordinated Notes may not enforce the Senior Subordinated Indenture or the Senior Subordinated Notes except as provided in the Senior Subordinated Indenture and under the TIA. Subject to the provisions of the Senior Subordinated Indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the Senior Subordinated Indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the Senior Subordinated Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Senior Subordinated Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     Under the Senior Subordinated Indenture, the Company is required to provide an Officers' Certificate to the trustee promptly upon it obtaining knowledge of any Default or Event of Default (provided that such certification shall be provided at least annually whether or not the Company knows of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.


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

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company Issuers may, at their option and at any time, elect to have their obligations discharged with respect to the outstanding Senior Subordinated Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company Issuers shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Senior Subordinated Notes, except for (1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the Senior Subordinated Notes when such payments are due, (2) the Company Issuers' obligations with respect to the Senior Subordinated Notes concerning issuing temporary Senior Subordinated Notes, registration of Senior Subordinated Notes, mutilated, destroyed, lost or stolen Senior Subordinated Notes and the maintenance of an office or agency for payments, (3) the rights, powers, trust, duties and immunities of the trustee and the Company Issuers' obligations in connection therewith and (4) the Legal Defeasance provisions of the Senior Subordinated Indenture. In addition, the Company Issuers may, at their option and at any time, elect to have the obligations of the Company Issuers released with respect to certain covenants that are described in the Senior Subordinated Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Subordinated Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Subordinated Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Senior Subordinated Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2) in the case of Legal Defeasance, the Company shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (A) the Company Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Senior Subordinated Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the Company shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Subordinated Indenture (and shall not conflict with the subordination provisions contained herein at the time the respective payments are made into the respective defeasance trust) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries are bound;


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

          (6) the Company shall have delivered to the trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

          (7) the Company shall have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

          (8) the Company shall have delivered to the trustee an opinion of counsel (which may be subject to customary assumptions and exclusions) to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

          (9) certain other customary conditions precedent are satisfied.


SATISFACTION AND DISCHARGE

     The Senior Subordinated Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Senior Subordinated Notes, as expressly provided for in the Senior Subordinated Indenture) as to all outstanding Senior Subordinated Notes when (1) all the Senior Subordinated Notes theretofore authenticated and delivered (except lost, stolen or destroyed Senior Subordinated Notes which have been replaced or paid and Senior Subordinated Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company Issuers and thereafter repaid to the Company Issuers or discharged from such trust) have been delivered to the trustee for cancellation and (2) the Company has paid all other sums payable under the Senior Subordinated Indenture by the Company.


MODIFICATION OF THE SENIOR SUBORDINATED INDENTURE

     From time to time, the Company Issuers and the trustee, without the consent of the holders, may amend the Senior Subordinated Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Senior Subordinated Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding Senior Subordinated Notes issued under the Senior Subordinated Indenture, except that, without the consent of each holder affected thereby, no amendment may:

          (1) reduce the amount of Senior Subordinated Notes whose holders must consent to an amendment;

          (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Senior Subordinated Notes;

          (3) reduce the principal of or change or have the effect of changing the fixed maturity of any Senior Subordinated Notes, or change the date on which any Senior Subordinated Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

          (4) make any Senior Subordinated Notes payable in money other than that stated in the Senior Subordinated Notes;

          (5) make any change in provisions of the Senior Subordinated Indenture protecting the right of each holder to receive payment of principal of and interest on such Senior Subordinated Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of Senior Subordinated Notes to waive Defaults or Events of Default;


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

          (6) amend, change or modify in any material respect the obligation of the Company Issuers to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; or

          (7) modify or change any provision of the Senior Subordinated Indenture or the related definitions affecting the subordination or ranking of the Senior Subordinated Notes in a manner which adversely affects the holders.


GOVERNING LAW

     The Senior Subordinated Indenture provides that it and the Senior Subordinated Notes will be governed by, and construed in accordance with, the laws of the State of New York.


THE SENIOR SUBORDINATED TRUSTEE

     The Senior Subordinated Indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the Senior Subordinated Indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the Senior Subordinated Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Senior Subordinated Indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of either of the Company Issuers, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.


CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Senior Subordinated Indenture. Reference is made to the Senior Subordinated Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means (1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary thereof (each referred to in this definition as a "disposition") or (2) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than: (a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business; (b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under "Certain Covenants--Merger,


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

Consolidation and Sale of Assets" or any disposition that constitutes a Change of Control pursuant to the Senior Subordinated Indenture; (c) any Restricted Payment that is permitted to be made, and is made, under the covenant described above under "Limitation on Restricted Payments;" (d) any disposition of assets with an aggregate fair market value of less than $2.0 million; (e) any disposition of property or assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary; (f) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Similar Business; (g) any financing transaction with respect to property built or acquired by the Company or any of its Restricted Subsidiaries after the Issue Date including, without limitation, sale-leasebacks and asset securitizations; (h) foreclosures on assets; and (i) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

     "Blackstone" means Blackstone Capital Partners III Merchant Banking Fund L.P. and its Affiliates.

     "Board of Directors" means, as to any Person, the board of directors of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person (or, if such Person is a partnership, its general partner) to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

     "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

     "CapCo I" means GPC Capital Corp. I, a Delaware corporation.

     "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP.

     "Capital Stock" means (1) in the case of a corporation, corporate stock,
(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (1) U.S. dollars (and foreign currency exchanged into U.S. dollars within 180 days), (2) securities issued or directly and fully guaranteed or insured by the U.S. Government or any agency or instrumentality thereof, (3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million, (4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above, (5) commercial paper rated A-1 or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition, (6) investment funds investing 95% of their assets in securities of the types described in clauses (1)-(5) above, (7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P and (8) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A-2" or higher from Moody's.

     "Change of Control" means the occurrence of any of the following: (1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Person other than the Permitted Holders and their

Related Parties; or (2) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders and their Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common equity, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common equity.

     "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

     "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (a) provision for taxes based on income or profits of such Person, or Permitted Tax Distributions made by such Person, for such period deducted in computing Consolidated Net Income, plus (b) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus (c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization expense was deducted in computing Consolidated Net Income, plus
(d) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or recapitalization or Indebtedness permitted to be incurred by the Senior Subordinated Indenture (whether or not successful) and fees, expenses or charges related to the transactions contemplated by the Recapitalization Agreement (including fees to Blackstone), plus (e) the amount of any non-recurring charges (including any one-time costs incurred in connection with acquisitions after the Issue Date) deducted in such period in computing Consolidated Net Income, plus (f) without duplication, any other non-cash charges reducing Consolidated Net Income for such period (excluding any such charge which requires an accrual of a cash reserve for anticipated cash charges for any future period), plus (g) the amount of any minority interest expense deducted in calculating Consolidated Net Income, plus (h) special charges and unusual items during any period ending on or prior to the second anniversary of the Issue Date not to exceed $15.0 million in the aggregate, plus (i) the amount of management, consulting monitoring and advisory fees paid to Blackstone and its Affiliates during such period not to exceed $1.0 million during any four-quarter period, less, without duplication
(j) non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to Hedging Obligations to the extent included in Consolidated Interest Expense and excluding amortization of deferred financing fees), (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and (c) on and after January 15, 2004, the interest expense of Holdings with respect to the Senior Discount Notes.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that (1) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded, (2) any increase in the cost of sales or other incremental expenses resulting from purchase accounting in relation to any acquisition, net of taxes, shall be excluded, (3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, (4) any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded, (5) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Company) shall be excluded, (6) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period, (7) the Net Income of any Person acquired in a pooling of interests transaction shall not be included for any period prior to the date of such acquisition, (8) the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived and (9) the Net Income for such period of the Company and its Restricted Subsidiaries shall be decreased by the amount of Permitted Tax Distributions during such period.

     "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

     "Designated Preferred Stock" means preferred stock of the Company (other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under "Limitation on Restricted Payments."

     "Designated Senior Indebtedness" means (1) Indebtedness under or in respect of the New Credit Facility (except that any Indebtedness which represents a partial refinancing of Indebtedness theretofore outstanding pursuant to the New Credit Facility, rather than a complete refinancing thereof, shall only constitute Designated Senior Indebtedness if such partial refinancing meets the requirements of succeeding clause (2)) and (2) any other Indebtedness constituting Senior

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Indebtedness which, at the time of determination, has an aggregate principal amount or accreted value of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company Issuers.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, in each case prior to the maturity date of the Senior Subordinated Notes; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or such Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's death or disability.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means any public or private sale of common stock or preferred stock of the Company or Holdings (other than Disqualified Stock), other than (1) public offerings with respect to the Common Stock registered on Form S-8 and (2) any such public or private sale the proceeds of which have been designated by the Company as an Excluded Contribution or Permanent Qualified Equity Contributions.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

     "Excluded Contributions" means the net cash proceeds received by the Company after the Issue Date from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers' Certificate, the cash proceeds of which are excluded from the calculation set forth in paragraph (c) of the "Limitation on Restricted Payments" covenant.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period. With respect to any Calculation Date that occurs on or after January 15, 2003 and prior to January 15, 2004, the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to the interest expense of Holdings with respect to the Holdings Senior Discount Notes as if such interest expense was Consolidated Interest Expense of the Company. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference


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period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, discontinued operation, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made as determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments in the reasonable determination of the Company as set forth in an Officers' Certificate, to (i) reflect operating expense reductions reasonably expected to result from any acquisition or merger or (ii) eliminate the effect of any extraordinary accounting event with respect to any acquired Person on Consolidated Net Income.

     "Fixed Charges" means, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person for such period and (b) the product of (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person or its Restricted Subsidiaries and (y) (A) if such Person is not a taxable entity for U.S. federal income tax purposes, one, or (B) if such Person is an entity taxable for U.S. federal income tax purposes, a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal,

     "Foreign Subsidiary" means a Restricted Subsidiary not organized or existing under the laws of the United States, any State thereof, the District of Columbia, or any territory thereof.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Senior Subordinated Indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary.

     "Government Securities" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government


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Securities or a specific payment of principal of or interest on any such
Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

     "Guarantee" means any guarantee of the obligations of the Company Issuers under the Senior Subordinated Indenture and the Senior Subordinated Notes by any Restricted Subsidiary in accordance with the provisions of the Senior Subordinated Indenture. When used as a verb, "Guarantee" shall have a corresponding meaning.

     "Guarantor" means any Restricted Subsidiary that incurs a Guarantee; provided that upon the release and discharge of such Restricted Subsidiary from its Guarantee in accordance with the Senior Subordinated Indenture, such Restricted Subsidiary shall cease to be a Guarantor.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (1) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates or commodity prices.

     "Holdings" means Graham Packaging Holdings Company, until a successor shall have become such pursuant to the applicable provisions of the Senior Subordinated Indenture and thereafter "Holdings" shall mean such successor and shall include, in any event, CapCo II following any reorganization of Holdings in connection with its initial public offering.

     "Indebtedness" means, with respect to any Person, (a) any indebtedness of such Person, whether or not contingent (1) in respect of borrowed money, (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof), (3) representing the balance, deferred and unpaid, of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or (4) representing any Hedging Obligations, if and to the extent of any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) that would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and (c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

     "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

     "Investment Grade Securities" means (1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (2) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities


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rating agency, but excluding any debt securities or instruments constituting loans or advances between and among the respective Company Issuers and their respective Subsidiaries, and (3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes thereto) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants--Limitation on Restricted Payments," (1) "Investments" shall include the portion (proportionate to the Company's equity interest in its such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

     "Issue Date" means the closing date for the sale and original issuance of the Senior Subordinated Notes under the Senior Subordinated Indenture (i.e., February 2, 1998).

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

     "Management Group" means the group consisting of the executive officers of the Company,

     "Moody's" means Moody's Investors Service, Inc.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than required by clause (1) of the second paragraph of "Certain Covenants--Limitation on Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such


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transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

     "New Credit Facility" means that certain credit facility among Bankers Trust Company, the Company and certain of its Subsidiaries and affiliates and the lenders from time to time party thereto, together with any related documents, instruments and agreements executed in connection therewith (including, without limitation, any guaranty agreements and security documents), in each case as such credit facility and related documents, instruments and agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding additional obligors or guarantors thereunder) all or any portion of the Indebtedness under such credit facility or any successor or replacement credit facility and whether by the same or any other agent, lender or group of lenders.

     "Obligations" means all obligations for principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Senior Subordinated Notes shall not include fees or indemnifications in favor of the trustee and other third parties other than the holders of the Senior Subordinated Notes.

     "Officer" of any Person means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person.

     "Officers' Certificate" of any Person means a certificate signed on behalf of such Person by two Officers of such Person, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person that meets the requirements set forth in the Senior Subordinated Indenture.

     "Pari Passu Indebtedness" means with respect to the Senior Subordinated Notes or a Guarantee, Indebtedness which ranks pari passu in right of payment to the Senior Subordinated Notes or such Guarantee, as the case may be.

     "Permanent Qualified Equity Contributions" means net cash proceeds to the Company in form of contributions to the common equity capital of the Company or from the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan of the Company or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Permanent Qualified Equity Contributions pursuant to an Officers' Certificate, the cash proceeds of which are excluded from the calculation set forth in paragraph (c) of the "Limitation on Restricted Payments" covenant.

     "Permitted Holders" means Blackstone and any of its Affiliates.

     "Permitted Investments" means (a) any Investment in the Company or any Restricted Subsidiary; (b) any Investment in cash and Cash Equivalents or Investment Grade Securities; (c) any Investment by the Company or any Restricted Subsidiary in a Person that is a Similar Business if as a result of such Investment (1) such Person becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary; (d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "Certain Covenants--Limitation on Asset Sales" or any other disposition of assets not constituting an Asset Sale; (e) any Investment existing on the Issue Date; (f) advances to employees not in excess of $10.0 million outstanding at any one time, in the aggregate; (g) any Investment acquired by the Company or any of its Restricted Subsidiaries (1) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of


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a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (2) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (h) Hedging Obligations permitted under clause (j) of the "Limitation of Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant; (i) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; (j) any Investment in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding, not to exceed
10% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (k) Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the "Limitation on Restricted Payments" covenant; (l) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (l) that are at that time outstanding, not to exceed $10.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (m) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of clauses (3) and (11) of the second paragraph of the covenant described under "Certain Covenants--Transactions with Affiliates"; (n) any Investment by Restricted Subsidiaries in other Restricted Subsidiaries; (o) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and (p) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business.

     "Permitted Junior Securities" shall mean debt or equity securities of a Company Issuer or any successor corporation issued pursuant to a plan of reorganization or readjustment of a Company Issuer that are subordinated to the payment of all then outstanding Senior Indebtedness at least to the same extent that the Senior Subordinated Notes are subordinated to the payment of all Senior Indebtedness on the Issue Date, so long as (1) the effect of the use of this defined term in the subordination provisions described under the caption "Subordination" is not to cause the Senior Subordinated Notes to be treated as part of (a) the same class of claims as the Senior Indebtedness or (b) any class of claims pari passu with, or senior to, the Senior Indebtedness for any payment or distribution in any case or proceeding or similar event relating to the liquidation, insolvency, bankruptcy, dissolution, winding up or reorganization of a Company Issuer and (2) to the extent that any Senior Indebtedness outstanding on the date of consummation of any such plan or reorganization or readjustment are not paid in full in cash on such date, either (a) the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan or reorganization or readjustment of (b) such holders receive securities which constitute Senior Indebtedness and which have been determined by the relevant court to constitute satisfaction in full in money or money's worth of any Senior Indebtedness not paid in full in cash.

     "Permitted Liens" means the following types of Liens:

          (1) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (2) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (3) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 180 days of such acquisition;

          (4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (5) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (6) Liens securing Indebtedness under Hedging Obligations;

          (7) Liens securing Acquired Indebtedness incurred in accordance with the "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary thereof and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary thereof and
     (B) such Liens do not extend to or cover any property or assets of the Company or any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or such Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or such Restricted Subsidiary;

          (8) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (9) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of Social Security, including any Lien securing letters of credit issued in the ordinary course of business, consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); and

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of offset and set off.

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Recapitalization Agreement" means the Agreement and Plan of Recapitalization, Redemption and Purchase, dated as of December 18, 1997 by and among the Company, BMP/Graham Holdings Corporation and the other parties thereto.

     "Related Parties" means any Person controlled by a Permitted Holder, including any partnership of which a Permitted Holder or its Affiliates is the general partner.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Company that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

     "S&P" means Standard and Poor's Ratings Group.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

     "Senior Indebtedness" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Holdings, the Company Issuers or such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Holdings Guarantee, the Senior Subordinated Notes or the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, to the extent such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations (including guarantees thereof) of every nature of Holdings, the Company Issuers or a Guarantor under the New Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses, indemnities and Hedging Obligations related thereto, in each case whether outstanding on the Issue Date or thereafter incurred and (y) all monetary obligations (including guarantees thereof) of every nature of the Company Issuers, Holdings and any Guarantor with respect to Hedging Obligations, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (1) any Indebtedness of Holdings, the Company or a Guarantor to a Subsidiary thereof, (2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of Holdings, the Company or a Guarantor or any Subsidiary thereof (including, without limitation, amounts owed for compensation), (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (other than amounts incurred under the New Credit Facility), (4) Indebtedness represented by Disqualified Stock, (5) any liability for federal, state, local or other taxes owed or owing, (6) that portion of any Indebtedness incurred in violation of the Senior Subordinated Indenture provisions set forth under "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an Officers' Certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Senior Subordinated Indenture), (7) Indebtedness which, when incurred and without respect to any election under Section 1111 (b) of Title II, United States Code, is without recourse to Holdings, the Company or a Guarantor, as the case may be, and (8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of Holdings, the Company or a Guarantor, as the case may be.

     "Significant Restricted Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Company as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Similar Business" means a business, the majority of whose revenues are derived from the manufacture, marketing or sale of containers or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

     "Subordinated Indebtedness" means with respect to the Senior Subordinated Notes or a Guarantee, any Indebtedness of the Company or a Guarantor, as the case may be, which is by its terms subordinated in right of payment to the Senior Subordinated Notes or the Guarantee of such Guarantor, as the case may be.

     "Subsidiary" means, with respect to any Person, (1) any corporation, association, or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

     "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

     "Unrestricted Subsidiary" means (1) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns, or holds any Lien on, any property of, the Company or any Subsidiary thereof (other than any Subsidiary of the Subsidiary to be so designated); provided that each Subsidiary to be so designated and its Subsidiaries have not at the time of designation, and do not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, (1) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "Certain Covenants--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors of the Company shall be notified by the Company to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by
(2) the sum of all such payments.

     "Wholly-Owned Restricted Subsidiary" is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

     "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person and one or more Wholly-Owned Subsidiaries of such Person.

                       DESCRIPTION OF OTHER INDEBTEDNESS


NEW SENIOR CREDIT AGREEMENT

     On February 14, 2003, we entered into a new senior credit agreement with the following terms and conditions:

     The new senior credit agreement consists of a term loan to the issuers with initial term loan commitments totaling $570.0 million and a revolving loan facility to the issuers totaling $150.0 million. Unused availability under the revolving credit facility at September 28, 2003 was $105.2 million. The obligations of the issuers under the new senior credit agreement are guaranteed by Graham Packaging Holdings Company and its domestic subsidiaries. The term loan is payable in quarterly installments through 2010, and will require payments of $2.0 million in 2003, $4.0 million in 2004, $20.0 million in 2005, $45.0 million in 2006, $45.0 million in 2007, $200.0 million in 2008, 200.0 million in 2009, and $54.0 million in 2010. The term loan facility will become due on July 15, 2007 if the existing $225.0 million senior subordinated notes due 2008 have not been refinanced prior to January 15, 2007. The term loan facility will become due on July 15, 2008 if the existing 103/4% senior discount notes of Graham Packaging Holdings Company have not been refinanced by January 15, 2008. In addition, if the outstanding notes and the exchange notes offered hereby are not refinanced by July 15, 2007 then the term loan facility will mature on such date. The revolving loan facility expires on the earlier of February 14, 2008 and the final term loan maturity date. Substantially all of our domestic tangible and intangible assets are pledged as collateral pursuant to the terms of the new senior credit agreement.

     In addition, the new senior credit agreement contains affirmative, financial and negative covenants relating to our operations and financial condition, including restrictions on the payment of dividends and other distributions to Graham Packaging Holdings Company. The financial covenants require us to maintain, in each case subject to adjustments as set forth in the new senior credit agreement: (1) a minimum cash interest coverage ratio (based on the ratio of Graham Packaging Company, L.P.'s consolidated EBITDA to consolidated cash interest expense) starting at 2.25x, with step-ups over time and (2) a maximum net leverage ratio (based on the ratio of Graham Packaging Company, L.P.'s consolidated indebtedness for borrowed money, capital leases and deferred purchase price of property and services, less cash and cash equivalents in excess of $5 million, to consolidated EBITDA) starting at 5.50x, with step-downs over time. The negative covenants in the new senior credit agreement limit the ability of Graham Packaging Holdings Company and its subsidiaries to incur indebtedness and guarantee obligations; create liens; engage in sale/leasebacks; make investments, acquisitions and advances; merge or consolidate; sell, lease or otherwise transfer assets; pay dividends and make distributions; engage in transactions with affiliates; engage in certain businesses; modify our organizational documents and certain debt documents; prepay certain indebtedness; enter agreements restricting the ability of a subsidiary to pay dividends or make distributions or advances to Graham Packaging Company, L.P. and certain of its subsidiaries; make capital expenditures; or change our or any of our subsidiaries' name, jurisdiction or type of organization and related matters without prior notice to the administrative agent under the new senior credit agreement; in each case subject to exceptions set forth in the new senior credit agreement.

     The capital expenditures covenant in the new senior credit agreement limits our consolidated capital expenditures to $175 million per fiscal year; subject to carry forward of certain unused amounts and increases based on certain new cash equity received by Graham Packaging Company, L.P. and certain excess cash flow and certain debt and equity and asset sale net proceeds which are not required to be used to repay the new senior credit agreement, and subject to reduction to the extent acquisitions are made utilizing the unused available capital expenditure limit, all as more fully described in the new senior credit agreement.

     The investment covenant in the new senior credit agreement generally limits the aggregate amount of consideration that Graham Packaging Holdings Company and its subsidiaries may pay in connection with the acquisition of any business to $40 million plus additional amounts based on the unused available capital expenditure limit, certain new cash equity received by Graham Packaging Company, L.P. plus certain excess cash flow and certain debt and equity and asset sale net proceeds which are not required to be used to repay our new senior credit agreement, all as more fully described in our new senior credit agreement. The investment covenant contains other exceptions for permitted investments which might be available for the acquisition of a company. Our new senior credit agreement is also subject to mandatory prepayment under certain circumstances from excess cash flow and the net proceeds of certain asset sales and the issuance of certain debt and equity, all as more fully described in our new senior credit agreement.

     Under our new senior credit agreement, we are generally prohibited from paying dividends, and the issuers will be subject to restrictions on the payment of dividends or other distributions to Graham Packaging Holdings Company; provided that, subject to limitations, the issuers may pay dividends or other distributions to Graham Packaging Holdings Company in respect of overhead, tax liabilities, legal, accounting and other professional fees and expenses, to fund purchases and redemptions of equity interests held by present or former officers or employees or by any employee stock ownership plan upon that person's death, disability, retirement or termination of employment or pursuant to contracted obligations or other circumstances with annual dollar limitations and to finance the payment of cash interest due semi-annually on the senior discount notes.

     Our senior credit agreement may be amended at any time in accordance with the terms thereof.


SENIOR DISCOUNT NOTES AND SENIOR SUBORDINATED NOTES

     In February 1998, the issuers issued $225.0 million of senior subordinated notes and Graham Packaging Holdings Company and GPC Capital Corp. II issued $169.0 million aggregate principal amount at maturity of senior discount notes, with gross proceeds of $100.6 million. The senior subordinated notes are unconditionally guaranteed on a senior subordinated basis by us and mature on January 15, 2008, with interest payable on $150.0 million at a fixed rate of 8.75% and with interest payable on $75.0 million at LIBOR plus 3.625%. The senior discount notes mature on January 15, 2009, with cash interest payable semi-annually beginning July 15, 2003 at 10.75%. The effective interest rate to maturity on the senior discount notes is 10.75%.

     The fixed rate senior subordinated notes may be redeemed at any time, in whole or in part, on or after January 15, 2003 at a redemption price equal to 104.375% of the principal amount of the notes in the first year and declining yearly to par at January 15, 2006, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. The floating rate senior subordinated notes may be redeemed at any time, in whole or in part, from the date of issue at a redemption price equal to 105% of the principal amount of the notes in the first year and declining yearly to par at January 15, 2003, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. The senior discount notes may be redeemed at any time, in whole or in part, on or after January 15, 2003 at a redemption price equal to 105.375% of the principal amount of the notes in the first year and declining yearly to par at January 15, 2006, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption.

     Upon the occurrence of a change of control, each holder of senior subordinated notes, or senior discount notes, as appropriate, will have the right to require us or Graham Packaging Company, L.P. as applicable, to repurchase that holder's notes at a price equal to 101% of their principal amount, or accreted value, as applicable, plus accrued and unpaid interest to the repurchase date.

     The indentures governing the senior subordinated notes and the senior discount notes contain covenants that, among other things, limit our ability to:

     o incur additional indebtedness or issue specified types of capital stock;

     o    repay other indebtedness;

     o    pay dividends or make other distributions;

     o    repurchase equity interests;

     o    consummate asset sales;

     o    incur liens;

     o    allow our subsidiaries to make dividend payments;

     o merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets or those of subsidiaries;

     o    enter into transactions with affiliates; and

     o    enter into guarantees of indebtedness.

                               SECURITY OWNERSHIP


     The following table and accompanying footnotes set forth certain information regarding beneficial ownership of the limited partnership and general partnership interests in the Issuers, as of the date hereof, by (i) each person who is known by the Issuers to own beneficially more than 5% of such interests, (ii) each member of the Advisory Committee of Graham Packaging Holdings Company and each of the executive officers of Graham Packaging Company, L.P. and (iii) all members of the Advisory Committee of Graham Packaging Holdings Company and the executive officers of Graham Packaging Company, L.P. as a group.


                                 NAME AND ADDRESS                                    PERCENTAGE
        ISSUER                 OF BENEFICIAL OWNER             TYPE OF INTEREST       INTEREST
Graham Packaging        Graham Packaging Holdings
 Company, L.P.           Company                            Limited Partnership           99%
                        Opco GP(1)                          General Partnership     1%

GPC Capital Corp. I     Graham Packaging Company, L.P.      Common Stock                 100%

Graham Packaging        BMP/Graham Holdings
 Holdings Company        Corporation(2)                     Limited Partnership           81%
                        BCP/Graham Holdings L.L.C.(2)       General Partnership     4%
                        GPC Holdings, L.P.(3)               Limited Partnership           14%
                        Graham Packaging Corporation(3)     General Partnership            1%

(1)   Opco GP is a wholly owned subsidiary of Graham Packaging Holdings
      Company.


(2) BCP/Graham Holdings L.L.C. is a wholly owned subsidiary of BMP/Graham Holdings Corporation. Blackstone beneficially owns approximately 92.5% of the common stock of BMP/Graham Holdings Corporation. Blackstone Management Associates III L.L.C. ("BMA") is the general partner of each of such entities. Messrs. Howard A. Lipson and Chinh E. Chu are members of BMA, which has investment and voting control over the shares held or controlled by Blackstone, and as such may be deemed to share beneficial ownership of such shares. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA and as such may be deemed to share beneficial ownership of the shares held or controlled by Blackstone. Each of such persons disclaims beneficial ownership of such shares. The address of each of BMP/Graham Holdings Corporation and BCP/Graham Holdings L.L.C. is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154. Management owns approximately 2.7% of the common stock of BMP/Graham Holdings Corporation. In addition, MidOcean Capital Investors, L.P., owns approximately 4.8% of the common stock of BMP/Graham Holdings Corporation.


(3) GPC Holdings, L.P. and Graham Packaging Corporation are wholly owned, directly or indirectly, by the Graham family. The address of both is c/o Graham Capital Company, 1420 Sixth Avenue, York, Pennsylvania 17403.

                        MATERIAL UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES


EXCHANGE OF NOTES

     The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

     IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     The following summary describes the material U.S. federal income tax consequences of the ownership of exchange notes as of the date hereof. This discussion deals only with exchange notes, except where noted, held as capital assets. It does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, partnerships or other pass-through entities, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, persons holding exchange notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders liable for alternative minimum tax or U.S. holders (as defined below) of exchange notes whose "functional currency" is not the U.S. dollar. Special rules may apply to certain non-U.S. holders (as defined below), such as "controlled foreign corporations", "passive foreign investment companies", "foreign personal holding companies" and certain expatriates that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"). Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE OWNERSHIP OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (SUCH AS ESTATE AND GIFT TAX LAWS) AND UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     As used herein, a "U.S. holder" of an exchange note means a holder that is for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or
(4) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons has the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A "non-U.S. holder" is an individual, corporation, trust or estate that is not a U.S. holder.

     If a partnership holds our exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our exchange notes, you should consult your tax advisors.


CONSEQUENCES TO U.S. HOLDERS

     Interest

     Stated interest on an exchange note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder's method of accounting for tax purposes.

     Market Discount

     If a U.S. Holder purchased a note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, redemption, retirement or other disposition of, an exchange note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such exchange note at the time of such payment or disposition. In addition, the U.S. Holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such exchange note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the exchange, unless the U.S. Holder elects to accrue on a constant interest method. A U.S. Holder of an exchange note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply.

     Amortizable Bond Premium

     A U.S. Holder that purchased a note for an amount in excess of the sum of all amounts payable on the exchange note after the purchase date other than qualified stated interest will be considered to have purchased the exchange note at a "premium." A U.S. Holder generally may elect to amortize the premium over the remaining term of the exchange note on a constant yield method as an offset to interest when includible in income under the U.S. Holder's regular accounting method. Bond premium on an exchange note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the exchange note.

     Sale, Exchange, Redemption, Retirement or Other Disposition of Exchange
Notes

     A U.S. holder's tax basis in an exchange note will be the U.S. holder's cost therefor, increased by any market discount previously included in income and reduced by any amortized premium and cash payments on the exchange note other than stated interest. Except as described above with respect to market discount, upon the sale, exchange, redemption, retirement or other disposition of an exchange note, a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, redemption or other disposition (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for federal income tax purposes to the extent not so previously included in income) and the adjusted tax basis of the exchange note. Such gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to payments of principal, interest, and premium paid on exchange notes and to the proceeds of sale of an exchange note paid to U.S. Holders other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.


CONSEQUENCES TO NON-U.S. HOLDERS

     Under present U.S. federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) No withholding of U.S. federal income tax will be required with respect to the payment by Graham Packaging Company, L.P. or any paying agent of interest on an exchange note owned by a non-U.S. holder under the "portfolio interest rule", provided that (1) interest paid on the exchange note is not effectively connected with the beneficial owner's conduct of a trade or business in the U.S., (2) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of GPC Capital Corp. I entitled to vote or 10% or more of the capital or profits interest in Graham Packaging Company, L.P. (or Graham Packaging Holdings Company) in each case within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (3) the beneficial owner is not a controlled foreign corporation that is related to Graham Packaging Holdings Company or the issuers within the meaning of
     Section 881(c)(3)(C), (4) the beneficial owner is not a bank whose receipt of interest on an exchange note is described in section 881(c)(3)(A) of the Code and (5) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

          (b) No withholding of U.S. federal income tax generally will be required with respect to any gain realized by a non-U.S. holder upon the sale, exchange, retirement or other disposition of an exchange note.

          (c) An exchange note beneficially owned by an individual who at the time of death is a non-U.S. holder will not be subject to U.S. federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of GPC Capital Corp. I entitled to vote, or 10% or more of the capital or profits interest in Graham Packaging Company, L.P. (or Graham Packaging Holdings Company) in each case within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such exchange note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business by such individual.

     To satisfy the requirement referred to in (a)(5) above, the beneficial owner of such exchange note, or a financial institution holding the exchange note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent on the exchange notes with a statement to the effect that the beneficial owner is not a U.S. holder. These requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. holder on an Internal Revenue Service Form W-8BEN or (2) a financial institution holding the exchange note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. The statement requirement referred to in (a)(5) above may also be satisfied with other documentary evidence with respect to an offshore account or through certain foreign intermediaries. Special certification and other rules apply to non-U.S. holders that are pass-through entities.

     If a non-U.S. holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest made to such non-U.S. holder will be subject to a 30% withholding tax unless the beneficial owner of the exchange note provides Graham Packaging Holdings Company or its paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) Internal Revenue Service Form W-8ECI stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Alternative documentation may be applicable.

     If a non-U.S. holder is engaged in a trade or business in the United States and interest on the exchange note is effectively connected with the conduct of such trade or business, the non-U.S. holder, although exempt from the withholding tax, provided that the certification requirements discussed above are satisfied, will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if it were a U.S. holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments.

     Any gain realized upon the sale, exchange, retirement or other disposition of an exchange note will not be subject to U.S. federal income tax unless (1) such gain or income is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, or (2) in the case of a non-U.S. holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and other conditions are met. With respect to gain described in (1) above, in the case of corporate holders, an additional branch profits tax may apply.


INFORMATION REPORTING AND BACKUP WITHHOLDING

     Graham Packaging Holdings Company must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of interest paid on an exchange note and the amount of tax withheld with respect to those payments. Copies of the information returns reporting those interest payments and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

     Backup withholding will not be required for interest payments made by Graham Packaging Holdings Company or any paying agent to non-U.S. holders if a statement described in (a)(5) above has been received and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. holder.

     Backup withholding and information reporting may apply to the proceeds of the sale of an exchange note (including a redemption or retirement) within the United States or conducted through U.S. related financial intermediaries unless the statement described in (a)(5) above has been received and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. holder or the holder otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such non-U.S. holder's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                          CERTAIN ERISA CONSIDERATIONS

     The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. laws or Similar Laws, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan")


GENERAL FIDUCIARY MATTERS

     ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

     In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws


PROHIBITED TRANSACTION ISSUES

     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the Issuer, the Joint Book Running Managers, the Underwriter, or the Guarantors is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under
Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

     Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.


REPRESENTATION

     Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or
Section 4975 of the Code or similar violation under any applicable Similar
Laws.

     The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

                             PLAN OF DISTRIBUTION


     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies us, or causes us to be so notified in writing, we have agreed that for a period of 180 days after the date of this prospectus, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

     By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of exchange notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer) such broker-dealer will suspend use of this prospectus until we have notified such broker-dealer that delivery of this prospectus may resume and has furnished copies of any amendment or supplement to this prospectus to such broker-dealer.

                                 LEGAL MATTERS


     The validity of the exchange notes offered hereby and other legal matters relating to this offering will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds controlled by our sponsor, The Blackstone Group.


                                    EXPERTS

     The consolidated financial statements of Graham Packaging Holdings Company as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     Graham Packaging Holdings Company files annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read our Commission filings over the Internet at the Commission's website at http://www.sec.gov. You may also read and copy documents at the Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                               PAGE
                                                                                              NUMBER
                                                                                             -------
Independent Auditors' Report .............................................................   F-2
Audited Financial Statements .............................................................   F-3
 Consolidated Balance Sheets at December 31, 2001 and 2002 ...............................   F-3
 Consolidated Statements of Operations for the years ended December 31, 2000, 2001 and
   2002 ..................................................................................   F-4
 Consolidated Statements of Partners' Capital (Deficit) for the years ended December 31,
   2000, 2001 and 2002 ...................................................................   F-5
 Consolidated Statements of Cash Flows for the years ended December 31, 2000, 2001
   and 2002 ..............................................................................   F-6
Notes to Consolidated Financial Statements ...............................................   F-7
Unaudited Condensed Consolidated Financial Statements ....................................   F-39
 Condensed Consolidated Balance Sheets at December 31, 2002 and September 28, 2003 .......   F-39
 Condensed Consolidated Statements of Operations for the three and nine months ended
   September 29, 2002 and September 28, 2003 .............................................   F-40
 Condensed Consolidated Statements of Partners' Capital (Deficit) for the year ended
   December 31, 2002 and the nine months ended September 28, 2003 ........................   F-41
 Condensed Consolidated Statements of Cash Flows for the nine months ended
   September 29, 2002 and September 28, 2003 .............................................   F-42
 Notes to Condensed Consolidated Financial Statements ....................................   F-43

                          INDEPENDENT AUDITORS' REPORT


To the Partners
Graham Packaging Holdings Company


     We have audited the accompanying consolidated balance sheets of Graham Packaging Holdings Company and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, partners' capital (deficit), and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedules I and II listed in the Index at Item 21(a). These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
February 14, 2003
(November 20, 2003 as to Note 21)

                       GRAHAM PACKAGING HOLDINGS COMPANY

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                                DECEMBER 31,
                                                                         ---------------------------
                                                                             2001           2002
                                                                         ------------   ------------
                             ASSETS
Current assets:
 Cash and cash equivalents ...........................................   $  9,032       $  7,299
 Accounts receivable, net ............................................     90,182         97,933
 Inventories .........................................................     60,476         62,660
 Prepaid expenses and other current assets ...........................     14,054         18,289
                                                                         ---------      ---------
Total current assets .................................................    173,744        186,181
Property, plant and equipment:
 Machinery and equipment .............................................    883,692        954,088
 Land, buildings and leasehold improvements ..........................     97,578        102,211
 Construction in progress ............................................     39,689         22,043
                                                                         ---------      ---------
                                                                         1,020,959      1,078,342
 Less accumulated depreciation and amortization ......................    471,374        500,380
                                                                         ---------      ---------
Property, plant and equipment, net ...................................    549,585        577,962
Goodwill .............................................................      6,400          5,566
Other non-current assets .............................................     28,832         28,602
                                                                         ---------      ---------
Total assets .........................................................   $758,561       $798,311
                                                                         =========      =========
            LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Current liabilities:
 Accounts payable ....................................................   $ 95,749       $ 77,022
 Accrued expenses ....................................................     79,381         92,210
 Current portion of long-term debt ...................................     30,585          7,992
                                                                         ---------      ---------
Total current liabilities ............................................    205,715        177,224
Long-term debt .......................................................   1,021,806      1,062,635
Other non-current liabilities ........................................     13,582         14,655
Minority interest ....................................................      2,512          4,104
Commitments and contingent liabilities (see Notes 18 and 19) .........         --             --
Partners' capital (deficit):
 General partners ....................................................    (21,147)       (20,769)
 Limited partners ....................................................   (406,764)      (399,580)
 Notes and interest receivable for ownership interests ...............     (2,443)        (2,593)
 Accumulated other comprehensive income (loss) .......................    (54,700)       (37,365)
                                                                         ---------      ---------
Total partners' capital (deficit) ....................................   (485,054)      (460,307)
                                                                         ---------      ---------
Total liabilities and partners' capital (deficit) ....................   $758,561       $798,311
                                                                         =========      =========

                See accompanying notes to financial statements.

                       GRAHAM PACKAGING HOLDINGS COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                      YEAR ENDED DECEMBER 31,
                                                            -------------------------------------------
                                                                 2000            2001           2002
                                                            -------------   -------------   -----------
Net sales ...............................................     $ 842,551       $ 923,068      $906,705
Cost of goods sold ......................................       708,037         771,201       742,604
                                                              ---------       ---------      --------
Gross profit ............................................       134,514         151,867       164,101
Selling, general, and administrative expenses ...........        56,200          58,230        63,732
Impairment charges ......................................        21,056          37,988         5,129
Special charges and unusual items .......................         1,118             147            --
                                                              ---------       ---------      --------
Operating income ........................................        56,140          55,502        95,240
Interest expense ........................................       102,202          99,052        82,080
Interest income .........................................          (509)           (612)         (296)
Other expense ...........................................           265             199           179
Minority interest .......................................          (623)            530         1,713
                                                              ---------       ---------      --------
(Loss) income before income taxes .......................       (45,195)        (43,667)       11,564
Income tax provision ....................................           442             303         4,002
                                                              ---------       ---------      --------
Net (loss) income .......................................     $ (45,637)      $ (43,970)     $  7,562
                                                              =========       =========      ========
Net (loss) income allocated to General Partners .........     $  (2,282)      $  (2,198)     $    378
Net (loss) income allocated to Limited Partners .........     $ (43,355)      $ (41,772)     $  7,184

                See accompanying notes to financial statements.

                       GRAHAM PACKAGING HOLDINGS COMPANY

            CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                                 (IN THOUSANDS)


                                                                                   NOTES AND
                                                                                   INTEREST         ACCUMULATED
                                                                                RECEIVABLE FOR         OTHER
                                                 GENERAL          LIMITED          OWNERSHIP       COMPREHENSIVE
                                                 PARTNERS        PARTNERS          INTERESTS       INCOME (LOSS)         TOTAL
                                              -------------   --------------   ----------------   ---------------   --------------
Consolidated balance at January 1,
 2000 .....................................   $(21,705)       $(417,418)           $     --          $ (18,848)     $(457,971)
 Net loss for the year ....................     (2,282)         (43,355)                 --                 --        (45,637)
 Cumulative translation adjustment ........         --               --                  --            (10,387)       (10,387)
                                                                                                                    ---------
 Comprehensive income (loss) ..............                                                                           (56,024)
 Capital contribution .....................      2,500           47,500              (1,147)                --         48,853
 Recapitalization (unearned
   compensation expense) ..................         36              727                  --                 --            763
                                              --------        ---------            --------          ---------      ---------
Consolidated balance at December 31,
 2000 .....................................    (21,451)        (412,546)             (1,147)           (29,235)      (464,379)
 Net loss for the year ....................     (2,198)         (41,772)                 --                 --        (43,970)
 Cumulative effect of change in
   accounting for derivatives .............         --               --                  --                392            392
 Changes in fair value of derivatives .....         --               --                  --            (13,537)       (13,537)
 Additional minimum pension liability......         --               --                  --             (1,937)        (1,937)
 Cumulative translation adjustment ........         --               --                  --            (10,383)       (10,383)
                                                                                                                    ---------
 Comprehensive income (loss) ..............                                                                           (69,435)
 Capital contribution .....................      2,500           47,500              (1,146)                --         48,854
 Interest on notes receivable for
   ownership interests ....................         --               --                (150)                --           (150)
 Recapitalization (unearned
   compensation expense) ..................          2               54                  --                 --             56
                                              --------        ---------            --------          ---------      ---------
Consolidated balance at December 31,
 2001 .....................................    (21,147)        (406,764)             (2,443)           (54,700)      (485,054)
 Net income for the year ..................        378            7,184                  --                 --          7,562
 Changes in fair value of derivatives .....         --               --                  --              6,909          6,909
 Additional minimum pension liability......         --               --                  --             (2,051)        (2,051)
 Cumulative translation adjustment ........         --               --                  --             12,477         12,477
                                                                                                                    ---------
 Comprehensive income .....................                                                                            24,897
 Interest on notes receivable for
   ownership interests ....................         --               --                (150)                --           (150)
                                              --------        ---------            --------          ---------      ---------
Consolidated balance at December 31,
 2002 .....................................   $(20,769)       $(399,580)           $ (2,593)         $ (37,365)     $(460,307)
                                              ========        =========            ========          =========      =========


                See accompanying notes to financial statements.

                       GRAHAM PACKAGING HOLDINGS COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                        YEAR ENDED DECEMBER 31,
                                                             ---------------------------------------------
                                                                  2000            2001            2002
                                                             -------------   -------------   -------------
Operating activities:
 Net (loss) income .......................................    $  (45,637)     $  (43,970)     $    7,562
 Adjustments to reconcile net (loss) income to net
   cash provided by operating activities:
   Depreciation and amortization .........................        66,200          71,707          75,840
   Impairment charges ....................................        21,056          37,988           5,129
   Amortization of debt issuance fees ....................         4,658           4,637           4,572
   Accretion of Senior Discount Notes ....................        13,588          14,959          16,739
   Minority interest .....................................          (623)            530           1,713
   Equity in (earnings) loss of joint venture ............           (63)            246              --
   Foreign currency transaction loss .....................           292             219              27
   Interest receivable for ownership interests ...........            --            (150)           (150)
   Other non-cash Recapitalization expense ...............           763              56              --
 Changes in operating assets and liabilities, net of
   acquisitions/sales of businesses:
   Accounts receivable ...................................        (6,898)         21,029          (6,265)
   Inventories ...........................................       (13,753)          4,020          (4,017)
   Prepaid expenses and other current assets .............         4,191          (2,151)         (3,879)
   Other non-current assets and liabilities ..............        (1,406)         (7,180)           (414)
   Accounts payable and accrued expenses .................        48,523         (49,453)         (4,488)
                                                              ----------      ----------      ----------
Net cash provided by operating activities ................        90,891          52,487          92,369
Investing activities:
 Net purchases of property, plant and equipment ..........      (163,429)        (74,315)        (92,437)
 Acquisitions of/investments in businesses, net of
   cash acquired .........................................          (109)           (163)             --
 Net expenditures for sales of businesses ................            --              --          (4,193)
 Other ...................................................        (1,145)         (2,680)             --
                                                              ----------      ----------      ----------
Net cash used in investing activities ....................      (164,683)        (77,158)        (96,630)
Financing activities:
 Proceeds from issuance of long-term debt ................       443,496         708,542         496,227
 Payment of long-term debt ...............................      (412,986)       (733,202)       (494,880)
 Notes receivable for ownership interests ................        (1,147)         (1,146)             --
 Capital contributions ...................................        50,000          50,000              --
 Contributions (to) from minority shareholders ...........            68             (15)             --
 Debt issuance fees and other ............................        (1,038)            106              --
                                                              ----------      ----------      ----------
Net cash provided by financing activities ................        78,393          24,285           1,347
Effect of exchange rate changes ..........................          (740)           (426)          1,181
                                                              ----------      ----------      ----------
Increase (decrease) in cash and cash equivalents .........         3,861            (812)         (1,733)
Cash and cash equivalents at beginning of year ...........         5,983           9,844           9,032
                                                              ----------      ----------      ----------
Cash and cash equivalents at end of year .................    $    9,844      $    9,032      $    7,299
                                                              ==========      ==========      ==========


                See accompanying notes to financial statements.

                       GRAHAM PACKAGING HOLDINGS COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 2002


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


 Principles of Consolidation

     The consolidated financial statements include the operations of Graham Packaging Holdings Company, a Pennsylvania limited partnership formerly known as Graham Packaging Company ("Holdings"); Graham Packaging Company, L.P., a Delaware limited partnership formerly known as Graham Packaging Holdings I, L.P. (the "Operating Company"); Graham Packaging Italy, S.r.L.; Graham Packaging France Partners; Graham Packaging Poland, L.P.; Graham Packaging do Brasil Industria e Comercio S.A.; Graham Packaging Canada Limited; Graham Recycling Company, L.P.; Graham Packaging U.K. Ltd.; Graham Plastik Ambalaj A.S.; Graham Packaging Deutschland GmbH; Graham Packaging Argentina S.A.; Graham Innopack de Mexico S. de R.L. de C.V.; Graham Packaging Belgium S.A.; Graham Packaging Iberica S.L.; subsidiaries thereof; and land and buildings that were used in the operations, owned by the control group of owners and contributed to the Company (as defined below). In addition, the consolidated financial statements of the Company include GPC Capital Corp. I, a wholly owned subsidiary of the Operating Company and GPC Capital Corp. II, a wholly owned subsidiary of Holdings. The purpose of GPC Capital Corp. I is solely to act as co-obligor with the Operating Company under the Senior Subordinated Notes (as herein defined) and as co-borrower with the Operating Company under the Senior Credit Agreement (as herein defined), and the purpose of GPC Capital Corp. II is solely to act as co-obligor with Holdings under the Senior Discount Notes and as co-guarantor with Holdings of the Senior Credit Agreement. GPC Capital Corp. I and GPC Capital Corp. II have only nominal assets and do not conduct any independent operations. Since March 30, 2001 the consolidated financial statements of the Company include the operations of Masko Graham Spolka Z.O.O. ("Masko Graham") as a result of acquiring an additional 1% interest, for a total of 51% interest, in a joint venture. (Refer to Note 3 for a discussion of this investment). These entities and assets are referred to collectively as Graham Packaging Holdings Company (the "Company"). All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

     Since the Recapitalization (as herein defined -- see Note 2), Holdings has had no assets, liabilities or operations other than its direct and indirect investments in the Operating Company, its ownership of GPC Capital Corp. II, which has only nominal assets and does not conduct any independent operations, and its obligations under the Senior Discount Notes and related unamortized issuance costs. Holdings has fully and unconditionally guaranteed the Senior Subordinated Notes of the Operating Company and GPC Capital Corp. I on a senior subordinated basis. Holdings is jointly and severally liable with GPC Capital Corp. II with respect to all obligations on the Senior Discount Notes (as herein defined) and GPC Capital Corp. II. The Operating Company is the sole source of revenue for Holdings and GPC Capital Corp. II. As a result, Holdings and GPC Capital Corp. II rely on distributions from the Operating Company to satisfy all of their debt obligations.

 Description of Business

     The Company sells plastic packaging products principally to large, multinational companies in the food and beverage, household and personal care and automotive lubricants industries. The Company has manufacturing facilities in Argentina, Belgium, Brazil, Canada, France, Germany, Hungary, Mexico, Poland, Spain, Turkey and the United States.

 Revenue Recognition

     The Company recognizes revenue when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred, the sales price is determinable and collectability is reasonably assured. Revenue typically is recognized at time of shipment. Sales are recorded net of discounts, rebates and returns.

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

 Shipping and Handling Costs

     Shipping and handling costs are included as a component of cost of goods sold in the consolidated statements of operations.

 Cash and Cash Equivalents

     The Company considers cash and investments with an initial maturity of three months or less when purchased to be cash and cash equivalents.

 Inventories

     Inventories include material, labor and overhead and are stated at the lower of cost or market with cost determined by the first-in, first-out ("FIFO") method (see Note 5).

 Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the various assets ranging from 3 to 31.5 years. Interest costs are capitalized during the period of construction of capital assets as a component of the cost of acquiring these assets.

 Goodwill

     Prior to January 1, 2002, the Company amortized goodwill under the straight-line method over 20 years. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") 142, "Goodwill and Other Intangible Assets." SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, ceased upon adoption of this statement. The Company has completed the transitional goodwill impairment test as of January 1, 2002 and determined that there was no impairment loss to be recognized upon adoption of SFAS 142. Goodwill is reviewed for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount of the goodwill may not be recoverable. See Notes 6, 20 and 22.

 Other Non-current Assets

     Other non-current assets primarily include debt issuance fees, notes receivable and prepaid pension assets. Debt issuance fees totaled $19.3 million and $14.7 million as of December 31, 2001 and 2002, respectively. These amounts are net of accumulated amortization of $17.8 million and $22.4 million as of December 31, 2001 and 2002, respectively. Amortization is computed by the effective interest method over the term of the related debt.

 Long-Lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company uses a probability-weighted estimate of the future undiscounted net cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. Any impairment loss, if indicated, is measured on the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. When fair values are not available, the Company estimates fair value using the probability-weighted expected future cash flows discounted at a risk-free rate.

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

 Derivatives

     On January 1, 2001 the Company adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 138. These standards establish accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative will be recorded in other comprehensive income ("OCI") and will be recognized in the income statement when the hedged item affects earnings. On January 1, 2001, in connection with the adoption of SFAS 133, the Company recorded $0.4 million in OCI as a cumulative transition adjustment for derivatives designated as cash flow hedges prior to adopting SFAS 133. The Company entered into interest rate swap agreements to hedge the exposure to increasing rates with respect to its Existing Senior Credit Agreement. These interest rate swaps were accounted for as cash flow hedges. The effective portion of the change in the fair value of the interest rate swaps is recorded in OCI and was an unrealized gain of $6.9 million for the year ended December 31, 2002, with a cumulative $6.2 million unrealized loss recorded within OCI as of December 31, 2002. In connection with the closing of the Senior Credit Agreement on February 14, 2003 the Company expects to record a non-cash charge of approximately $4.8 million as a result of the reclassification into expense of the remaining unrealized loss on interest rate swap agreements applicable to indebtedness under the Existing Senior Credit Agreement.

     On February 14, 2003 the Company entered into three new interest rate swap agreements beginning March 24, 2003, under which the Company receives variable interest based on the Eurodollar Rate (hereinafter defined) and pays fixed interest at a weighted average rate of 2.54% on $300 million of the term loans through March 24, 2006. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will be recognized in earnings. Continued use of hedge accounting is dependent on Management's adherence to this accounting policy. Failure to properly document the Company's interest rate swaps as cash flow hedges would result in income statement recognition of all or part of any future unrealized gain or loss recorded in OCI. The potential income statement impact resulting from a failure to adhere to this policy makes this policy critical to the financial statements.

     The Company also enters into forward exchange contracts, when considered appropriate, to hedge the exchange rate exposure on transactions that are denominated in a foreign currency. These forward contracts are accounted for as fair value hedges. During the years ended December 31, 2001 and 2002, there was no net gain or loss recognized in earnings as a result of fair value hedges. The Company has no outstanding forward exchange contracts as of December 31, 2002.

 Benefit Plan Accruals

     The Company has several defined benefit plans, under which participants earn a retirement benefit based upon a formula set forth in the plan. The Company records expense related to these plans using actuarially determined amounts that are calculated under the provisions of SFAS 87, "Employer's Accounting for Pensions."

 Foreign Currency Translation

     The Company uses the local currency as the functional currency for all foreign operations, except as noted below. All assets and liabilities of such foreign operations are translated into U.S. dollars at

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

year-end exchange rates. Income statement items are translated at average exchange rates prevailing during the year. The resulting translation adjustments are included in accumulated other comprehensive income as a component of partners' capital (deficit). Exchange gains and losses arising from transactions denominated in foreign currencies other than the functional currency of the entity entering into the transactions are included in current operations. For operations in highly inflationary economies, the Company remeasures such entities' financial statements as if the functional currency was the U.S. dollar.

 Comprehensive Income

     Foreign currency translation adjustments, changes in fair value of derivatives designated and accounted for as cash flow hedges and additional minimum pension liability adjustments are included in OCI and added with net income to determine total comprehensive income, which is displayed in the Consolidated Statements of Partners' Capital (Deficit). Cumulative foreign currency translation loss adjustments totaled $39.7 million and $27.2 million as of December 31, 2001 and December 31, 2002, respectively. Cumulative losses on derivatives designated and accounted for as cash flow hedges totaled $13.1 million and $6.2 million as of December 31, 2001 and December 31, 2002, respectively. Minimum pension liability loss adjustments totaled $1.9 million and $4.0 million as of December 31, 2001 and December 31, 2002, respectively.

 Income Taxes

     The Company does not pay U.S. federal income taxes under the provisions of the Internal Revenue Code, as the applicable income or loss is included in the tax returns of the partners. For the Company's foreign operations subject to tax in their local jurisdictions, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

 Management Option Plan

     The Company accounts for equity based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") 25, "Accounting for Stock Issued to Employees." SFAS 123, "Accounting For Stock Based Compensation," established accounting and disclosure requirements using a fair-value based method of accounting for equity based employee compensation plans. As of December 31, 2002, the Company has elected to remain on its current method of accounting as described above and has adopted the disclosure requirements of SFAS 123.

 Postemployment Benefits

     The Company maintains a supplemental income plan, which provides postemployment benefits to a certain employee of the Company. Accrued postemployment benefits of approximately $1.1 million and $1.2 million as of December 31, 2001 and 2002, respectively, were included in other non-current liabilities.

 Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

 Reclassifications

     Certain reclassifications have been made to the 2000 and 2001 financial statements to conform to the 2002 presentation.

 New Accounting Pronouncements Not Yet Adopted

     On April 30, 2002, SFAS 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" was approved by the Financial Accounting Standards Board ("FASB"). As a result, gains and losses from extinguishment of debt are classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion 30. The Company adopted SFAS 145 on January 1, 2003 and the adoption of SFAS 145 did not have a significant impact on its results of operations or financial position.

     On July 30, 2002, SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities" was issued by the FASB. This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company adopted SFAS 146 on January 1, 2003 and the adoption of SFAS 146 did not have a significant impact on its results of operations or financial position.

     In December 2002, SFAS 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure" was issued by the FASB. This standard amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this standard amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Management does not believe that adoption of SFAS 148 will have a significant impact on the Company's results of operations or financial position.

2. RECAPITALIZATION

     Pursuant to an Agreement and Plan of Recapitalization, Redemption and Purchase, dated as of December 18, 1997 (the "Recapitalization Agreement"), (i) Holdings, (ii) the then owners of the Company (the "Graham Entities") and (iii) BMP/Graham Holdings Corporation, a Delaware corporation ("Investor LP") formed by Blackstone Capital Partners III Merchant Banking Fund L.P., and BCP/Graham Holdings L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Investor LP ("Investor GP" and together with Investor LP, the "Equity Investors") agreed to a recapitalization of Holdings (the "Recapitalization"). Closing under the Recapitalization Agreement occurred on February 2, 1998 ("Closing").

     The principal components and consequences of the Recapitalization included the following:

     o    A change in the name of Holdings to Graham Packaging Holdings Company;

     o The contribution by Holdings of substantially all of its assets and liabilities to the Operating Company, which was renamed "Graham Packaging Company, L.P.";

     o The contribution by certain Graham Entities to the Company of their ownership interests in certain partially-owned subsidiaries of Holdings and certain real estate used but not owned by Holdings and its subsidiaries;

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

     o The initial borrowing by the Operating Company of $403.5 million (the "Bank Borrowings") in connection with the Existing Senior Credit Agreement entered into by and among the Operating Company, Holdings and a syndicate of lenders;

     o The issuance of $225.0 million Senior Subordinated Notes by the Operating Company and $100.6 million gross proceeds ($169.0 million aggregate principal amount at maturity) Senior Discount Notes by Holdings. A wholly owned subsidiary of each of the Operating Company and Holdings serves as co-issuer with its parent for its respective issue of notes;

     o The repayment by the Operating Company of substantially all of the existing indebtedness and accrued interest of Holdings and its subsidiaries;

     o The distribution by the Operating Company to Holdings of all of the remaining net proceeds of the Bank Borrowings and the Senior Subordinated Notes (other than amounts necessary to pay certain fees and expenses and payments to Management);

     o The redemption by Holdings of certain partnership interests in Holdings held by the Graham Entities for $429.6 million;

     o The purchase by the Equity Investors of certain partnership interests in Holdings held by the Graham Entities for $208.3 million;

     o The repayment by the Graham Entities of amounts owed to Holdings under the $20.2 million promissory notes;

     o The recognition of additional compensation expense under an equity appreciation plan;

     o The payment of certain bonuses and other cash payments and the granting of certain equity awards to senior and middle level management;

     o    The execution of various other agreements among the parties; and

     o The payment of a $6.2 million tax distribution by the Operating Company on November 2, 1998 to certain Graham Entities for tax periods prior to the Recapitalization.

     As a result of the consummation of the Recapitalization, Investor LP owns an 81% limited partnership interest in Holdings and Investor GP owns a 4% general partnership interest in Holdings. Certain Graham Entities or affiliates thereof or other entities controlled by Donald C. Graham and his family, have retained a 1% general partnership interest and a 14% limited partnership interest in Holdings. Additionally, Holdings owns a 99% limited partnership interest in the Operating Company, and GPC Opco GP L.L.C., a wholly owned subsidiary of Holdings, owns a 1% general partnership interest in the Operating Company.


3. ACQUISITIONS

 Investment in Limited Partnership of PlasPET Florida, Ltd.

     On April 26, 1999 the company acquired 51% of the operating assets of PlasPET Florida, Ltd., while becoming the general partner on July 6, 1999, and on October 9, 2001 acquired the remaining 49%, for a total purchase price (including acquisition-related costs) of $3.3 million, net of liabilities assumed. The investment was accounted for under the equity method of accounting prior to July 6, 1999. The original acquisition was recorded on July 6, 1999 under the purchase method of accounting and, accordingly, the results of operations of the acquired operations are consolidated in the financial statements of the Company for all periods presented. The purchase price has been allocated to assets acquired and liabilities assumed based on fair values. The allocated fair value of assets acquired and liabilities assumed is summarized as follows (in thousands):

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

   Current assets ........................    $   479
   Property, plant and equipment .........      4,689
   Other assets ..........................      1,052
   Goodwill ..............................      4,032
                                              -------
   Total .................................     10,252
   Less liabilities assumed ..............      6,906
                                              -------
   Net cost of acquisition ...............    $ 3,346
                                              =======

 Purchase of additional 1% interest in Masko Graham Joint Venture

     On March 30, 2001 the Company acquired an additional 1% interest in Masko Graham Joint Venture ("Masko Graham") for a total interest of 51%. The total purchase price (including acquisition-related costs) for the entire 51% interest in the operating assets was $1.4 million, net of liabilities assumed. The investment was accounted for under the equity method of accounting prior to March 30, 2001. The acquisition was recorded on March 30, 2001 under the purchase method of accounting and, accordingly, the results of operations of Masko Graham are consolidated in the financial statements of the Company beginning on March 30, 2001. The purchase price has been allocated to assets acquired and liabilities assumed based on fair values. The allocated fair value of assets acquired and liabilities assumed is summarized as follows (in thousands):

   Current assets ........................    $ 3,743
   Property, plant and equipment .........      8,210
   Goodwill ..............................        954
                                              -------
   Total .................................     12,907
   Less liabilities assumed ..............     11,474
                                              -------
   Net cost of acquisition ...............    $ 1,433
                                              =======


 Pro Forma Information

     The following table sets forth unaudited pro forma results of operations, assuming that all of the above acquisitions had taken place at the beginning of each period presented:


                        YEAR ENDED DECEMBER 31,
                        -----------------------
                            2000        2001
                        ----------- -----------
                            (IN THOUSANDS)
   Net sales ..........  $ 851,946   $ 925,782
   Net (loss) .........    (46,415)    (44,102)


     These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional depreciation expense as a result of a step-up in the basis of fixed assets and increased interest expense on acquisition debt. They do not purport to be indicative of the results of operations which actually would have resulted had the combinations been in effect at the beginning of each period presented, or of future results of operations of the entities.

4. ACCOUNTS RECEIVABLE

     Accounts receivable are presented net of an allowance for doubtful accounts of $2.4 million and $4.3 million at December 31, 2001 and 2002, respectively. Management performs ongoing credit evaluations of its customers and generally does not require collateral.

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

     The Company had sales to two customers which exceeded 10.0% of total sales in any of the past three years. The Company's sales to one customer were 11.7%, 17.4% and 16.4% of total net sales for the years ended December 31, 2000, 2001 and 2002, respectively. For the year ended December 31, 2002, nearly all sales to this customer were made in North America. The Company's sales to another customer were 11.4%, 9.4% and 7.8% of total net sales for the years ended December 31, 2000, 2001 and 2002, respectively. For the year ended December 31, 2002, approximately 73%, 25% and 2% of the sales to this customer were made in North America, Europe and South America, respectively.

5. INVENTORIES

     Inventories consisted of the following:


                                            DECEMBER 31,
                                       -----------------------
                                          2001         2002
                                       ----------   ----------
                                           (IN THOUSANDS)
   Finished goods ..................    $43,403      $43,786
   Raw materials and parts .........     17,073       18,874
                                        -------      -------
                                        $60,476      $62,660
                                        =======      =======

6. IMPAIRMENT CHARGES

     During 2000, the Company evaluated the recoverability of its long-lived assets in the following locations (with the operating segment under which it reports in parentheses) due to indicators of impairment as follows:

     o    United Kingdom (Europe) -- operating losses experienced and projected;

     o Certain plants in France (Europe) -- operating losses experienced and projected;

     o Anjou, Canada (North America) -- operating losses experienced and projected; and

     o Brazil (Latin America) -- a significant change in the ability to utilize certain assets.

     During 2001, the Company evaluated the recoverability of its long-lived assets in the following locations (with the operating segment under which it reports in parentheses) due to indicators of impairment as follows:

     o Argentina (Latin America) -- operating losses and cash flow deficits experienced, the loss or reduction of business and the severe downturn in the Argentine economy;

     o Italy (Europe) -- operating losses and reduction of business, as well as the Company's commitment to a plan to sell these locations;

     o Certain plants in France (Europe) -- the Company's commitment to a plan to sell or close these locations;

     o Bad Bevensen, Germany (Europe) -- the Company's commitment to a plan to sell or close this location;

     o United Kingdom (Europe) -- the Company's commitment to a plan to close this location;

     o Burlington, Canada (North America) -- the Company's commitment to a plan to close this location; and

     o Turkey (Europe) -- a significant change in the ability to utilize certain assets.

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

     During 2002, the Company evaluated the recoverability of its long-lived assets in the following locations (with the operating segment under which it reports in parentheses) due to indicators of impairment as follows:

     o Germany (Europe) -- the Company's commitment to a plan to sell this location; and

     o Certain plant in Louisiana (North America) -- the Company's commitment to a plan to close this location.

     For assets to be held and used, the Company determined that the undiscounted cash flows were below the carrying value of certain long-lived assets in these locations. Accordingly, the Company adjusted the carrying values of these long-lived assets in these locations to their estimated fair values, resulting in impairment charges of $15.8 million and $4.1 million for the years ended December 31, 2000 and 2001, respectively. For assets to be disposed of, the Company adjusted the carrying values of these long-lived assets in these locations to the lower of their carrying values or their estimated fair values less costs to sell, resulting in impairment charges of $0.5 million, $24.8 million and $5.1 million for the years ended December 31, 2000, 2001 and 2002, respectively. These assets have a remaining carrying amount as of December 31, 2002 of $0.4 million. Similarly, the Company evaluated the recoverability of its enterprise goodwill applicable to these locations, and consequently recorded impairment charges of $4.8 million and $9.1 million for the years ended December 31, 2000 and 2001, respectively. Goodwill was evaluated for impairment and the resulting impairment charge recognized based on a comparison of the related net book value of the location to projected discounted future cash flows of the location.

     As of December 31, 2002, certain assets in Germany, the United Kingdom and the United States were held for disposal. Operating loss for Germany for each of the three years ended December 31, 2000, 2001 and 2002 was $1.7 million, $12.5 million and $4.3 million, respectively. Discrete financial information is not available for the other location whose assets are held for disposal.

7. ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                               DECEMBER 31,
                                                          -----------------------
                                                             2001         2002
                                                          ----------   ----------
                                                              (IN THOUSANDS)
   Accrued employee compensation and benefits .........    $23,930      $36,062
   Accrued interest ...................................     12,361       11,120
   Accrued sales allowance ............................      8,612        9,919
   Other ..............................................     34,478       35,109
                                                           -------      -------
                                                           $79,381      $92,210
                                                           =======      =======

     For the year ended December 31, 2001, the Company incurred costs of employee termination benefits in Burlington, Canada of $0.9 million, which included the legal liability of severing 139 employees, in the United Kingdom of $0.6 million, which included the legal liability of severing 26 employees and in Bad Bevensen, Germany of $0.6 million, which included the legal liability of severing 22 employees. The Company terminated 35 of these employees as of December 31, 2001. The remaining 152 employees were terminated during the year ended December 31, 2002. For the year ended December 31, 2002, the Company incurred costs of employee termination benefits in the United Kingdom of $1.7 million, which included the legal liability of severing 67 employees, all of which were terminated as of December 31, 2002. In addition, for the year ended December 31, 2002,

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

the Company incurred costs of employee termination benefits in Blyes and Noeux les Mines, France of $9.0 million, which included the legal liability of severing 155 employees. The Company terminated 25 of these employees as of December 31, 2002. Substantially all of the cash payments for these termination benefits are expected to be made by June 30, 2004. The following table reflects a rollforward of the reorganization costs, primarily included in accrued employee compensation and benefits (in thousands):


                                           EUROPE &                         UNITED
                                        NORTH AMERICA     BURLINGTON,      KINGDOM       GERMANY       FRANCE
                                          REDUCTION          CANADA       REDUCTION     REDUCTION     REDUCTION
                                           IN FORCE         SHUTDOWN       IN FORCE      IN FORCE     IN FORCE       TOTAL
                                       ---------------   -------------   -----------   -----------   ----------   -----------
Reserves at December 31, 2000.......      $  3,605          $   --        $     --       $   --        $   --      $  3,605
(Decrease) increase in reserves.....          (442)            895             595          564            --         1,612
Cash payments ......................        (2,756)             --            (595)          --            --        (3,351)
                                          --------          ------        --------       ------        ------      --------
Reserves at December 31, 2001.......      $    407          $  895        $     --       $  564        $   --      $  1,866
(Decrease) increase in reserves.....          (185)             29           1,706          (47)        9,015        10,518
Cash payments ......................          (149)           (888)         (1,706)        (517)           --        (3,260)
                                          --------          ------        --------       ------        ------      --------
Reserves at December 31, 2002.......      $     73          $   36        $     --       $   --        $9,015      $  9,124
                                          ========          ======        ========       ======        ======      ========

8. DEBT ARRANGEMENTS

     Long-term debt consisted of the following:

                                                          DECEMBER 31,
                                                  -----------------------------
                                                       2001            2002
                                                  -------------   -------------
                                                         (IN THOUSANDS)
   Term loan ..................................    $  526,950      $  502,000
   Revolving loan .............................       125,000         155,500
   Revolving credit facilities ................         5,111           3,483
   Senior Subordinated Notes ..................       225,000         225,000
   Senior Discount Notes ......................       151,638         168,377
   Capital leases .............................        16,041          14,400
   Other ......................................         2,651           1,867
                                                   ----------      ----------
                                                    1,052,391       1,070,627
   Less amounts classified as current .........        30,585           7,992
                                                   ----------      ----------
                                                   $1,021,806      $1,062,635
                                                   ==========      ==========


     On February 2, 1998, as discussed in Note 2, the Company refinanced the majority of its existing credit facilities in connection with the Recapitalization and entered into a senior credit agreement (the "Existing Senior Credit Agreement") with a consortium of banks. All of the existing indebtedness under the Existing Senior Credit Agreement was refinanced on February 14, 2003 when the Operating Company, Holdings, CapCo I and a syndicate of lenders entered into a new senior credit agreement (the "Senior Credit Agreement"). The Senior Credit Agreement consists of two term loans to the Operating Company with initial term loan commitments totaling $670.0 million (the "Term Loans" or "Term Loan Facilities") and a $150.0 million revolving credit facility (the "Revolving Credit Loans"). The obligations of the Operating Company under the Senior Credit Agreement are guaranteed by Holdings and certain other subsidiaries of Holdings. After giving effect to the February 14, 2003 Senior Credit Agreement, the Term Loans are payable in quarterly installments and require payments of $2.5 million in 2003, $5.0 million in 2004, $25.0 million in 2005, $50.0 million in 2006, $50.0 million

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

in 2007, $235.0 million in 2008 and $134.5 million in 2009. The Revolving Credit Loan facilities expire on the earlier of February 14, 2008 and the Term Loan maturity date. Interest is payable at (a) the "Alternate Base Rate" (the higher of the Prime Rate or the Federal Funds Rate plus 0.50%) plus a margin ranging from 1.75% to 3.25%; or (b) the "Eurodollar Rate" (the applicable interest rate offered to banks in the London interbank eurocurrency market) plus a margin ranging from 2.75% to 4.25%. A commitment fee of 0.50% is due on the unused portion of the revolving loan commitment. In addition, the Senior Credit Agreement contains certain affirmative and negative covenants as to the operations and financial condition of the Company, as well as certain restrictions on the payment of dividends and other distributions to Holdings. As of December 31, 2002 and the closing of the Senior Credit Agreement on February 14, 2003, the Company was in compliance with all covenants.

     Substantially all domestic tangible and intangible assets of the Company are pledged as collateral pursuant to the terms of the Senior Credit Agreement.

     The Recapitalization also included the issuance of $225.0 million in Senior Subordinated Notes of the Operating Company and $100.6 million gross proceeds in Senior Discount Notes ($169.0 million aggregate principal amount at maturity) of Holdings. The Senior Subordinated Notes are unconditionally guaranteed on a senior subordinated basis by Holdings and mature on January 15, 2008, with interest payable on $150.0 million at a fixed rate of 8.75% and with interest payable on $75.0 million at LIBOR plus 3.625%. The Senior Discount Notes mature on January 15, 2009, with cash interest payable beginning to accrue on January 15, 2003 at 10.75%. The effective interest rate to maturity on the Senior Discount Notes is 10.75%.

     At December 31, 2002, the Operating Company had entered into three interest rate swap agreements, under which the Company receives variable interest based on the Eurodollar Rate and pays fixed interest, on $300.0 million of the Term Loans, on $100.0 million through April 9, 2003 at a fixed rate of 5.77% and on $200.0 million through September 10, 2003 at a fixed rate of 4.99%. On February 14, 2003 the Operating Company entered into three new interest rate swap agreements beginning March 24, 2003, under which the Company receives variable interest based on the Eurodollar Rate and pays fixed interest at a weighted average rate of 2.54%, on $300 million of the Term Loans through March 24, 2006.

     On September 8, 1998, Holdings and GPC Capital Corp. II consummated an exchange offer for all of their outstanding Senior Discount Notes Due 2009 which had been issued on February 2, 1998 (the "Senior Discount Old Notes") and issued in exchange therefor their Senior Discount Notes Due 2009, Series B (the "Senior Discount Exchange Notes"), and the Operating Company and GPC Capital Corp. I consummated exchange offers for all of their outstanding Senior Subordinated Notes Due 2008 which had been issued on February 2, 1998 (the "Senior Subordinated Old Notes" and, together with the Senior Discount Old Notes, the "Old Notes") and issued in exchange therefor their Senior Subordinated Notes Due 2008, Series B (the "Senior Subordinated Exchange Notes" and, together with the Senior Discount Exchange Notes, the "Exchange Notes"). Each issue of Exchange Notes has the same terms as the corresponding issue of Old Notes, except that the Exchange Notes are registered under the Securities Act of 1933, as amended, and do not include the restrictions on transfer applicable to the Old Notes. The Senior Subordinated Old Notes were, and the Senior Subordinated Exchange Notes are, fully and unconditionally guaranteed by Holdings on a senior subordinated basis.

     Under the Senior Credit Agreement and the Indenture governing the Exchange Notes, the Operating Company is subject to restrictions on the payment of dividends or other distributions to Holdings; provided that, subject to certain limitations, the Operating Company may pay dividends or other distributions to
Holdings:

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

     o in respect of overhead, tax liabilities, legal, accounting and other professional fees and expenses;

     o to fund purchases and redemptions of equity interests of Holdings or Investor LP held by then present or former officers or employees of Holdings, the Operating Company or their Subsidiaries (as defined) or by any employee stock ownership plan upon that person's death, disability, retirement or termination of employment or other circumstances with annual dollar limitations; and

     o to finance the payment of cash interest on the Senior Discount Notes or any notes issued pursuant to the refinancing of the Senior Discount Notes.

     The Company's weighted average effective rate on the outstanding borrowings under the Term Loans and Revolving Credit Loans was 4.70% and 3.80% at December 31, 2001 and 2002, respectively, excluding the effect of interest rate swaps.

     The Company had several variable-rate revolving credit facilities denominated in U.S. Dollars, French Francs and Polish Zloty, with aggregate available borrowings at December 31, 2002 equivalent to $2.5 million. The Company's average effective rate on borrowings of $5.1 million on these credit facilities at December 31, 2001 was 11.64%.The Company's average effective rate on borrowings of $3.5 million on these credit facilities at December 31, 2002 was 15.8%.

     Interest paid during 2000, 2001 and 2002, net of amounts capitalized of $4.2 million, $2.6 million and $1.5 million, respectively, totaled $90.6 million, $81.9 million and $62.0 million, respectively.

     After giving effect to the February 14, 2003 Senior Credit Agreement, the annual debt service requirements of the Company for the succeeding five years are as follows: 2003--$8.0 million; 2004--$7.3 million; 2005--$28.0 million;
2006--$52.2 million; and 2007--$56.0 million.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS AND DERIVATIVES

     The following methods and assumptions were used to estimate the fair values of each class of financial instruments:

 Cash and Cash Equivalents, Accounts Receivable and Accounts Payable

     The fair values of these financial instruments approximate their carrying amounts.


 Long-Term Debt

     The fair values of the variable-rate, long-term debt instruments approximate their carrying amounts. The fair value of other long-term debt was based on market price information. Other long-term debt includes the Senior Discount Notes and $150.0 million of Senior Subordinated Notes and totaled approximately $301.6 million and $318.4 million at December 31, 2001 and 2002, respectively. The fair value of this long-term debt, including the current portion, was approximately $247.5 million and $318.3 million at December 31, 2001 and 2002, respectively.


 Derivatives

     The Company is exposed to market risk from changes in interest rates and currency exchange rates. The Company manages these exposures on a consolidated basis and enters into various derivative transactions for selected exposure areas. The financial impacts of these hedging instruments are offset by corresponding changes in the underlying exposures being hedged. The Company does not hold or issue derivative financial instruments for trading purposes.

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

     Interest rate swap agreements are used to hedge exposure to interest rates associated with the Company's Senior Credit Agreement. Under these agreements, the Company agrees to exchange with a third party at specified intervals the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate swaps are recorded on the balance sheet in accrued expenses and other non-current liabilities at fair value. The effective portion of cash flow hedges are recorded in OCI.

     The following table presents information for all interest rate swaps. The notional amount does not necessarily represent amounts exchanged by the parties and, therefore is not a direct measure of the Company's exposure to credit risk. The fair value approximates the cost to settle the outstanding contracts.

                                             DECEMBER 31,
                                       -------------------------
                                           2001          2002
                                       -----------   -----------
                                            (IN THOUSANDS)
   Notional amount .................    $ 500,000     $300,000
   Fair value -- liability .........      (13,145)      (6,237)


     Derivatives are an important component of the Company's interest rate management program, leading to acceptable levels of variable interest rate risk. Due to sharply declining interest rates in 2001 and 2002, the effect of derivatives was to increase interest expense by $7.0 million and $12.5 million for 2001 and 2002, respectively, compared to an entirely unhedged variable rate debt portfolio. The incremental effect on interest expense for 2000 was not significant.

     The Company manufactures and sells its products in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. The Company utilizes foreign currency hedging activities to protect against volatility associated with purchase commitments that are denominated in foreign currencies for machinery, equipment and other items created in the normal course of business. The terms of these contracts are generally less than one year.

     Gains and losses related to qualifying hedges of foreign currency firm commitments or anticipated transactions are accounted for in accordance with SFAS 133. There were no currency forward contracts outstanding at December 31, 2001 or December 31, 2002.

     Credit risk arising from the inability of a counterparty to meet the terms of the Company's financial instrument contracts is generally limited to the amounts, if any, by which the counterparty's obligations exceed the obligations of the Company. It is the Company's policy to enter into financial instruments with a diversity of creditworthy counterparties. Therefore, the Company does not expect to incur material credit losses on its risk management or other financial instruments.

10. LEASE COMMITMENTS

     The Company was a party to various leases involving real property and equipment during 2000, 2001 and 2002. Total rent expense for operating leases amounted to $19.9 million in 2000, $22.2 million in 2001 and $22.9 million in 2002. Minimum future lease obligations on long-term noncancelable operating leases in effect at December 31, 2002 are as follows: 2003--$15.9 million; 2004--$13.7 million; 2005--$10.6 million; 2006--$6.9 million; 2007--$6.4 million; and thereafter--$17.8 million. Minimum future lease obligations on capital leases in effect at December 31, 2002 are as follows: 2003--$2.4 million; 2004--$1.8 million; 2005--$2.1 million; 2006--$1.9 million; 2007--$5.7 million; and thereafter--$0.5 million. The gross amount of assets under capital leases was $20.3 million and $20.8 million as of December 31, 2001 and 2002, respectively.

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

11. TRANSACTIONS WITH AFFILIATES

     Transactions with entities affiliated through common ownership included the following:

                                                                               YEAR ENDED DECEMBER 31,
                                                                         ------------------------------------
                                                                            2000         2001         2002
                                                                         ----------   ----------   ----------
                                                                                    (IN THOUSANDS)
   Equipment and related services purchased from affiliates ..........   $25,103      $23,838      $20,220
   Goods and related services purchased from affiliates ..............   $    --      $ 1,066      $ 5,380
   Management services provided by affiliates, including
    management, legal, tax, accounting, insurance, treasury and
    employee benefits administration services ........................   $ 2,020      $ 2,034      $ 2,250
   Services provided and sales to affiliates, including administrative
    services, engineering services and raw materials .................   $    51      $     2      $   759
   Loans to Management for equity contribution .......................   $ 1,147      $ 1,146           --
   Interest income on notes receivable from owners ...................   $    --      $   150      $   150

     Account balances with affiliates include the following:

                                                                      YEAR ENDED DECEMBER
                                                                              31,
                                                                     ---------------------
                                                                        2001        2002
                                                                     ---------   ---------
                                                                        (IN THOUSANDS)
   Accounts receivable ...........................................    $   --      $ 1,425
   Accounts payable ..............................................    $1,964      $14,469
   Notes and interest receivable for ownership interests .........    $2,443      $ 2,593

12. PENSION PLANS

     Substantially all employees of the Company participate in noncontributory, defined benefit or defined contribution pension plans.

     The U.S. defined benefit plan covering salaried employees provides retirement benefits based on the final five years average compensation, while plans covering hourly employees provide benefits based on years of service. The Company's policy is to fund the normal cost plus amounts required to amortize actuarial gains and losses and prior service costs over a period of ten years. U.S. plan assets consist of a diversified portfolio including domestic common stocks and bonds, U.S. Government securities and certificates of deposit issued by commercial banks.

     The following table sets forth the change in the Company's benefit obligation and pension plan assets at market value for the years ended December 31, 2001 and 2002:

                                                                 2001            2002
                                                            -------------   -------------
                                                                   (IN THOUSANDS)
   Change in benefit obligations:
---------------------------------------------------------
   Benefit obligation at beginning of year ..............     $ (37,606)      $ (43,768)
   Service cost .........................................        (2,804)         (2,786)
   Interest cost ........................................        (2,668)         (3,023)
   Benefits paid ........................................           812             857
   Employee contribution ................................          (167)            (54)
   Change in benefit payments due to experience .........          (414)             90
   Effect of exchange rate changes ......................           497            (910)
   Curtailments .........................................           123           1,365
   Settlements ..........................................            --            (320)

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002


                                                                                    2001            2002
                                                                               -------------   -------------
                                                                                      (IN THOUSANDS)
   Increase in benefit obligation due to change in discount rate ...........        (2,668)         (2,721)
   Decrease in benefit obligation due to plan experience ...................         1,365             790
   Increase in benefit obligation due to plan change .......................          (238)         (1,720)
                                                                                    ------          ------
   Benefit obligation at end of year .......................................     $ (43,768)      $ (52,200)
                                                                                 =========       =========
   Change in plan assets:
-------------------------
   Plan assets at market value at beginning of year ........................     $  33,498       $  33,616
   Actual return on plan assets ............................................        (2,599)         (1,961)
   Foreign currency exchange rate changes ..................................          (426)            748
   Employer contribution ...................................................         3,783           3,346
   Employee contribution ...................................................           167              54
   Benefits paid ...........................................................          (807)           (852)
                                                                                 ---------       ---------
   Plan assets at market value at end of year ..............................     $  33,616       $  34,951
                                                                                 =========       =========
   Funded status ...........................................................     $ (10,152)      $ (17,249)
   Unrecognized net actuarial gain .........................................         6,571          11,692
   Unrecognized prior service cost .........................................         1,701           3,237
                                                                                 ---------       ---------
   Net amount recognized ...................................................     $  (1,880)      $  (2,320)
                                                                                 =========       =========
   Amounts recognized in the statement of financial position consist of:
------------------------------------------------------------------------
    Prepaid benefit cost ...................................................     $      --       $     164
    Accrued benefit liability ..............................................        (4,888)         (9,782)
    Intangible asset .......................................................         1,071           3,310
    Accumulated other comprehensive income .................................         1,937           3,988
                                                                                 ---------       ---------
   Net amount recognized ...................................................     $  (1,880)      $  (2,320)
                                                                                 =========       =========

     The net amount recognized of $1.9 million at December 31, 2001 consists of $3.4 million accrued pension expense, $1.0 million intangible asset, and $1.2 million accumulated other comprehensive income for the United States plan, $0.6 million accrued pension expense, $0.1 million intangible assets and $0.7 million accumulated other comprehensive income for the Canadian plan, $0.1 million accrued pension expense for the United Kingdom plan, and $0.8 million accrued pension expense for the German plan. The net amount recognized of $2.3 million at December 31, 2002 consists of $8.0 million accrued pension expense, $3.2 million intangible asset, and $3.2 million accumulated other comprehensive income for the U.S. plan, $0.2 million prepaid pension asset for the United Kingdom plan, $1.0 million accrued pension expense for the German plan and $0.8 million accrued pension expense, $0.1 million intangible asset, and $0.8 million accumulated other comprehensive income for the Canadian plan.

                                                        ACTUARIAL ASSUMPTIONS
                                           ------------------------------------------------
                                                                       UNITED
                                              U.S.        CANADA      KINGDOM      GERMANY
                                           ----------   ----------   ---------   ----------
Discount rate:
 2000 ..................................       7.75%        7.00%       5.50%        6.00%
 2001 ..................................       7.25%        6.50%       5.50%        6.00%
 2002 ..................................       6.75%        6.50%       5.50%        5.25%
Long-term rate of return on plan assets:
 2000 ..................................       9.00%        8.00%       7.75%       N/A
 2001 ..................................       9.00%        8.00%       7.75%       N/A
 2002 ..................................       9.00%        8.00%       4.50%       N/A

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002


                                                              ACTUARIAL ASSUMPTIONS
                                               ---------------------------------------------------
                                                                            UNITED
                                                  U.S.        CANADA        KINGDOM       GERMANY
                                               ----------   ----------   ------------   ----------
Weighted average rate of increase for future
 compensation levels:
 2000 ......................................       5.00%        5.00%         4.00%         3.00%
 2001 ......................................       4.75%        5.00%         4.00%         3.00%
 2002 ......................................       4.50%        5.00%        N/A            2.00%

     The Company's net pension cost for its defined benefit pension plans includes the following components:

                                                            YEAR ENDED DECEMBER 31,
                                                    ---------------------------------------
                                                        2000          2001          2002
                                                    -----------   -----------   -----------
                                                                (IN THOUSANDS)
   Service cost .................................    $  2,731      $  2,804      $  2,786
   Interest cost ................................       2,319         2,668         3,023
   Net investment return on plan assets .........        (153)          318         1,574
   Curtailment (gain) loss ......................          --           310           (66)
   Net amortization and deferral ................      (2,497)       (3,054)       (3,930)
   Settlement loss ..............................          --            --           320
                                                     --------      --------      --------
   Net periodic pension costs ...................    $  2,400      $  3,046      $  3,707
                                                     ========      ========      ========


     The assumed return on plan assets noted above represents a forward projection of the average rate of earnings expected on the pension assets. This rate is used in the calculation of assumed rate of return on plan assets, a component of the net periodic pension expense. As of December 31, 2002, the Company has lowered the assumed rate of return on plan assets in the United States to 8.75 percent. This revised assumed rate of return will be used for fiscal 2003 net periodic pension expense.

     The Company also participated in a defined contribution plan under Internal Revenue Code Section 401(k), which covered all U.S. employees of the Company except those represented by a collective bargaining unit. The Company also sponsored other noncontributory defined contribution plans under collective bargaining agreements. The Company's contributions were determined as a specified percentage of employee contributions, subject to certain maximum limitations. The Company's costs for the salaried and non-collective bargaining hourly plan for 2000, 2001 and 2002 were $1.0 million, $1.1 million and $1.2 million, respectively.

13. PARTNERS' CAPITAL

     Holdings was formed under the name "Sonoco Graham Company" on April 3, 1989 as a limited partnership in accordance with the provisions of the Pennsylvania Uniform Limited Partnership Act, and on March 28, 1991, Holdings changed its name to "Graham Packaging Company." Upon the Closing of the Recapitalization, the name of Holdings was changed to "Graham Packaging Holdings Company." Holdings will continue until its dissolution and winding up in accordance with the terms of the Holdings Partnership Agreement (as defined below).

     As contemplated by the Recapitalization Agreement, upon the Closing, Graham Capital and its successors or assigns, Graham Family Growth Partnership, Graham Packaging Corporation ("Graham GP Corp"), Investor LP and Investor GP entered into a Fifth Amended and Restated Agreement of Limited Partnership (the "Holdings Partnership Agreement"). The general partners of the partnership are Investor GP and Graham GP Corp. The limited partners of the partnership are GPC Holdings, L.P. ("Graham LP") and Investor LP.

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

     Capital Accounts. A capital account is maintained for each partner on the books of the Company. The Holdings Partnership Agreement provides that at no time during the term of the partnership or upon dissolution and liquidation thereof shall a limited partner with a negative balance in its capital account have any obligation to Holdings or the other partners to restore such negative balance. Items of partnership income or loss are allocated to the partners' capital accounts in accordance with their percentage interests except as provided in Section 704(c) of the Internal Revenue Code with respect to contributed property where the allocations are made in accordance with the U.S. Treasury regulations thereunder.

     Distributions. The Holdings Partnership Agreement requires certain tax distributions to be made if and when the Company has taxable income. Other distributions shall be made in proportion to the partners' respective percentage interests.

     Transfers of Partnership Interests. The Holdings Partnership Agreement provides that, subject to certain exceptions including, without limitation, in connection with an IPO Reorganization (as defined below) and the transfer rights described below, general partners shall not withdraw from Holdings, resign as a general partner nor transfer their general partnership interests without the consent of all general partners, and limited partners shall not transfer their limited partnership interests.

     If either Graham GP Corp. and/or Graham LP (individually "Continuing Graham Partner" and collectively the "Continuing Graham Partners") wishes to sell or otherwise transfer its partnership interests pursuant to a bona fide offer from a third party, Holdings and the Equity Investors must be given a prior opportunity to purchase such interests at the same purchase price set forth in such offer. If Holdings and the Equity Investors do not elect to make such purchase, then such Continuing Graham Partner may sell or transfer such partnership interests to such third party upon the terms set forth in such offer. If the Equity Investors wish to sell or otherwise transfer their partnership interests pursuant to a bona fide offer from a third party, the Continuing Graham Partners shall have a right to include in such sale or transfer a proportionate percentage of their partnership interests. If the Equity Investors (so long as they hold 51% or more of the partnership interests) wish to sell or otherwise transfer their partnership interests pursuant to a bona fide offer from a third party, the Equity Investors shall have the right to compel the Continuing Graham Partners to include in such sale or transfer a proportionate percentage of their partnership interests.

     Dissolution. The Holdings Partnership Agreement provides that Holdings shall be dissolved upon the earliest of (i) the sale, exchange or other disposition of all or substantially all of Holdings' assets (including pursuant to an IPO Reorganization), (ii) the withdrawal, resignation, filing of a certificate of dissolution or revocation of the charter or bankruptcy of a general partner, or the occurrence of any other event which causes a general partner to cease to be a general partner unless (a) the remaining general partner elects to continue the business or (b) if there is no remaining general partner, a majority-in-interest of the limited partners elect to continue the partnership, or (iii) such date as the partners shall unanimously elect.

     IPO Reorganization. "IPO Reorganization" means the transfer of all or substantially all of Holdings' assets and liabilities to GPC Capital Corporation II ("CapCo II") in contemplation of an initial public offering of the shares of common stock of CapCo II. The Holdings Partnership Agreement provides that, without the approval of each general partner, the IPO Reorganization may not be effected through any entity other than CapCo II.

14. MANAGEMENT OPTION PLAN

     Pursuant to the Recapitalization Agreement, the Company has adopted the Graham Packaging Holdings Company Management Option Plan (the "Option Plan").

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

     The Option Plan provides for the grant to management employees of Holdings and its subsidiaries and non-employee directors, advisors, consultants and other individuals providing services to Holdings of options ("Options") to purchase limited partnership interests in Holdings equal to 0.01% of Holdings at the date of the Recapitalization (prior to any dilution resulting from any interests granted pursuant to the Option Plan) (each 0.01% interest being referred to as a "Unit"). The aggregate number of Units with respect to which Options may be granted under the Option Plan shall not exceed 531.0 Units, representing a total of up to 5% of the equity of Holdings.

     The exercise price per Unit shall be at or above the fair market value of a Unit on the date of grant. The number and type of Units covered by outstanding Options and exercise prices may be adjusted to reflect certain events such as recapitalizations, mergers or reorganizations of or by Holdings. The Option Plan is intended to advance the best interests of the Company by allowing such employees to acquire an ownership interest in the Company, thereby motivating them to contribute to the success of the Company and to remain in the employ of the Company.

     A committee has been appointed to administer the Option Plan, including, without limitation, the determination of the employees to whom grants will be made, the number of Units subject to each grant, and the various terms of such grants. During 2000, 13.8 Unit Options were forfeited and none were granted. During 2001, 51.1 Unit Options were forfeited and Options to purchase 46.0 Units were granted. During 2002, no Unit Options were forfeited and Options to purchase 49.9 Units were granted. As of December 31, 2002, 531.0 Unit Options were outstanding, 500.0 at an exercise price of $25,789 per Unit and 31.0 at an exercise price of $29,013, and 341.9 Unit Options outstanding were vested, all at an exercise price of $25,789.

     A summary of the changes in the Unit Options outstanding under the Option Plan as of December 31, 2000, 2001 and 2002 is as follows:


                                                2000                        2001                        2002
                                     --------------------------- --------------------------- --------------------------
                                        UNITS       WEIGHTED        UNITS       WEIGHTED        UNITS       WEIGHTED
                                        UNDER        AVERAGE        UNDER        AVERAGE        UNDER       AVERAGE
                                       OPTION    EXERCISE PRICE    OPTION    EXERCISE PRICE    OPTION    EXERCISE PRICE
                                     ---------- ---------------- ---------- ---------------- ---------- ---------------
Outstanding at beginning of
 year ..............................     500.0       $25,789         486.2       $25,789         481.1      $25,789
Granted ............................       0.0        25,789          46.0        25,789          49.9       27,792
Exercised ..........................       0.0        25,789           0.0        25,789           0.0       25,789
Forfeitures ........................    (13.8)        25,789        (51.1)        25,789           0.0       25,789
                                        ------                      ------                       -----
Outstanding at end of year .........     486.2        25,789         481.1        25,789         531.0       25,977
                                        ======                      ======                       =====

     The following table summarizes information relating to Unit Options outstanding under the Option Plan at December 31, 2002:

                                        OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                       -----------------------------------------------------   -------------------------------
                          OPTIONS       WEIGHTED AVERAGE        WEIGHTED          OPTIONS          WEIGHTED
      EXERCISE          OUTSTANDING         REMAINING            AVERAGE        EXERCISABLE        AVERAGE
       PRICES           AT 12/31/02     CONTRACTUAL LIFE     EXERCISE PRICE     AT 12/31/02     EXERCISE PRICE
--------------------   -------------   ------------------   ----------------   -------------   ---------------
$25,789 to $29,013          531.0          5.9 Years             $25,977            341.9          $25,789

     The Company applies APB 25 in accounting for the Option Plan. The exercise price of the Unit was equal to or greater than the fair market value of a Unit on the dates of the grants and, accordingly, no compensation cost has been recognized under the provisions of APB 25 for Units granted. Under SFAS 123, compensation cost is measured at the grant date based on the value of the

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

award and is recognized over the service (or vesting) period. Had compensation cost for the option plan been determined under SFAS 123, based on the fair market value at the grant dates, the Company's pro forma net (loss) income for 2000, 2001 and 2002 would have been reflected as follows (in thousands):

                                    YEAR ENDED DECEMBER 31,
                           -----------------------------------------
                                2000            2001          2002
                           -------------   -------------   ---------
                                        (IN THOUSANDS)
   As reported .........     $ (45,637)      $ (43,970)     $7,562
   Pro forma ...........       (46,150)        (44,223)      7,057


     The weighted average fair value at date of grant for options granted in 2001 and 2002 was $4,418 and $2,799 per Option, respectively. The fair value of each Option is estimated on the date of the grant using the Minimum Value option pricing model with the following weighted-average assumptions used for Units granted in 2001: pay out yield 0%, expected volatility of 0%, risk free interest rate of 4.22% and expected life of 4.5 years; and in 2002: pay out yield 0%, expected volatility of 0%, risk free interest rate of 2.55% and expected life of 4.5 years.


15. SPECIAL CHARGES AND UNUSUAL ITEMS

     The special charges and unusual items were as follows:




                                              YEAR ENDED DECEMBER 31,
                                             --------------------------
                                                2000      2001     2002
                                             ---------   ------   -----
                                                   (IN THOUSANDS)
   Recapitalization compensation .........    $1,118      $147     $--


     Recapitalization expenses relate to stay bonuses and the granting of certain ownership interests to Management pursuant to the terms of the Recapitalization (see Note 2). These expenses have been fully recognized over the three years from the date of the Recapitalization.

16. OTHER EXPENSE

     Other expense consisted of the following:


                                                               YEAR ENDED DECEMBER 31,
                                                           -------------------------------
                                                             2000        2001        2002
                                                           --------   ----------   -------
                                                                   (IN THOUSANDS)
   Foreign exchange loss (gain) ........................    $ 240       $ (176)     $ 265
   Equity in (earnings) loss of joint ventures .........      (63)         246         --
   Other ...............................................       88          129        (86)
                                                            -----       ------      -----
                                                            $ 265       $  199      $ 179
                                                            =====       ======      =====

17. INCOME TAXES

     Certain legal entities in the Company do not pay income taxes because their income is taxed to the owners. For those entities, the reported amount of their assets net of the reported amount of their liabilities are exceeded by the related tax bases of their assets net of liabilities by $271.7 million at December 31, 2001 and $250.0 million at December 31, 2002.

     Income of certain legal entities related principally to the foreign operations of the Company is taxable to the legal entities. The following table sets forth the deferred tax assets and liabilities that result from temporary differences between the reported amounts and the tax bases of the assets and liabilities of such entities:

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002


                                                                              DECEMBER 31,
                                                                       ---------------------------
                                                                           2001           2002
                                                                       ------------   ------------
                                                                             (IN THOUSANDS)
   Deferred tax assets:
    Net operating loss carryforwards ...............................    $  31,867      $  42,080
    Fixed assets, principally due to differences in depreciation and
      assigned values ..............................................        7,703          7,012
    Accrued retirement indemnities .................................        1,069            972
    Inventories ....................................................          434             48
    Accruals and reserves ..........................................          383          3,548
    Capital leases .................................................          431            426
    Other items ....................................................          300            569
                                                                        ---------      ---------
   Gross deferred tax assets .......................................       42,187         54,655
   Valuation allowance .............................................      (34,565)       (45,880)
                                                                        ---------      ---------
   Net deferred tax assets .........................................        7,622          8,775
   Deferred tax liabilities:
    Fixed assets, principally due to differences in depreciation and
      assigned values ..............................................        8,025         10,442
    Goodwill .......................................................           --             --
    Other items ....................................................          143             77
                                                                        ---------      ---------
   Gross deferred tax liabilities ..................................        8,168         10,519
                                                                        ---------      ---------
   Net deferred tax liabilities ....................................    $     546      $   1,744
                                                                        =========      =========

     Current deferred tax assets of $0.3 million in 2001 and $0.3 million in 2002 are included in prepaid expenses and other current assets. Non-current deferred tax assets of $0.2 million in 2001 and none in 2002 are included in other assets. Current deferred tax liabilities of $0.1 million in 2001 and none in 2002 are included in accrued expenses. Non-current deferred tax liabilities of $1.0 million in 2001 and $2.0 million in 2002 are included in other non-current liabilities.

     The valuation allowance reduces the Company's deferred tax assets to an amount that Management believes is more likely than not to be realized.

     United States and foreign components of (loss) income before income taxes are as follows:


                                     YEAR ENDED DECEMBER 31,
                            -----------------------------------------
                                 2000          2001          2002
                            -------------  ------------  ------------
                                         (IN THOUSANDS)
   United States .........    $ (11,693)    $   6,777     $  28,862
   Foreign ...............      (33,502)      (50,444)      (17,298)
                              ---------     ---------     ---------
                              $ (45,195)    $ (43,667)    $  11,564
                              =========     =========     =========

     (Loss) income attributable to the United States is not subject to U.S. federal income taxes. Holdings does not pay U.S. federal income taxes under the provisions of the Internal Revenue Code, as the distributive share of the applicable income or loss is included in the tax returns of Holdings' partners.

     The 2002 provision for income taxes is comprised of $2.6 million of current provision and $1.4 million of deferred provision. The amounts relate entirely to the Company's foreign legal entities.

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

     The difference between the 2002 actual income tax provision and an amount computed by applying the U.S. federal statutory rate for corporations to earnings before income taxes is attributable to the following:

                                                                     YEAR ENDED DECEMBER 31,
                                                            ------------------------------------------
                                                                 2000           2001          2002
                                                            -------------  -------------  ------------
                                                                          (IN THOUSANDS)
   Taxes at U.S. federal statutory rate ..................    $ (15,818)     $ (15,284)    $   4,048
   Partnership income not subject to federal income taxes         4,146            281       (10,246)
   Foreign loss without current tax benefit ..............       11,926         15,260        10,037
   Other .................................................          188             46           163
                                                              ---------      ---------     ---------
                                                              $     442      $     303     $   4,002
                                                              =========      =========     =========

     At December 31, 2002, the Company's various taxable entities had net operating loss carryforwards for purposes of reducing future taxable income by approximately $122.9 million, for which no benefit has been recognized. Of this amount, $47.7 million are related to carryforwards in France, Turkey and Canada that will expire, if unused, at various dates ranging from 2003 to 2012, with $2.0 million of these carryforwards expiring in 2003, $2.8 million in 2004, $4.3 million in 2005, $14.2 million in 2006, $16.5 million in 2007 and $7.9 million from 2008 through 2012. The remaining carryforwards, which relate to taxes in France ($71.1 million), Germany ($2.2 million) and Belgium ($1.9 million), have no expiration date.

     At December 31, 2002, the unremitted earnings of non-U.S. subsidiaries totaling $7.8 million were deemed to be permanently invested. No deferred tax liability has been recognized with regard to the remittance of such earnings. If such earnings were remitted to the United States, approximately $1.2 million of withholding taxes would apply.

18. COMMITMENTS

     In connection with plant expansion and improvement programs, the Company had commitments for capital expenditures of approximately $28.7 million at December 31, 2002.

19. CONTINGENCIES AND LEGAL PROCEEDINGS

     The Company is party to various litigation matters arising in the ordinary course of business. The ultimate legal and financial liability of the Company with respect to such litigation cannot be estimated with certainty, but Management believes, based on its examination of these matters, experience to date and discussions with counsel, that ultimate liability from the Company's various litigation matters will not be material to the business, financial condition, results of operations or cash flows of the Company.

     On July 9, 2002, the Company and Graham Engineering amended the equipment sales, service and licensing agreement to, among other things, (i) limit the Company's existing rights in exchange for a perpetual license in the event Graham Engineering proposes to sell its rotary extrusion blow molding equipment business or assets to certain of the Company's significant competitors; (ii) clarify that the Company's exclusivity rights under the equipment sales, service and licensing agreement do not apply to certain new generations of Graham Engineering equipment; (iii) provide Graham Engineering certain recourse in the event the Company decides to buy certain high output extrusion blow molding equipment from any supplier other than Graham Engineering; and (iv) obligate the Company, retroactive to January 1, 2002 and subject to certain credits and carry-forwards, to make payments for products and services to Graham Engineering in the amount of at least $12.0 million per calendar year, or else pay Graham Engineering a shortfall payment. The minimum purchase commitment for 2002 has been met.

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

20. SEGMENT INFORMATION

     The Company is organized and managed on a geographical basis in three operating segments: North America, which includes the United States, Canada and Mexico, Europe and South America. The accounting policies of the segments are consistent with those described in Note 1. The Company's measure of profit or loss is operating income (loss). Segment information for the three years ended December 31, 2002, representing the reportable segments currently utilized by the chief decision maker, was as follows:


                                                       NORTH                         SOUTH
                                            YEAR      AMERICA      EUROPE (D)       AMERICA      ELIMINATIONS (B)       TOTAL
                                           ------   -----------   ------------   ------------   ------------------   -----------
                                                                              (IN THOUSANDS)
Net sales (a) ..........................   2000      $667,301      $ 146,189       $ 29,192         $     (131)       $842,551
                                           2001       742,450        154,268         26,350                            923,068
                                           2002       744,967        138,498         23,240                            906,705
Special charges and unusual
 items .................................   2000      $  1,118      $      --       $     --                           $  1,118
                                           2001           147             --             --                                147
                                           2002            --             --             --                                 --
Operating income (loss) (c) ............   2000      $ 90,296      $ (32,009)      $ (2,147)                          $ 56,140
                                           2001        98,756        (37,707)        (5,547)                            55,502
                                           2002       109,363        (16,159)         2,036                             95,240
Depreciation and amortization ..........   2000      $ 56,518      $  10,959       $  3,381                           $ 70,858
                                           2001        62,584         10,800          2,960                             76,344
                                           2002        68,066         10,760          1,586                             80,412
Impairment charges .....................   2000      $    461      $  18,539       $  2,056                           $ 21,056
                                           2001         1,135         31,274          5,579                             37,988
                                           2002         1,088          4,041             --                              5,129
Interest expense (income), net .........   2000      $100,667      $     878       $    148                           $101,693
                                           2001        96,639          1,326            475                             98,440
                                           2002        80,389          1,439            (44)                            81,784
Income tax expense (benefit) ...........   2000      $     53      $     542       $   (153)                          $    442
                                           2001          (998)           586            715                                303
                                           2002           631          2,529            842                              4,002
Identifiable assets (a) ................   2000      $843,908      $ 170,939       $ 39,763         $ (233,311)       $821,299
                                           2001       842,888        144,106         27,935           (256,368)        758,561
                                           2002       910,731        153,834         18,463           (284,717)        798,311
Goodwill ...............................   2000      $  2,784      $   6,891       $  7,881                           $ 17,556
                                           2001         3,515          1,203          1,682                              6,400
                                           2002         3,515          1,333            718                              5,566
Capital expenditures, excluding
 acquisitions ..........................   2000      $128,370      $  32,729       $  2,330         $       --        $163,429
                                           2001        46,242         23,683          4,390                 --          74,315
                                           2002        83,913          7,137          1,417                (30)         92,437

----------

(a) The Company's net sales for Europe include sales in France which totaled approximately $106.5 million, $93.1 million and $74.8 million for 2000, 2001 and 2002, respectively. Identifiable assets in France totaled approximately $114.6 million, $82.8 million and $93.6 million as of December 31, 2000, 2001 and 2002, respectively.

(b) To eliminate intercompany balances, which include investments in the operating segments and inter-segment receivables and payables.

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

(c) In 2002 the Company changed its measurement method used to determine reported segment profit or loss by allocating certain selling, general and administrative costs incurred in North America to Europe and South America. The effect in 2002 was an increase in operating income for North America of $4.3 million and decreases of $3.7 million and $0.6 million for Europe and South America, respectively.

(d) On March 28, 2002, the Company completed the sale of certain assets and liabilities of its Italian operations for approximately $0.3 million. On July 31, 2002, the Company disposed of its operation in Blyes, France, resulting in expenditures to the buyer of approximately $4.5 million.

 Product Net Sales Information

     The following is supplemental information on net sales by product category:

                                  HOUSEHOLD
                                     AND
                     FOOD AND     PERSONAL
                     BEVERAGE       CARE       AUTOMOTIVE     TOTAL
                    ----------   ----------   ------------ -----------
                                      (IN THOUSANDS)
   2000 .........    $416,178     $210,569      $215,804    $842,551
   2001 .........     511,542      208,514       203,012     923,068
   2002 .........     515,375      185,975       205,355     906,705


21. CONDENSED GUARANTOR DATA


     On May 28, 2003 the Operating Company and GPC Capital Corp. I co-issued $100.0 million aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2008. The notes were issued under the February 2, 1998 Senior Subordinated Indenture, under which the $225.0 million of Senior Subordinated Notes issued in connection with the Recapitalization were issued. Holdings has fully and unconditionally guaranteed these notes, as well as the previously issued Senior Subordinated Notes, on a senior subordinated basis. Both the Operating Company and GPC Capital Corp. I are 100%-Owned subsidiaries of Holdings. The notes were issued in exchange for, and in full satisfaction of, $100.0 million aggregate principal amount of Tranche II term loans then outstanding under the Company's Senior Credit Agreement.

     The following unaudited condensed consolidating financial statements that present the financial position, results of operations and cash flows of Holdings, the Operating Company, non-guarantor subsidiaries and GPC Capital Corp. I.

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

                       GRAHAM PACKAGING HOLDINGS COMPANY
                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 2001
                                (IN THOUSANDS)


                                              GRAHAM        GRAHAM
                                            PACKAGING     PACKAGING                   GPC
                                             HOLDINGS      COMPANY,       NON-      CAPITAL
                                             COMPANY         L.P.      GUARANTORS   CORP. I   ELIMINATIONS   CONSOLIDATED
                                          ------------- ------------- ------------ --------- -------------- -------------
ASSETS
Current assets:
 Cash and cash equivalents ..............  $       --    $    3,732    $   5,300    $   --    $        --    $    9,032
 Accounts receivable, net ...............          --        50,075       40,107        --             --        90,182
 Inventories ............................          --        46,695       13,781        --             --        60,476
 Prepaid expenses and other current
   assets ...............................          --         4,524        9,530        --             --        14,054
                                           ----------    ----------    ---------    ------    -----------    ----------
Total current assets ....................          --       105,026       68,718        --             --       173,744
Property, plant and equipment, net ......          --       426,378      123,207        --             --       549,585
Goodwill ................................          --         1,616        4,784        --             --         6,400
Net intercompany ........................          --        81,350           --        --        (81,350)           --
Investment in subsidiaries ..............          --        57,878           --        --        (57,878)           --
Other non-current assets ................       4,068        24,249          515        --             --        28,832
                                           ----------    ----------    ---------    ------    -----------    ----------
Total assets ............................  $    4,068    $  696,497    $ 197,224    $   --    $  (139,228)   $  758,561
                                           ==========    ==========    =========    ======    ===========    ==========
LIABILITIES AND PARTNERS'
 CAPITAL (DEFICIT)
Current liabilities:
 Accounts payable and accrued
   expenses .............................  $       --    $  127,654    $  47,476    $   --    $        --    $  175,130
 Current portion of long-term debt.......          --        26,683        3,902        --             --        30,585
                                           ----------    ----------    ---------    ------    -----------    ----------
Total current liabilities ...............          --       154,337       51,378        --             --       205,715
Long-term debt ..........................     151,639       866,331        3,836        --             --     1,021,806
Other non-current liabilities ...........          --         6,319        7,263        --             --        13,582
Investment in subsidiaries ..............     330,490            --           --        --       (330,490)           --
Net intercompany ........................       6,993            --       74,357        --        (81,350)           --
Minority interest .......................          --            --        2,512        --             --         2,512
Commitments and contingent
 liabilities ............................          --            --           --        --             --            --
Partners' capital (deficit) .............    (485,054)     (330,490)      57,878        --        272,612      (485,054)
                                           ----------    ----------    ---------    ------    -----------    ----------
Total liabilities and partners' capital
 (deficit) ..............................  $    4,068    $  696,497    $ 197,224    $   --    $  (139,228)   $  758,561
                                           ==========    ==========    =========    ======    ===========    ==========

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

                       GRAHAM PACKAGING HOLDINGS COMPANY
                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 2002
                                (IN THOUSANDS)


                                              GRAHAM        GRAHAM
                                            PACKAGING     PACKAGING                   GPC
                                             HOLDINGS      COMPANY,       NON-      CAPITAL
                                             COMPANY         L.P.      GUARANTORS   CORP. I   ELIMINATIONS   CONSOLIDATED
                                          ------------- ------------- ------------ --------- -------------- -------------
ASSETS
Current assets:
 Cash and cash equivalents ..............  $       --    $    1,781    $   5,518    $   --    $        --    $    7,299
 Accounts receivable, net ...............          --        58,704       39,229        --             --        97,933
 Inventories ............................          --        51,114       11,546        --             --        62,660
 Prepaid expenses and other current
   assets ...............................          --         8,720        9,569        --             --        18,289
                                           ----------    ----------    ---------    ------    -----------    ----------
Total current assets ....................          --       120,319       65,862        --             --       186,181
Property, plant and equipment, net ......          --       439,354      138,608        --             --       577,962
Goodwill ................................          --         3,939        1,627        --             --         5,566
Net intercompany ........................          --        76,373           --        --        (76,373)           --
Investment in subsidiaries ..............          --        58,959           --        --        (58,959)           --
Other non-current assets ................       3,595        23,169        1,838        --             --        28,602
                                           ----------    ----------    ---------    ------    -----------    ----------
Total assets ............................  $    3,595    $  722,113    $ 207,935    $   --    $  (135,332)   $  798,311
                                           ==========    ==========    =========    ======    ===========    ==========
LIABILITIES AND PARTNERS'
 CAPITAL (DEFICIT)
Current liabilities:
 Accounts payable and accrued
   expenses .............................  $       --    $  103,685    $  65,547    $   --    $        --    $  169,232
 Current portion of long-term debt.......          --         6,085        1,907        --             --         7,992
                                           ----------    ----------    ---------    ------    -----------    ----------
Total current liabilities ...............          --       109,770       67,454        --             --       177,224
Long-term debt ..........................     168,378       893,019        1,238        --             --     1,062,635
Other non-current liabilities ...........          --         7,855        6,800        --             --        14,655
Investment in subsidiaries ..............     288,531            --           --        --       (288,531)           --
Net intercompany ........................       6,993            --       69,380        --        (76,373)           --
Minority interest .......................          --            --        4,104        --             --         4,104
Commitments and contingent
 liabilities ............................          --            --           --        --             --            --
Partners' capital (deficit) .............    (460,307)     (288,531)      58,959        --        229,572      (460,307)
                                           ----------    ----------    ---------    ------    -----------    ----------
Total liabilities and partners' capital
 (deficit) ..............................  $    3,595    $  722,113    $ 207,935    $   --    $  (135,332)   $  798,311
                                           ==========    ==========    =========    ======    ===========    ==========

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

                       GRAHAM PACKAGING HOLDINGS COMPANY
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 2000
                                (IN THOUSANDS)


                                           GRAHAM         GRAHAM
                                          PACKAGING     PACKAGING                     GPC
                                          HOLDINGS       COMPANY,        NON-       CAPITAL
                                           COMPANY         L.P.       GUARANTORS    CORP. I   ELIMINATIONS   CONSOLIDATED
                                       -------------- ------------- -------------- --------- -------------- -------------
Net sales ............................   $       --    $  632,901     $  209,650    $   --     $      --     $  842,551
Cost of goods sold ...................           --       506,478        201,559        --            --        708,037
                                         ----------    ----------     ----------    ------     ---------     ----------
Gross profit .........................           --       126,423          8,091        --            --        134,514
Selling, general, and administrative
 expenses ............................           16        37,897         18,287        --            --         56,200
Impairment charges ...................           --            --         21,056        --            --         21,056
Special charges and unusual items ....           --         1,118             --        --            --          1,118
                                         ----------    ----------     ----------    ------     ---------     ----------
Operating (loss) income ..............          (16)       87,408        (31,252)       --            --         56,140
Interest expense, net ................       13,971        84,958          2,764        --            --        101,693
Other expense, net ...................           --            41            224        --            --            265
Equity in loss of subsidiaries .......       31,650        34,059             --        --       (65,709)            --
Minority interest ....................           --            --           (623)       --            --           (623)
                                         ----------    ----------     ----------    ------     ---------     ----------
(Loss) income before income taxes ....      (45,637)      (31,650)       (33,617)       --        65,709        (45,195)
Income tax provision .................           --            --            442        --            --            442
                                         ----------    ----------     ----------    ------     ---------     ----------
Net (loss) income ....................   $  (45,637)   $  (31,650)    $  (34,059)   $   --     $  65,709     $  (45,637)
                                         ==========    ==========     ==========    ======     =========     ==========

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

                       GRAHAM PACKAGING HOLDINGS COMPANY
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 2001
                                (IN THOUSANDS)


                                             GRAHAM         GRAHAM
                                            PACKAGING     PACKAGING                     GPC
                                            HOLDINGS       COMPANY,        NON-       CAPITAL
                                             COMPANY         L.P.       GUARANTORS    CORP. I   ELIMINATIONS   CONSOLIDATED
                                         -------------- ------------- -------------- --------- -------------- -------------
Net sales ..............................   $       --    $  709,786     $  213,282    $   --     $      --     $  923,068
Cost of goods sold .....................           --       571,036        200,165        --            --        771,201
                                           ----------    ----------     ----------    ------     ---------     ----------
Gross profit ...........................           --       138,750         13,117        --            --        151,867
Selling, general, and administrative
 expenses ..............................           --        39,350         18,880        --            --         58,230
Impairment charges .....................           --            --         37,988        --            --         37,988
Special charges and unusual items ......           --           147             --        --            --            147
                                           ----------    ----------     ----------    ------     ---------     ----------
Operating income (loss) ................           --        99,253        (43,751)       --            --         55,502
Interest expense, net ..................       15,385        79,871          3,184        --            --         98,440
Other (income) expense, net ............           --        (3,097)         3,296        --            --            199
Equity in loss of subsidiaries .........       28,585        51,064             --        --       (79,649)            --
Minority interest ......................           --            --            530        --            --            530
                                           ----------    ----------     ----------    ------     ---------     ----------
(Loss) income before income taxes ......      (43,970)      (28,585)       (50,761)       --        79,649        (43,667)
Income tax provision ...................           --            --            303        --            --            303
                                           ----------    ----------     ----------    ------     ---------     ----------
Net (loss) income ......................   $  (43,970)   $  (28,585)    $  (51,064)   $   --     $  79,649     $  (43,970)
                                           ==========    ==========     ==========    ======     =========     ==========

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

                       GRAHAM PACKAGING HOLDINGS COMPANY
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 2002
                                (IN THOUSANDS)


                                            GRAHAM       GRAHAM
                                          PACKAGING    PACKAGING                     GPC
                                           HOLDINGS     COMPANY,        NON-       CAPITAL
                                           COMPANY        L.P.       GUARANTORS    CORP. I   ELIMINATIONS   CONSOLIDATED
                                         ----------- ------------- -------------- --------- -------------- -------------
Net sales ..............................  $      --    $ 710,244     $  196,461    $   --     $      --      $ 906,705
Cost of goods sold .....................         --      552,091        190,513        --            --        742,604
                                          ---------    ---------     ----------    ------     ---------      ---------
Gross profit ...........................         --      158,153          5,948        --            --        164,101
Selling, general, and administrative
 expenses ..............................         --       49,013         14,719        --            --         63,732
Impairment charges .....................         --        1,088          4,041        --            --          5,129
                                          ---------    ---------     ----------    ------     ---------      ---------
Operating income (loss) ................         --      108,052        (12,812)       --            --         95,240
Interest expense, net ..................     17,212       63,027          1,545        --            --         81,784
Other (income) expense, net ............         --         (338)           517        --            --            179
Equity in (earnings) loss of
 subsidiaries ..........................    (24,774)      20,570             --        --         4,204             --
Minority interest ......................         --           --          1,713        --            --          1,713
                                          ---------    ---------     ----------    ------     ---------      ---------
Income (loss) before income taxes ......      7,562       24,793        (16,587)       --        (4,204)        11,564
Income tax provision ...................         --           19          3,983        --            --          4,002
                                          ---------    ---------     ----------    ------     ---------      ---------
Net income (loss) ......................  $   7,562    $  24,774     $  (20,570)   $   --     $  (4,204)     $   7,562
                                          =========    =========     ==========    ======     =========      =========

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

                       GRAHAM PACKAGING HOLDINGS COMPANY
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 2000
                                (IN THOUSANDS)


                                              GRAHAM       GRAHAM
                                            PACKAGING    PACKAGING                   GPC
                                             HOLDINGS     COMPANY,       NON-      CAPITAL
                                             COMPANY        L.P.      GUARANTORS   CORP. I   ELIMINATIONS   CONSOLIDATED
                                           ----------- ------------- ------------ --------- -------------- -------------
Operating activities:
Net cash provided by operating
 activities ..............................  $      --   $   65,190    $  25,701    $   --     $      --     $   90,891
Investing activities:
 Net purchases of property, plant
   and equipment .........................         --     (123,606)     (39,823)       --            --       (163,429)
 Acquisition of/investment in a
   business, net of cash acquired ........    (50,000)     (18,044)      17,935        --        50,000           (109)
 Other ...................................         --       (1,199)          54        --            --         (1,145)
                                            ---------   ----------    ---------    ------     ---------     ----------
Net cash (used in) provided by
 investing activities ....................    (50,000)    (142,849)     (21,834)       --        50,000       (164,683)
Financing activities:
 Proceeds from issuance of
   long-term debt ........................         --      389,046       54,450        --            --        443,496
 Payment of long-term debt ...............         --     (356,422)     (56,564)       --            --       (412,986)
 Notes receivable for ownership
   interests .............................         --       (1,147)          --        --            --         (1,147)
 Contributions ...........................     50,000       50,000           --        --       (50,000)        50,000
 Contributions from minority
   shareholders ..........................         --           --           68        --            --             68
 Debt issuance fees ......................         --       (1,038)          --        --            --         (1,038)
                                            ---------   ----------    ---------    ------     ---------     ----------
Net cash provided by (used in)
 financing activities ....................     50,000       80,439       (2,046)       --       (50,000)        78,393
Effect of exchange rate changes ..........         --           --         (740)       --            --           (740)
                                            ---------   ----------    ---------    ------     ---------     ----------
Increase in cash and cash equivalents.....         --        2,780        1,081        --            --          3,861
Cash and cash equivalents at
 beginning of period .....................         --        2,915        3,068        --            --          5,983
                                            ---------   ----------    ---------    ------     ---------     ----------
Cash and cash equivalents at end of
 period ..................................  $      --   $    5,695    $   4,149    $   --     $      --     $    9,844
                                            =========   ==========    =========    ======     =========     ==========

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

                       GRAHAM PACKAGING HOLDINGS COMPANY
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 2001
                                (IN THOUSANDS)


                                            GRAHAM       GRAHAM
                                          PACKAGING    PACKAGING                   GPC
                                           HOLDINGS     COMPANY,       NON-      CAPITAL
                                           COMPANY        L.P.      GUARANTORS   CORP. I   ELIMINATIONS   CONSOLIDATED
                                         ----------- ------------- ------------ --------- -------------- -------------
Operating activities:
Net cash provided by (used in)
 operating activities ..................  $      --   $   93,144    $  (40,657)  $   --     $      --     $   52,487
Investing activities:
 Net purchases of property, plant
   and equipment .......................         --      (47,556)      (26,759)      --            --        (74,315)
 Acquisition of/investment in a
   business, net of cash acquired ......    (50,000)     (73,954)       73,791       --        50,000           (163)
 Other .................................         --          (75)       (2,605)      --            --         (2,680)
                                          ---------   ----------    ----------   ------     ---------     ----------
Net cash (used in) provided by
 investing activities ..................    (50,000)    (121,585)       44,427       --        50,000        (77,158)
Financing activities:
 Proceeds from issuance of
   long-term debt ......................         --      349,350       359,192       --            --        708,542
 Payment of long-term debt .............         --     (371,830)     (361,372)      --            --       (733,202)
 Notes receivable for ownership
   interests ...........................         --       (1,146)           --       --            --         (1,146)
 Contributions .........................     50,000       50,000            --       --       (50,000)        50,000
 Contributions to minority
   shareholders ........................         --           --           (15)      --            --            (15)
 Debt issuance fees ....................         --          106            --       --            --            106
                                          ---------   ----------    ----------   ------     ---------     ----------
Net cash provided by (used in)
 financing activities ..................     50,000       26,480        (2,195)      --       (50,000)        24,285
Effect of exchange rate changes ........         --           --          (426)      --            --           (426)
                                          ---------   ----------    ----------   ------     ---------     ----------
(Decrease) increase in cash and cash
 equivalents ...........................         --       (1,961)        1,149       --            --           (812)
Cash and cash equivalents at
 beginning of period ...................         --        5,693         4,151       --            --          9,844
                                          ---------   ----------    ----------   ------     ---------     ----------
Cash and cash equivalents at end of
 period ................................  $      --   $    3,732    $    5,300   $   --     $      --     $    9,032
                                          =========   ==========    ==========   ======     =========     ==========

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

                       GRAHAM PACKAGING HOLDINGS COMPANY
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 2002
                                (IN THOUSANDS)


                                               GRAHAM       GRAHAM
                                             PACKAGING    PACKAGING                   GPC
                                              HOLDINGS     COMPANY,       NON-      CAPITAL
                                              COMPANY        L.P.      GUARANTORS   CORP. I   ELIMINATIONS   CONSOLIDATED
                                            ----------- ------------- ------------ --------- -------------- -------------
Operating activities:
Net cash provided by operating
 activities ...............................    $   --    $   73,726    $   18,643   $   --       $   --      $   92,369
Investing activities:
 Net purchases of property, plant
   and equipment ..........................        --       (63,945)      (28,492)      --           --         (92,437)
 Acquisition of/investment in a
   business, net of cash acquired .........        --       (17,210)       17,210       --           --              --
 Net proceeds from sale of business........        --            --        (4,193)      --           --          (4,193)
                                               ------    ----------    ----------   ------       ------      ----------
Net cash used in investing activities .....        --       (81,155)      (15,475)      --           --         (96,630)
Financing activities:
 Proceeds from issuance of
   long-term debt .........................        --       277,950       218,277       --           --         496,227
 Payment of long-term debt ................        --      (272,472)     (222,408)      --           --        (494,880)
                                               ------    ----------    ----------   ------       ------      ----------
Net cash provided by (used in)
 financing activities .....................        --         5,478        (4,131)      --           --           1,347
Effect of exchange rate changes ...........        --            --         1,181       --           --           1,181
                                               ------    ----------    ----------   ------       ------      ----------
(Decrease) increase in cash and cash
 equivalents ..............................        --        (1,951)          218       --           --          (1,733)
Cash and cash equivalents at
 beginning of period ......................        --         3,732         5,300       --           --           9,032
                                               ------    ----------    ----------   ------       ------      ----------
Cash and cash equivalents at end of
 period ...................................    $   --    $    1,781    $    5,518   $   --       $   --      $    7,299
                                               ======    ==========    ==========   ======       ======      ==========

                       GRAHAM PACKAGING HOLDINGS COMPANY

                               DECEMBER 31, 2002

22. GOODWILL

     Effective January 1, 2002 the Company adopted SFAS 142. Therefore, the Company has ceased to amortize goodwill beginning January 1, 2002.

     SFAS 142 provides that prior year's results should not be restated. The following table presents the Company's operating results for each of the two years in the period ended December 31, 2001 reflecting the exclusion of goodwill amortization expense:


                                         YEAR ENDED DECEMBER 31,
                                      -----------------------------
                                           2000            2001
                                      -------------   -------------
                                             (IN THOUSANDS)
   Net (loss) as reported .........     $ (45,637)      $ (43,970)
   Goodwill amortization ..........         1,445           1,031
                                        ---------       ---------
   As adjusted ....................     $ (44,192)      $ (42,939)
                                        =========       =========

                       GRAHAM PACKAGING HOLDINGS COMPANY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)


                                                             DECEMBER 31,   SEPTEMBER 28,
                                                                 2002           2003
                                                            -------------- --------------
                                                                   (IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash equivalents ................................   $    7,299     $    7,316
 Accounts receivable, net .................................       97,933        113,018
 Inventories ..............................................       62,660         65,563
 Prepaid expenses and other current assets ................       18,289         19,665
                                                              ----------     ----------
Total current assets ......................................      186,181        205,562
Property, plant and equipment, net ........................      577,962        610,364
Goodwill ..................................................        5,566          5,577
Other non-current assets ..................................       28,602         46,491
                                                              ----------     ----------
Total assets ..............................................   $  798,311     $  867,994
                                                              ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Current liabilities:
 Accounts payable and accrued expenses ....................   $  169,232     $  151,866
 Current portion of long-term debt ........................        7,992          8,951
                                                              ----------     ----------
Total current liabilities .................................      177,224        160,817
Long-term debt ............................................    1,062,635      1,118,463
Other non-current liabilities .............................       14,655         19,520
Minority interest .........................................        4,104          5,157
Commitments and contingent liabilities (see Note 8) .......           --             --
Partners' capital (deficit) ...............................     (460,307)      (435,963)
                                                              ----------     ----------
Total liabilities and partners' capital (deficit) .........   $  798,311     $  867,994
                                                              ==========     ==========

     See accompanying notes to condensed consolidated financial statements.

                       GRAHAM PACKAGING HOLDINGS COMPANY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                               THREE MONTHS ENDED                  NINE MONTHS ENDED
                                        ---------------------------------   --------------------------------
                                         SEPTEMBER 29,     SEPTEMBER 28,     SEPTEMBER 29,     SEPTEMBER 28,
                                              2002              2003              2002             2003
                                        ---------------   ---------------   ---------------   --------------
                                                                   (IN THOUSANDS)
Net sales ...........................      $227,123           $243,866          $695,031         $737,669
Cost of goods sold ..................       184,852            201,078           563,391          599,219
                                           --------           --------          --------         --------
Gross profit ........................        42,271             42,788           131,640          138,450
Selling, general, and administrative
 expenses ...........................        16,839             17,431            45,787           48,271
Impairment charges ..................         4,266                 --             4,266              609
                                           --------           --------          --------         --------
Operating income ....................        21,166             25,357            81,587           89,570
Interest expense, net ...............        20,253             21,739            61,931           74,403
Other expense (income), net .........           221                245               176             (571)
Minority interest ...................           392                338             1,047            1,053
                                           --------           --------          --------         --------
Income before income taxes ..........           300              3,035            18,433           14,685
Income tax provision ................         1,378              1,792             2,292            4,958
                                           --------           --------          --------         --------
Net (loss) income ...................      $ (1,078)          $  1,243          $ 16,141         $  9,727
                                           ========           ========          ========         ========
Net (loss) income allocated to
 General Partners ...................      $    (54)          $     62          $    807         $    486
Net (loss) income allocated to
 Limited Partners ...................      $ (1,024)          $  1,181          $ 15,334         $  9,241

     See accompanying notes to condensed consolidated financial statements.

                       GRAHAM PACKAGING HOLDINGS COMPANY

        CONDENSED CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                                  (UNAUDITED)


                                                                               NOTES AND
                                                                               INTEREST         ACCUMULATED
                                                                            RECEIVABLE FOR         OTHER
                                             GENERAL          LIMITED          OWNERSHIP       COMPREHENSIVE
                                             PARTNERS        PARTNERS          INTERESTS       INCOME (LOSS)         TOTAL
                                          -------------   --------------   ----------------   ---------------   --------------
                                                                             (IN THOUSANDS)
Consolidated balance at January 1,
 2002 .................................     $ (21,147)      $ (406,764)        $ (2,443)         $ (54,700)       $ (485,054)
 Net income for the year ..............           378            7,184               --                 --             7,562
 Changes in fair value of
   derivatives ........................            --               --               --              6,909             6,909
 Additional minimum pension
   liability ..........................            --               --               --             (2,051)           (2,051)
 Cumulative translation adjustment.....            --               --               --             12,477            12,477
                                                                                                                  ----------
 Comprehensive income .................                                                                               24,897
 Interest on notes receivable for
   ownership interests ................            --               --             (150)                --              (150)
                                            ---------       ----------         --------          ---------        ----------
Consolidated balance at
 December 31, 2002 ....................       (20,769)        (399,580)          (2,593)           (37,365)         (460,307)
 Net income for the period ............           486            9,241               --                 --             9,727
 Changes in fair value of
   derivatives ........................            --               --               --             (3,850)           (3,850)
 Elimination of cash flow hedge
   accounting for certain
   instruments ........................            --               --               --              4,783             4,783
 Additional minimum pension
   liability ..........................            --               --               --                237               237
 Cumulative translation adjustment.....            --               --               --             13,563            13,563
                                                                                                                  ----------
 Comprehensive income .................                                                                               24,460
 Interest on notes receivable for
   ownership interests ................            --               --             (116)                --              (116)
                                            ---------       ----------         --------          ---------        ----------
Consolidated balance at
 September 28, 2003 ...................     $ (20,283)      $ (390,339)        $ (2,709)         $ (22,632)       $ (435,963)
                                            =========       ==========         ========          =========        ==========

     See accompanying notes to condensed consolidated financial statements.

                       GRAHAM PACKAGING HOLDINGS COMPANY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                                NINE MONTHS ENDED
                                                                          ------------------------------
                                                                           SEPTEMBER 29,   SEPTEMBER 28,
                                                                                2002           2003
                                                                          --------------- --------------
                                                                                  (IN THOUSANDS)
Operating activities:
 Net income .............................................................   $   16,141      $    9,727
 Adjustments to reconcile net income to net cash provided by operating activities:
 Depreciation and amortization ..........................................       56,576          52,555
 Amortization of debt issuance fees .....................................        3,429           9,951
 Impairment charges .....................................................        4,266             609
 Accretion of Senior Discount Notes .....................................       12,429             623
 Elimination of cash flow hedge accounting for certain instruments ......           --           4,783
 Minority interest ......................................................        1,047           1,053
 Foreign currency transaction gain ......................................          (13)         (1,020)
 Interest receivable for ownership interests ............................         (113)           (116)
 Changes in operating assets and liabilities, net of sales of businesses:
   Accounts receivable ..................................................      (15,765)        (10,481)
   Inventories ..........................................................         (544)         (2,314)
   Prepaid expenses and other current assets ............................       (1,195)           (874)
   Other non-current assets and liabilities .............................         (812)         (9,656)
   Accounts payable and accrued expenses ................................       (9,211)        (21,482)
                                                                            ----------      ----------
Net cash provided by operating activities ...............................       66,235          33,358
Investing activities:
 Net purchases of property, plant and equipment .........................      (70,259)        (70,137)
 Net (expenditures for) proceeds from sales of businesses ...............       (4,167)            133
                                                                            ----------      ----------
Net cash used in investing activities ...................................      (74,426)        (70,004)
Financing activities:
 Proceeds from issuance of long-term debt ...............................      391,742       1,032,570
 Payment of long-term debt ..............................................     (384,055)       (976,486)
 Debt issuance fees .....................................................           --         (20,250)
                                                                            ----------      ----------
Net cash provided by financing activities ...............................        7,687          35,834
Effect of exchange rate changes .........................................          790             829
                                                                            ----------      ----------
Increase in cash and cash equivalents ...................................          286              17
Cash and cash equivalents at beginning of period ........................        9,032           7,299
                                                                            ----------      ----------
Cash and cash equivalents at end of period ..............................   $    9,318      $    7,316
                                                                            ==========      ==========

     See accompanying notes to condensed consolidated financial statements.

                       GRAHAM PACKAGING HOLDINGS COMPANY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


1. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of Graham Packaging Holdings Company ("Holdings"), a Pennsylvania limited partnership, have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete annual financial statements. In the opinion of management, all adjustments (consisting only of usual recurring adjustments considered necessary for a fair presentation) are reflected in the condensed consolidated financial statements. The condensed consolidated balance sheet as of December 31, 2002 is derived from audited financial statements. The condensed consolidated financial statements and notes included in this report should be read in conjunction with the audited consolidated financial statements and notes for the year ended December 31, 2002. The results of operations for the nine months ended September 28, 2003 are not necessarily indicative of the results to be expected for the full year ending December 31, 2003.

     All entities and assets owned by Holdings are referred to collectively as the "Company." Graham Packaging Company, L.P. is referred to as the "Operating Company."

Derivatives

     During 2003 the Company entered into four new interest rate swap agreements, under which the Company receives variable interest based on the Eurodollar Rate (hereinafter defined) and pays fixed interest at a weighted average rate of 2.60%, on $400.0 million of term loans. The interest rate swaps are accounted for as cash flow hedges. The effective portion of the change in the fair value of the new interest rate swaps is recorded in other comprehensive income ("OCI") and was an unrealized loss of $5.3 million for the nine months ended September 28, 2003. Approximately 39% of the amount recorded within OCI is expected to be recognized as interest expense in the next twelve months. Failure to properly document the Company's interest rate swaps as effective hedges would result in income statement recognition of all or part of the cumulative $5.3 million unrealized loss recorded in OCI as of September 28, 2003.

     The Company entered into interest rate swap agreements to hedge the exposure to increasing rates with respect to its prior senior credit agreement. These interest rate swaps were accounted for as cash flow hedges. In connection with the closing of the Senior Credit Agreement (as hereinafter defined) on February 14, 2003 these swaps no longer qualified for hedge accounting. As such, the Company recorded a non-cash charge of approximately $4.8 million within interest expense as a result of the reclassification into expense of the remaining unrealized loss on these interest rate swap agreements. These interest rate swap agreements expired at various points through September 2003. The effective portion of the change in fair value of these swaps from January 1, 2003 to February 14, 2003 was recorded in OCI and was an unrealized gain of $1.5 million. The change in fair value of these swaps after February 14, 2003 was recognized in earnings and resulted in a reduction of interest expense of $4.8 million for the nine months ended September 28, 2003.

     In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. This Statement is effective for contracts entered into or modified, and for hedging relationships designated after June 30, 2003. Other provisions of this statement that related to SFAS 133 Implementation Issues should continue to be applied in accordance with their respective effective dates. The Company adopted SFAS 149 on July 1, 2003 and the adoption of SFAS 149 did not have a significant impact on its results of operations or financial position.

                       GRAHAM PACKAGING HOLDINGS COMPANY
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

Comprehensive Income

     Foreign currency translation adjustments, changes in fair value of derivatives designated and accounted for as cash flow hedges and additional minimum pension liability adjustments are included in OCI and added with net income to determine total comprehensive income, which is displayed in the Condensed Consolidated Statements of Partners' Capital (Deficit). Cumulative foreign currency translation loss adjustments totaled $27.2 million and $13.6 million as of December 31, 2002 and September 28, 2003, respectively. Cumulative losses on derivatives designated and accounted for as cash flow hedges totaled $6.2 million and $5.3 million as of December 31, 2002 and September 28, 2003, respectively. Minimum pension liability loss adjustments totaled $4.0 million and $3.7 million as of December 31, 2002 and September 28, 2003, respectively.

Guarantees

     In November 2002, the FASB issued FASB Interpretation No. ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 establishes requirements for accounting and disclosure of guarantees issued to third parties for various transactions. The accounting requirements of FIN 45 are applicable to guarantees issued after December 31, 2002. The disclosure requirements of FIN 45 are applicable to financial statements issued for periods ending after December 15, 2002. The Company adopted FIN 45 on January 1, 2003 and the adoption of FIN 45 did not have a significant impact on its results of operations or financial position.

Option Plan

     In December 2002, the FASB issued SFAS 148, "Accounting For Stock-Based Compensation -- Transition and Disclosure, An Amendment of FASB Statement No. 123." This Statement amends SFAS 123, "Accounting For Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends Accounting Principles Board Opinion ("APB") 28, "Interim Financial Reporting," to require disclosure about those effects in interim financial information.

     The Company applies APB 25 in accounting for its Option Plan. The exercise price per Unit was equal to or greater than the fair market value of each Unit on the dates of the grants and, accordingly, no compensation cost has been recognized under the provisions of APB 25 for Units granted. Under SFAS 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the service (or vesting) period. Had compensation cost for the option plan been determined under SFAS 123, based on the fair market value at the grant dates, the Company's pro forma net income for the three and nine months ended September 29, 2002 and September 28, 2003 would have been reflected as follows:


                                                     THREE MONTHS ENDED                  NINE MONTHS ENDED
                                              ---------------------------------   --------------------------------
                                               SEPTEMBER 29,     SEPTEMBER 28,     SEPTEMBER 29,     SEPTEMBER 28,
                                                    2002              2003              2002             2003
                                              ---------------   ---------------   ---------------   --------------
                                                                         (IN THOUSANDS)
   Net (loss) income, as reported .........      $ (1,078)          $1,243            $16,141           $9,727
   Deduct: Total stock-based
     employee compensation expense
     determined under fair value
     based method for all awards ..........          (126)             (61)              (379)            (166)
                                                 --------           ------            -------           ------
   Pro forma net (loss) income ............      $ (1,204)          $1,182            $15,762           $9,561
                                                 ========           ======            =======           ======

                       GRAHAM PACKAGING HOLDINGS COMPANY
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

     On March 31, 2003 the Option Plan was amended to provide for an additional
100.0 options that may be granted, resulting in an aggregate number of 631.0 options that may be granted under the Option Plan. On March 31, 2003 an additional 90.8 options were granted. On August 11, 2003 3.6 options were forfeited and on August 15, 2003 3.6 options were granted, resulting in an aggregate number of 621.8 options outstanding.

Variable Interest Entities

     In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." FIN 46 establishes accounting and disclosure requirements for ownership interests in entities that have certain financial or ownership characteristics (sometimes known as "Special Purpose Entities"). FIN 46 is applicable for variable interest entities created after January 31, 2003 and becomes effective in the first fiscal year or interim accounting period ending after December 15, 2003 for variable interest entities created before February 1, 2003. The Company adopted FIN 46 on June 30, 2003 and the adoption of FIN 46 did not have a significant impact on its results of operations or financial position.

Financial Instruments

     In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities and mandatorily redeemable non-controlling interests in subsidiaries. The FASB is addressing certain implementation issues associated with SFAS 150. On October 29, 2003, the FASB decided to defer the recognition and measurement provisions of SFAS 150 related to mandatorily redeemable financial instruments representing non-controlling interests in subsidiaries included in consolidated financial statements. The Company will continue to monitor the actions of the FASB and assess the impact, if any, on its consolidated financial statements. The effective provisions of SFAS 150 did not have a material impact on the Company's consolidated financial position and results of operations.

Leases

     In May 2003, the Emerging Issues Task Force ("EITF") reached a consensus on EITF 01-8, "Determining Whether an Arrangement Contains a Lease." EITF 01-8 provides guidance for determining whether an arrangement contains a lease that is within the scope of SFAS 13 and is effective for arrangements initiated after the beginning of the first interim period beginning after May 28, 2003. Arrangements initiated after June 29, 2003 will be accounted for in accordance with EITF 01-8.

Reclassifications

     Certain reclassifications have been made to the 2002 financial statements to conform to the 2003 presentation.

                       GRAHAM PACKAGING HOLDINGS COMPANY
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

2. DEBT ARRANGEMENTS


     Long-term debt consisted of the following:

                                                              DECEMBER 31,     SEPTEMBER 28,
                                                                  2002             2003
                                                             --------------   --------------
                                                                     (IN THOUSANDS)
   Term loans ............................................     $  502,000       $  570,000
   Revolving Credit Facility .............................        155,500           43,000
   Foreign and other revolving credit facilities .........          3,483            1,733
   Senior Subordinated Notes .............................        225,000          325,000
   Senior Discount Notes .................................        168,377          169,000
   Capital leases ........................................         14,400           13,143
   Other .................................................          1,867            5,538
                                                               ----------       ----------
                                                                1,070,627        1,127,414
   Less amounts classified as current ....................          7,992            8,951
                                                               ----------       ----------
                                                               $1,062,635       $1,118,463
                                                               ==========       ==========

     On February 14, 2003 the Company refinanced the majority of its prior credit facilities and entered into a senior credit agreement (the "Senior Credit Agreement") with a consortium of banks. The Senior Credit Agreement consisted of two term loans to the Operating Company with initial term loan commitments totaling $670.0 million (the "Term Loans" or "Term Loan Facilities") and a $150.0 million revolving credit facility (the "Revolving Credit Facility"). Interest is payable at (a) the "Alternate Base Rate" (the higher of the Prime Rate or the Federal Funds Rate plus 0.50%) plus a margin ranging from 1.75% to 3.25%; or (b) the "Eurodollar Rate" (the applicable interest rate offered to banks in the London interbank eurocurrency market) plus a margin ranging from 2.75% to 4.25%. The unused availability of the Revolving Credit Facility under the Senior Credit Agreement at September 28, 2003 was $105.2 million. The Senior Credit Agreement contains certain affirmative and negative covenants as to the operations and financial condition of the Company, as well as certain restrictions on the payment of dividends and other distributions to Holdings. On September 28, 2003 the Company was in compliance with all covenants.

     On May 28, 2003 the Company and GPC Capital Corp I issued $100.0 million aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2008 pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes were issued under the February 2, 1998 Senior Subordinated Indenture. The notes were issued in exchange for, and in full satisfaction of, $100.0 million aggregate principal amount of Tranche II term loans then outstanding under the Company's Senior Credit Agreement.

     As a result of the refinancing on February 14, 2003 the Company incurred debt issuance fees and other related costs of approximately $20 million, of which $0.7 million were expensed and the remaining amount will be recognized as interest expense over five to seven years based upon the terms of the related debt instruments. Additionally, $5.5 million of deferred debt issuance fees associated with the prior senior credit agreement were written off.

     Interest paid during the nine months ended September 29, 2002 and September 28, 2003, net of amounts capitalized, totaled $52.1 million and $64.8 million, respectively.

                       GRAHAM PACKAGING HOLDINGS COMPANY
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

3. INVENTORIES

     Inventories consisted of the following:


                                        DECEMBER 31,     SEPTEMBER 28,
                                            2002             2003
                                       --------------   --------------
                                               (IN THOUSANDS)
   Finished goods ..................       $43,786          $41,508
   Raw materials and parts .........        18,874           24,055
                                           -------          -------
                                           $62,660          $65,563
                                           =======          =======

4. IMPAIRMENT CHARGES

     Due to the Company's commitment to a plan to sell its operations in Germany, the Company evaluated the recoverability of its assets in Germany. The Company adjusted the carrying values of these assets to the lower of their carrying values or their estimated fair values less costs to sell, resulting in an impairment charge of $4.3 million and $0.4 million for the nine months ended September 29, 2002 and September 28, 2003, respectively. These assets were disposed of on March 31, 2003.

     Due to a significant change in the ability to utilize certain assets in the U.S., the Company evaluated the recoverability of these assets. For these assets to be disposed of, the Company adjusted the carrying values to the lower of their carrying values or their estimated fair values less costs to sell, resulting in an impairment charge of $0.2 million for the nine months ended September 28, 2003.

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consisted of the following:

                                                           DECEMBER 31,     SEPTEMBER 28,
                                                               2002             2003
                                                          --------------   --------------
                                                                  (IN THOUSANDS)
   Accounts payable ...................................      $ 77,022         $ 82,828
   Accrued employee compensation and benefits .........        36,062           23,675
   Accrued interest ...................................        11,120           10,379
   Accrued sales allowance ............................         9,919            6,783
   Other ..............................................        35,109           28,201
                                                             --------         --------
                                                             $169,232         $151,866
                                                             ========         ========

     For the year ended December 31, 2002, the Company incurred costs of employee termination benefits in France of $9.0 million, which included the legal liability of severing 149 employees. For the nine months ended September 28, 2003, the Company incurred additional costs of employee termination benefits in France of $5.2 million. The Company terminated 147 of these employees as of September 28, 2003. Substantially all of the cash payments for these termination benefits are expected to be made by June 30, 2004. In addition, for the nine months ended September 28, 2003, the Company incurred costs of employee termination benefits in North America of $2.1 million, which included the legal liability of severing 39 employees. The Company terminated 38 of these employees as of September 28, 2003. Substantially all of the cash payments for these termination benefits are expected to be made by December 31, 2007. The disposal activities initiated in 2003 were accounted for in accordance with SFAS 146. The following table reflects a rollforward of these costs, primarily included in accrued employee compensation and benefits (in thousands):

                       GRAHAM PACKAGING HOLDINGS COMPANY
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)


                                                               NORTH
                                                 FRANCE       AMERICA
                                               REDUCTION     REDUCTION
                                                IN FORCE     IN FORCE        TOTAL
                                              -----------   ----------   ------------
   Reserves at December 31, 2002 ..........    $   9,015      $   --      $   9,015
   Increase in reserves ...................        5,177       2,068          7,245
   Cash payments ..........................      (11,590)       (279)       (11,869)
                                               ---------      ------      ---------
   Reserves at September 28, 2003 .........    $   2,602      $1,789      $   4,391
                                               =========      ======      =========

6. INCOME TAXES

     The Company does not pay United States federal income taxes under the provisions of the Internal Revenue Code, as the applicable income or loss is included in the tax returns of the partners. For the Company's foreign operations subject to tax in their local jurisdictions, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse. During 2002 and 2003, some of the Company's various taxable entities incurred additional net operating losses for which no carryforward benefit has been recognized.

7. RENT EXPENSE

     The Company is a party to various leases involving real property and equipment. Total rent expense for operating leases amounted to $5.6 million and $16.9 million for the three and nine months ended September 29, 2002, respectively, and $5.5 million and $17.5 million for the three and nine months ended September 28, 2003, respectively.

8. CONTINGENCIES

     The Company is party to various litigation matters arising in the ordinary course of business. The ultimate legal and financial liability of the Company with respect to such litigation cannot be estimated with certainty, but management believes, based on its examination of these matters, experience to date and discussions with counsel, that ultimate liability from the Company's various litigation matters will not be material to the business, financial condition, results of operations or cash flows of the Company.

     On July 9, 2002, the Company and Graham Engineering amended the equipment sales, service and licensing agreement to, among other things, obligate the Company, retroactive to January 1, 2002 and subject to certain credits and carry-forwards, to make payments for products and services to Graham Engineering in the amount of at least $12.0 million per calendar year, or else pay Graham Engineering a shortfall payment. The Company does not expect to be required to make a shortfall payment relative to its purchases for 2003.

9. CONDENSED GUARANTOR DATA

     As of September 28, 2003 the Company's indebtedness included $325.0 million of Senior Subordinated Notes Due 2008, which were co-issued by the Operating Company and GPC Capital Corp. I and fully and unconditionally guaranteed on a senior subordinated basis by Holdings. Both the Operating Company and GPC Capital Corp. I are 100%-Owned subsidiaries of Holdings.

     The following unaudited condensed consolidating financial statements present the financial position, results of operations and cash flows of Holdings, the Operating Company, non-guarantor subsidiaries and GPC Capital Corp. I.

                       GRAHAM PACKAGING HOLDINGS COMPANY
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

                       GRAHAM PACKAGING HOLDINGS COMPANY

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 2002
                                (IN THOUSANDS)


                                              GRAHAM        GRAHAM
                                            PACKAGING     PACKAGING                   GPC
                                             HOLDINGS      COMPANY,       NON-      CAPITAL
                                             COMPANY         L.P.      GUARANTORS   CORP. I   ELIMINATIONS   CONSOLIDATED
                                          ------------- ------------- ------------ --------- -------------- -------------
ASSETS
Current assets:
 Cash and cash equivalents ..............  $       --    $    1,781     $  5,518    $   --     $       --    $    7,299
 Accounts receivable, net ...............          --        58,704       39,229        --             --        97,933
 Inventories ............................          --        51,114       11,546        --             --        62,660
 Prepaid expenses and other current
   assets ...............................          --         8,720        9,569        --             --        18,289
                                           ----------    ----------     --------    ------     ----------    ----------
Total current assets ....................          --       120,319       65,862        --             --       186,181
Property, plant and equipment, net ......          --       439,354      138,608        --             --       577,962
Goodwill ................................          --         3,939        1,627        --             --         5,566
Net intercompany ........................          --        76,373           --        --        (76,373)           --
Investment in subsidiaries ..............          --        58,959           --        --        (58,959)           --
Other non-current assets ................       3,595        23,169        1,838        --             --        28,602
                                           ----------    ----------     --------    ------     ----------    ----------
Total assets ............................  $    3,595    $  722,113     $207,935    $   --     $ (135,332)   $  798,311
                                           ==========    ==========     ========    ======     ==========    ==========
LIABILITIES AND PARTNERS'
 CAPITAL (DEFICIT)
Current liabilities:
 Accounts payable and accrued
   expenses .............................  $       --    $  103,685     $ 65,547    $   --     $       --    $  169,232
 Current portion of long-term debt.......          --         6,085        1,907        --             --         7,992
                                           ----------    ----------     --------    ------     ----------    ----------
Total current liabilities ...............          --       109,770       67,454        --             --       177,224
Long-term debt ..........................     168,378       893,019        1,238        --             --     1,062,635
Other non-current liabilities ...........          --         7,855        6,800        --             --        14,655
Investment in subsidiaries ..............     288,531            --           --        --       (288,531)           --
Net intercompany ........................       6,993            --       69,380        --        (76,373)           --
Minority interest .......................          --            --        4,104        --             --         4,104
Commitments and contingent
 liabilities (see Note 8) ...............          --            --           --        --             --            --
Partners' capital (deficit) .............    (460,307)     (288,531)      58,959        --        229,572      (460,307)
                                           ----------    ----------     --------    ------     ----------    ----------
Total liabilities and partners' capital
 (deficit) ..............................  $    3,595    $  722,113     $207,935    $   --     $ (135,332)   $  798,311
                                           ==========    ==========     ========    ======     ==========    ==========

                       GRAHAM PACKAGING HOLDINGS COMPANY
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

                       GRAHAM PACKAGING HOLDINGS COMPANY

                     CONDENSED CONSOLIDATING BALANCE SHEET
                           AS OF SEPTEMBER 28, 2003
                                (IN THOUSANDS)


                                              GRAHAM        GRAHAM
                                            PACKAGING     PACKAGING                   GPC
                                             HOLDINGS      COMPANY,       NON-      CAPITAL
                                             COMPANY         L.P.      GUARANTORS   CORP. I   ELIMINATIONS   CONSOLIDATED
                                          ------------- ------------- ------------ --------- -------------- -------------
ASSETS
Current assets:
 Cash and cash equivalents ..............  $       --    $      524     $  6,792    $   --     $       --    $    7,316
 Accounts receivable, net ...............          --        66,769       46,249        --             --       113,018
 Inventories ............................          --        52,804       12,759        --             --        65,563
 Prepaid expenses and other current
   assets ...............................          --         6,263       13,402        --             --        19,665
                                           ----------    ----------     --------    ------     ----------    ----------
Total current assets ....................          --       126,360       79,202        --             --       205,562
Property, plant and equipment, net ......          --       451,234      159,130        --             --       610,364
Goodwill ................................          --         3,939        1,638        --             --         5,577
Net intercompany ........................          --        89,120           --        --        (89,120)           --
Investment in subsidiaries ..............          --        76,585           --        --        (76,585)           --
Other non-current assets ................       3,211        42,905          375        --             --        46,491
                                           ----------    ----------     --------    ------     ----------    ----------
Total assets ............................  $    3,211    $  790,143     $240,345    $   --     $ (165,705)   $  867,994
                                           ==========    ==========     ========    ======     ==========    ==========
LIABILITIES AND PARTNERS'
 CAPITAL (DEFICIT)
Current liabilities:
 Accounts payable and accrued
   expenses .............................  $    3,886    $   84,747     $ 63,233    $   --     $       --    $  151,866
 Current portion of long-term debt.......          --         7,394        1,557        --             --         8,951
                                           ----------    ----------     --------    ------     ----------    ----------
Total current liabilities ...............       3,886        92,141       64,790        --             --       160,817
Long-term debt ..........................     169,000       945,972        3,491        --             --     1,118,463
Other non-current liabilities ...........          --        11,324        8,196        --             --        19,520
Investment in subsidiaries ..............     259,294            --           --        --       (259,294)           --
Net intercompany ........................       6,994            --       82,126        --        (89,120)           --
Minority interest .......................          --            --        5,157        --             --         5,157
Commitments and contingent
 liabilities (see Note 8) ...............          --            --           --        --             --            --
Partners' capital (deficit) .............    (435,963)     (259,294)      76,585        --        182,709      (435,963)
                                           ----------    ----------     --------    ------     ----------    ----------
Total liabilities and partners' capital
 (deficit) ..............................  $    3,211    $  790,143     $240,345    $   --     $ (165,705)   $  867,994
                                           ==========    ==========     ========    ======     ==========    ==========

                       GRAHAM PACKAGING HOLDINGS COMPANY
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

                       GRAHAM PACKAGING HOLDINGS COMPANY

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                 FOR THE THREE MONTHS ENDED SEPTEMBER 29, 2002
                                (IN THOUSANDS)


                                            GRAHAM      GRAHAM
                                          PACKAGING   PACKAGING                  GPC
                                           HOLDINGS    COMPANY,      NON-      CAPITAL
                                           COMPANY       L.P.     GUARANTORS   CORP. I   ELIMINATIONS   CONSOLIDATED
                                         ----------- ----------- ------------ --------- -------------- -------------
Net sales ..............................  $     --    $178,951     $ 48,172    $   --      $     --      $227,123
Cost of goods sold .....................        --     138,480       46,372        --            --       184,852
                                          --------    --------     --------    ------      --------      --------
Gross profit ...........................        --      40,471        1,800        --            --        42,271
Selling, general, and administrative
 expenses ..............................        --      13,311        3,528        --            --        16,839
Impairment charges .....................        --          --        4,266        --            --         4,266
                                          --------    --------     --------    ------      --------      --------
Operating income (loss) ................        --      27,160       (5,994)       --            --        21,166
Interest expense, net ..................     4,397      15,603          253        --            --        20,253
Other (income) expense, net ............        --         (33)         254        --            --           221
Equity in (earnings) loss of
 subsidiaries ..........................    (3,319)      8,271           --        --        (4,952)           --
Minority interest ......................        --          --          392        --            --           392
                                          --------    --------     --------    ------      --------      --------
(Loss) income before income taxes ......    (1,078)      3,319       (6,893)       --         4,952           300
Income tax provision ...................        --          --        1,378        --            --         1,378
                                          --------    --------     --------    ------      --------      --------
Net (loss) income ......................  $ (1,078)   $  3,319     $ (8,271)   $   --      $  4,952      $ (1,078)
                                          ========    ========     ========    ======      ========      ========

                       GRAHAM PACKAGING HOLDINGS COMPANY

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2002
                                (IN THOUSANDS)


                                            GRAHAM      GRAHAM
                                          PACKAGING   PACKAGING                  GPC
                                           HOLDINGS    COMPANY,      NON-      CAPITAL
                                           COMPANY       L.P.     GUARANTORS   CORP. I   ELIMINATIONS   CONSOLIDATED
                                         ----------- ----------- ------------ --------- -------------- -------------
Net sales ..............................  $      --   $544,563    $ 150,468    $   --     $      --       $695,031
Cost of goods sold .....................         --    421,786      141,605        --            --        563,391
                                          ---------   --------    ---------    ------     ---------       --------
Gross profit ...........................         --    122,777        8,863        --            --        131,640
Selling, general, and administrative
 expenses ..............................         --     34,393       11,394        --            --         45,787
Impairment charges .....................         --         --        4,266        --            --          4,266
                                          ---------   --------    ---------    ------     ---------       --------
Operating income (loss) ................         --     88,384       (6,797)       --            --         81,587
Interest expense, net ..................     12,784     47,676        1,471        --            --         61,931
Other (income) expense, net ............         --       (193)         369        --            --            176
Equity in (earnings) loss of
 subsidiaries ..........................    (28,925)    11,976           --        --        16,949             --
Minority interest ......................         --         --        1,047        --            --          1,047
                                          ---------   --------    ---------    ------     ---------       --------
Income (loss) before income taxes ......     16,141     28,925       (9,684)       --       (16,949)        18,433
Income tax provision ...................         --         --        2,292        --            --          2,292
                                          ---------   --------    ---------    ------     ---------       --------
Net income (loss) ......................  $  16,141   $ 28,925    $ (11,976)   $   --     $ (16,949)      $ 16,141
                                          =========   ========    =========    ======     =========       ========

                       GRAHAM PACKAGING HOLDINGS COMPANY
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

                       GRAHAM PACKAGING HOLDINGS COMPANY

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                 FOR THE THREE MONTHS ENDED SEPTEMBER 28, 2003
                                (IN THOUSANDS)

                                            GRAHAM      GRAHAM
                                          PACKAGING   PACKAGING                  GPC
                                           HOLDINGS    COMPANY,      NON-      CAPITAL
                                           COMPANY       L.P.     GUARANTORS   CORP. I   ELIMINATIONS   CONSOLIDATED
                                         ----------- ----------- ------------ --------- -------------- -------------
Net sales ..............................  $     --    $189,171      $54,695    $   --      $     --       $243,866
Cost of goods sold .....................        --     155,426       45,652        --            --        201,078
                                          --------    --------      -------    ------      --------       --------
Gross profit ...........................        --      33,745        9,043        --            --         42,788
Selling, general, and administrative
 expenses ..............................        --      13,883        3,548        --            --         17,431
                                          --------    --------      -------    ------      --------       --------
Operating income .......................        --      19,862        5,495        --            --         25,357
Interest expense, net ..................     4,720      16,526          493        --            --         21,739
Other (income) expense, net ............        --         (85)         330        --            --            245
Equity in earnings of subsidiaries .....    (5,963)     (2,542)          --        --         8,505             --
Minority interest ......................        --          --          338        --            --            338
                                          --------    --------      -------    ------      --------       --------
Income (loss) before income taxes ......     1,243       5,963        4,334        --        (8,505)         3,035
Income tax provision ...................        --          --        1,792        --            --          1,792
                                          --------    --------      -------    ------      --------       --------
Net income (loss) ......................  $  1,243    $  5,963      $ 2,542    $   --      $ (8,505)      $  1,243
                                          ========    ========      =======    ======      ========       ========

                       GRAHAM PACKAGING HOLDINGS COMPANY

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 28, 2003
                                (IN THOUSANDS)


                                            GRAHAM      GRAHAM
                                          PACKAGING   PACKAGING                  GPC
                                           HOLDINGS    COMPANY,      NON-      CAPITAL
                                           COMPANY       L.P.     GUARANTORS   CORP. I   ELIMINATIONS   CONSOLIDATED
                                         ----------- ----------- ------------ --------- -------------- -------------
Net sales ..............................  $      --   $581,774     $155,895    $   --     $      --      $737,669
Cost of goods sold .....................         --    467,527      131,692        --            --       599,219
                                          ---------   --------     --------    ------     ---------      --------
Gross profit ...........................         --    114,247       24,203        --            --       138,450
Selling, general, and administrative
 expenses ..............................         --     36,297       11,974        --            --        48,271
Impairment charges .....................         --        245          364        --            --           609
                                          ---------   --------     --------    ------     ---------      --------
Operating income .......................         --     77,705       11,865        --            --        89,570
Interest expense, net ..................     13,977     59,397        1,029        --            --        74,403
Other (income) expense, net ............         --     (2,563)       1,992        --            --          (571)
Equity in earnings of subsidiaries .....    (23,704)    (2,833)          --        --        26,537            --
Minority interest ......................         --         --        1,053        --            --         1,053
                                          ---------   --------     --------    ------     ---------      --------
Income (loss) before income taxes ......      9,727     23,704        7,791        --       (26,537)       14,685
Income tax provision ...................         --         --        4,958        --            --         4,958
                                          ---------   --------     --------    ------     ---------      --------
Net income (loss) ......................  $   9,727   $ 23,704     $  2,833    $   --     $ (26,537)     $  9,727
                                          =========   ========     ========    ======     =========      ========

                       GRAHAM PACKAGING HOLDINGS COMPANY
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

                       GRAHAM PACKAGING HOLDINGS COMPANY

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2002


                                (IN THOUSANDS)


                                               GRAHAM       GRAHAM
                                             PACKAGING    PACKAGING                   GPC
                                              HOLDINGS     COMPANY,       NON-      CAPITAL
                                              COMPANY        L.P.      GUARANTORS   CORP. I   ELIMINATIONS   CONSOLIDATED
                                            ----------- ------------- ------------ --------- -------------- -------------
Operating activities:
Net cash provided by operating
 activities ...............................    $   --    $   43,432    $   22,803   $   --       $   --      $   66,235
Investing activities:
 Net purchases of property, plant
   and equipment ..........................        --       (50,697)      (19,562)      --           --         (70,259)
 Acquisition of/investment in a
   business ...............................        --        (5,072)        5,072       --           --              --
 Net expenditures for sales of
   businesses .............................        --            --        (4,167)      --           --          (4,167)
                                               ------    ----------    ----------   ------       ------      ----------
Net cash used in investing activities .....        --       (55,769)      (18,657)      --           --         (74,426)
Financing activities:
 Proceeds from issuance of
   long-term debt .........................        --       223,789       167,953       --           --         391,742
 Payment of long-term debt ................        --      (212,757)     (171,298)      --           --        (384,055)
                                               ------    ----------    ----------   ------       ------      ----------
Net cash provided by (used in)
 financing activities .....................        --        11,032        (3,345)      --           --           7,687
Effect of exchange rate changes ...........        --            --           790       --           --             790
                                               ------    ----------    ----------   ------       ------      ----------
(Decrease) increase in cash and cash
 equivalents ..............................        --        (1,305)        1,591       --           --             286
Cash and cash equivalents at
 beginning of period ......................        --         3,732         5,300       --           --           9,032
                                               ------    ----------    ----------   ------       ------      ----------
Cash and cash equivalents at end of
 period ...................................    $   --    $    2,427    $    6,891   $   --       $   --      $    9,318
                                               ======    ==========    ==========   ======       ======      ==========

                       GRAHAM PACKAGING HOLDINGS COMPANY
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

                       GRAHAM PACKAGING HOLDINGS COMPANY

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 28, 2003
                                (IN THOUSANDS)


                                            GRAHAM       GRAHAM
                                          PACKAGING    PACKAGING                   GPC
                                           HOLDINGS     COMPANY,       NON-      CAPITAL
                                           COMPANY        L.P.      GUARANTORS   CORP. I   ELIMINATIONS   CONSOLIDATED
                                         ----------- ------------- ------------ --------- -------------- -------------
Operating activities:
Net cash (used in) provided by
 operating activities ..................  $ (9,084)   $   33,754    $   8,688    $   --       $   --      $   33,358
Investing activities:
 Net purchases of property, plant
   and equipment .......................        --       (55,146)     (14,991)       --           --         (70,137)
 Acquisition of/investment in a
   business ............................     9,084       (13,801)       4,717        --           --              --
 Net (expenditures for) proceeds
   from sale of business ...............        --           (76)         209        --           --             133
                                          --------    ----------    ---------    ------       ------      ----------
Net cash provided by (used in)
 investing activities ..................     9,084       (69,023)     (10,065)       --           --         (70,004)
Financing activities:
 Proceeds from issuance of
   long-term debt ......................        --     1,026,941        5,629        --           --       1,032,570
 Payment of long-term debt .............        --      (972,679)      (3,807)       --           --        (976,486)
 Debt issuance fees ....................        --       (20,250)          --        --           --         (20,250)
                                          --------    ----------    ---------    ------       ------      ----------
Net cash provided by financing
 activities ............................        --        34,012        1,822        --           --          35,834
Effect of exchange rate changes ........        --            --          829        --           --             829
                                          --------    ----------    ---------    ------       ------      ----------
(Decrease) increase in cash and cash
 equivalents ...........................        --        (1,257)       1,274        --           --              17
Cash and cash equivalents at
 beginning of period ...................        --         1,781        5,518        --           --           7,299
                                          --------    ----------    ---------    ------       ------      ----------
Cash and cash equivalents at end of
 period ................................  $     --    $      524    $   6,792    $   --       $   --      $    7,316
                                          ========    ==========    =========    ======       ======      ==========

10. COMPREHENSIVE INCOME (LOSS)

     Comprehensive income (loss) for the three and nine months ended September 29, 2002 and September 28, 2003 was as follows:


                                                 THREE MONTHS ENDED              NINE MONTHS ENDED
                                           ------------------------------- ------------------------------
                                            SEPTEMBER 29,   SEPTEMBER 28,   SEPTEMBER 29,   SEPTEMBER 28,
                                                 2002            2003            2002           2003
                                           --------------- --------------- --------------- --------------
                                                                   (IN THOUSANDS)
   Net (loss) income .....................    $ (1,078)       $  1,243         $16,141        $  9,727
   Changes in fair value of derivatives ..         325             637          4,520           (3,850)
   Elimination of cash flow hedge
     accounting for certain instruments...          --              --             --            4,783
   Additional minimum pension
     liability ...........................          29               3               (6)           237
   Cumulative translation adjustment .....      (4,616)         (1,002)         4,666           13,563
                                              --------        --------         --------       --------
   Comprehensive income (loss) ...........    $ (5,340)       $    881         $25,321        $ 24,460
                                              ========        ========         ========       ========

                       GRAHAM PACKAGING HOLDINGS COMPANY
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

11. SEGMENT INFORMATION

     The Company is organized and managed on a geographical basis in three operating segments: North America (which includes the United States, Canada and Mexico), Europe and South America. Segment information for the three and nine months ended September 29, 2002 and September 28, 2003, representing the reportable segments currently utilized by the chief operating decision maker, was as follows:


Net sales (c)                    Three months ended September 29, 2002
                                 Three months ended September 28, 2003
                                 Nine months ended September 29, 2002
                                 Nine months ended September 28, 2003

Operating income                 Three months ended September 29, 2002
    (loss) (d)                   Three months ended September 28, 2003
                                 Nine months ended September 29, 2002
                                 Nine months ended September 28, 2003

Depreciation and                 Three months ended September 29, 2002
 amortization (e)                Three months ended September 28, 2003
                                 Nine months ended September 29, 2002
                                 Nine months ended September 28, 2003

Impairment charges               Three months ended September 29, 2002
                                 Three months ended September 28, 2003
                                 Nine months ended September 29, 2002
                                 Nine months ended September 28, 2003

Interest expense, net (e)        Three months ended September 29, 2002
                                 Three months ended September 28, 2003
                                 Nine months ended September 29, 2002
                                 Nine months ended September 28, 2003

Income tax provision             Three months ended September 29, 2002
 (benefit)                       Three months ended September 28, 2003
                                 Nine months ended September 29, 2002
                                 Nine months ended September 28, 2003

Identifiable assets (c)          As of December 31, 2002
                                 As of September 28, 2003

Goodwill                         As of December 31, 2002
                                 As of September 28, 2003

Capital expenditures,            Nine months ended September 29, 2002
 excluding acquisitions          Nine months ended September 28, 2003


                                    NORTH                 SOUTH
                                   AMERICA     EUROPE    AMERICA   ELIMINATIONS     TOTAL
                                 ----------- ---------- --------- -------------- -----------
                                                 (A)                    (B)
                                                       (IN THOUSANDS)
Net sales (c)                     $187,746    $ 33,754   $ 5,623                  $227,123
                                   200,372      36,349     7,145                   243,866
                                   570,661     106,787    17,583                   695,031
                                   611,103     108,369    18,197                   737,669
Operating income                    26,981      (6,452)      637                    21,166
    (loss) (d)                      21,548       3,064       745                    25,357
                                    87,578      (7,885)    1,894                    81,587
                                    79,837       8,201     1,532                    89,570
Depreciation and                    16,771       5,611       366                    22,748
 amortization (e)                   18,399         287       401                    19,087
                                    49,779       8,871     1,355                    60,005
                                    58,090       3,264     1,152                    62,506
Impairment charges                      --       4,266        --                     4,266
                                        --          --        --                        --
                                        --       4,266        --                     4,266
                                       245         364        --                       609
Interest expense, net (e)           20,031         108       114                    20,253
                                    21,499         170        70                    21,739
                                    60,576       1,092       263                    61,931
                                    73,633         519       251                    74,403
Income tax provision                    11       1,140       227                     1,378
 (benefit)                               2       1,556       234                     1,792
                                      (375)      2,044       623                     2,292
                                       153       4,262       543                     4,958
Identifiable assets (c)            910,731     153,834    18,463     (284,717)     798,311
                                   970,121     169,037    26,499     (297,663)     867,994
Goodwill                             3,515       1,333       718                     5,566
                                     3,515       1,298       764                     5,577
Capital expenditures,               63,616       5,366     1,304          (27)      70,259
 excluding acquisitions             60,413       4,481     5,265          (22)      70,137

----------
(a) On March 28, 2002, the Company completed the sale of certain assets and liabilities of its Italian operations. During the 2nd quarter of 2002, the Company closed its plant in the United Kingdom. On July 31, 2002, the Company disposed of its operation in Blyes, France. On March 31, 2003, the Company completed the sale of certain assets and liabilities of its German operations. During the 2nd quarter of 2003, the Company closed its plant in Noeux les Mines, France.

(b) To eliminate intercompany balances, which include investments in the operating segments and inter-segment receivables and payables.

                       GRAHAM PACKAGING HOLDINGS COMPANY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONCLUDED)


(c) The Company's net sales for Europe include sales in France which totaled approximately $17.5 million and $18.7 million for the three months ended September 29, 2002 and September 28, 2003, respectively, and $57.0 million and $58.1 million for the nine months ended September 29, 2002 and September 28, 2003, respectively. Identifiable assets in France totaled approximately $93.6 million and $96.1 million as of December 31, 2002 and September 28, 2003, respectively.

(d) In the fourth quarter of 2002 the Company changed its measurement method used to determine reported segment profit or loss by allocating certain selling, general and administrative costs incurred in North America to Europe and South America. The effect in the three months ended September 28, 2003 was an increase in operating income for North America of $0.5 million and decreases of $0.4 million and $0.1 million for Europe and South America, respectively, and the effect in the nine months ended September 28, 2003 was an increase in operating income for North America of $1.5 million and decreases of $1.2 million and $0.3 million for Europe and South America, respectively.

(e)  Includes amortization of debt issuance fees.

Product Net Sales Information

     The following is supplemental information on net sales by product category:

                                           THREE MONTHS ENDED              NINE MONTHS ENDED
                                     ------------------------------- ------------------------------
                                      SEPTEMBER 29,   SEPTEMBER 28,   SEPTEMBER 29,   SEPTEMBER 28,
                                           2002            2003            2002           2003
                                     --------------- --------------- --------------- --------------
                                                             (IN THOUSANDS)
   Food and Beverage ...............     $128,474        $142,421        $397,874       $432,447
   Household and Personal Care .....       47,319          47,034         143,094        142,487
   Automotive Lubricants ...........       51,330          54,411         154,063        162,735
                                         --------        --------        --------       --------
   Total Net Sales .................     $227,123        $243,866        $695,031       $737,669
                                         ========        ========        ========       ========

12. SUBSEQUENT EVENT

     On September 29, 2003 the Company sold its vacant building located in Burlington, Ontario, Canada, and as a result expects to realize a gain on the sale of approximately $3.0 million.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS




                                                  PAGE
                                               ---------
Prospectus Summary .........................        1

Risk Factors ...............................       13

Cautionary Notice Regarding
   Forward-Looking Statements ..............       19

Organizational Structure ...................       20

Use of Proceeds ............................       22

Capitalization .............................       23

Selected Financial Data ....................       24

Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ..............................       26

Business ...................................       43

Management .................................       56

Related Party Transactions .................       63

The Exchange Offer .........................       66

Description of the Notes ...................       76

Description of Other Indebtedness ..........      109

Security Ownership .........................      112

Material United States Federal Income
   Tax Consequences ........................      113

Certain ERISA Considerations ...............      117

Plan of Distribution .......................      119

Legal Matters ..............................      120

Experts ....................................      120

Additional Information .....................      120

Index to Financial Statements ..............      F-1

       UNTIL JANUARY 26, 2004 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


        --------------------------------------------------------------
                                   PROSPECTUS
        --------------------------------------------------------------
                                  $100,000,000



                               GRAHAM PACKAGING
                                 COMPANY, L.P.
                              GPC CAPITAL CORP. I



                        OFFER TO EXCHANGE ALL OUTSTANDING
                           8 3/4% SENIOR SUBORDINATED
                               NOTES DUE 2008 FOR
                             8 3/4% SERIES B SENIOR
                          SUBORDINATED NOTES DUE 2008,
                        WHICH HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933



                               December 17, 2003

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